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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Commonwealth Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and Fee Rate Advisory #8
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.10 per share
	(2)	Aggregate number of securities to which transaction applies: 11,234,192 shares, including outstanding stock options and earn-out shares
(3)	Per unit price or other underlying value of transaction computed pursuant to Fee Rate Advisory #8 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        $46.50, the per share merger consideration

	(4)	Proposed maximum aggregate value of transaction: $522,389,928
	(5)	Total fee paid: $48,060
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

COMMONWEALTH BANCORP, INC.
Commonwealth Bank Plaza
2 West Lafayette Street
Norristown, Pennsylvania 19401
(610) 313-1600

November    , 2002

Dear fellow stockholders:

        You are cordially invited to attend a special meeting of stockholders of Commonwealth Bancorp, Inc. to be held at 9:00 a.m., local time, on December    , 2002 at the                        ,            , Pennsylvania. At the special meeting you will be asked to consider and vote upon a proposal to approve and adopt an agreement and plan of merger pursuant to which Commonwealth will be acquired by Citizens Bank of Pennsylvania, a wholly-owned subsidiary of Citizens Financial Group, Inc.

        If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Commonwealth common stock (other than certain shares held by Citizens or Commonwealth) will be converted into the right to receive $46.50 in cash, without interest.

        The merger cannot be completed unless the stockholders of Commonwealth approve and adopt the merger agreement and the parties receive all required regulatory approvals, among other customary conditions.

        Based on our reasons for the merger described herein, including the fairness opinion issued by our financial advisor, Keefe, Bruyette & Woods, Inc., our board of directors believes that the merger agreement is fair to you and in your best interests. Accordingly our board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

        The accompanying document gives you detailed information about the special meeting, the merger, the merger agreement and related matters. We urge you to read this entire document carefully, including the attached merger agreement.

        It is very important that your shares be voted at the special meeting, regardless whether you plan to attend the meeting in person. To ensure that your shares are represented on this very important matter, please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet in the manner described herein.

        Thank you for your cooperation and your continued support of Commonwealth.

                      Sincerely,

                      Patrick J. Ward
                      President and Chief Executive Officer

COMMONWEALTH BANCORP, INC.
Commonwealth Bank Plaza
2 West Lafayette Street
Norristown, Pennsylvania 19401
(610) 313-1600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on December    , 2002

To the stockholders of Commonwealth Bancorp, Inc.:

        We will hold a special meeting of stockholders of Commonwealth Bancorp, Inc. at 9:00 a.m., local time, on            , December    , 2002, at                         ,                         , Pennsylvania, for the following purposes:

  •
  to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of September 30, 2002, among Commonwealth Bancorp, Inc., Citizens Financial Group, Inc. and Citizens Bank of Pennsylvania, pursuant to which, among other things, (i) a newly-formed subsidiary of Citizens Bank of Pennsylvania will merge with and into Commonwealth and (ii) upon consummation of the merger, each outstanding share of Commonwealth common stock (other than certain shares held by Commonwealth or Citizens) will be converted into the right to receive $46.50 in cash, without interest, and

  •
  to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        We have fixed the close of business on                , 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of Commonwealth common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. The affirmative vote of a majority of the votes cast by holders of Commonwealth common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

        Our board of directors has determined that the merger agreement is fair to and in the best interests of Commonwealth's stockholders and unanimously recommends that stockholders vote "FOR" approval and adoption of the merger agreement.

                      By Order of the Board of Directors

                      Charles H. Meacham
                      Chairman of the Board and Secretary

Norristown, Pennsylvania
November    , 2002

IMPORTANT

        Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope, or vote by Internet in the manner described herein. If you are a record stockholder and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the special meeting.

Page
SUMMARY	1
THE SPECIAL MEETING	7
Time, Date and Place	7
Matter to be Considered	7
Shares Outstanding and Entitled to Vote; Record Date	7
How to Vote Your Shares	7
Vote Required	8
Solicitation of Proxies	9
THE MERGER	10
The Parties	10
Acquisition Structure	11
Merger Consideration	11
Effective Time of the Merger	11
Background of the Merger	11
Recommendation of the Commonwealth Board of Directors and Reasons for the Merger	13
Opinion of Commonwealth's Financial Advisor	14
Treatment of Stock Options and Restricted Stock	20
Surrender of Stock Certificates; Payment for Shares	20
Financing the Transaction	20
Board of Directors' Covenant to Recommend the Merger Agreement	21
No Solicitation	21
Conditions to the Merger	22
Representations and Warranties of Commonwealth and Citizens	23
Conduct Pending the Merger	24
Extension, Waiver and Amendment of the Merger Agreement	28
Termination of the Merger Agreement	28
Termination Fee	29
Expenses	29
Interests of Certain Persons in the Merger	30
Employee Benefits Matters	33
Regulatory Approvals	35
Certain Federal Income Tax Consequences	37
Accounting Treatment	38
Stockholder Agreements	38
No Dissenters' Rights	38
MARKET FOR COMMON STOCK AND DIVIDENDS	39
CERTAIN BENEFICIAL OWNERS OF COMMONWEALTH COMMON STOCK	40
STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING	42
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	43
WHERE YOU CAN FIND MORE INFORMATION	43
Annex A Agreement and Plan of Merger, dated as of September 30, 2002, among Commonwealth Bancorp, Inc., Citizens Financial Group, Inc. and Citizens Bank of Pennsylvania	A-1
Annex B Fairness Opinion of Keefe, Bruyette & Woods, Inc.	B-1

i

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, a copy of which is included as Annex A to this document, and the other documents to which we have referred you. You may obtain copies of all publicly filed reports and other information from the sources listed under the section "Where You Can Find More Information," beginning on page 43. Page references are included in this summary to direct you to a more complete description of the topics.

        Throughout this document, "Commonwealth," "we" and "our" refers to Commonwealth Bancorp, Inc., "Commonwealth Bank" refers to our wholly-owned banking subsidiary, Commonwealth Bank, "Citizens" refers to Citizens Financial Group, Inc. and, unless the context otherwise requires, Citizens Bank of Pennsylvania, a wholly-owned banking subsidiary of Citizens, which we refer to herein as "Citizens Bank." Also, we refer to the merger between a newly-formed subsidiary of Citizens Bank and Commonwealth as the "merger," the merger between Commonwealth Bank and Citizens Bank as the "bank merger" and the agreement and plan of merger, dated as of September 30, 2002, among Commonwealth, Citizens and Citizens Bank as the "merger agreement."

        This proxy statement is first being mailed to stockholders of Commonwealth on or about November     , 2002.

The Parties (Page 10)

  •
  Commonwealth is a Pennsylvania corporation that was organized in 1995 to be a holding company for Commonwealth Bank, a Pennsylvania-chartered savings bank. Commonwealth Bank conducts business from its executive offices in Norristown, Pennsylvania and 61 banking offices located throughout Southeast Pennsylvania. Commonwealth Bank offers a wide variety of retail and commercial banking services, including residential mortgage, consumer and commercial loans, and a wide variety of retail deposit products. At September 30, 2002, Commonwealth had consolidated assets of $1.8 billion and stockholders' equity of $149.4 million. The executive offices of Commonwealth are located at Commonwealth Bank Plaza, 2 West Lafayette Street, Norristown, Pennsylvania 19401, and its telephone number for that location is (610) 313-1600.

  •
  Citizens is a registered bank holding company headquartered in Rhode Island and organized under the laws of Delaware. Through its banking subsidiaries Citizens offers a wide range of retail and commercial banking services, including residential and commercial mortgage lending and construction loans, commercial loan and leasing services and retail investment services. Citizens' banking subsidiaries currently maintain over 750 banking offices in Rhode Island, Massachusetts, Connecticut, Delaware, New Hampshire, New Jersey and Pennsylvania. At September 30, 2002, Citizens had consolidated assets of $58.2 billion and stockholder's equity of $6.4 billion. Citizens is a wholly-owned subsidiary of RBSG International Holdings Ltd., which in turn is a direct wholly-owned subsidiary of The Royal Bank of Scotland plc, a public limited holding company incorporated in Great Britain and registered in Scotland and the fifth largest banking organization in the world. Citizens' principal executive offices are located at One Citizens Plaza, Providence, Rhode Island 02903, and its telephone number for that location is (401) 456-7800.

  •
  Citizens Bank is a Pennsylvania-chartered savings bank and a wholly-owned subsidiary of Citizens. At September 30, 2002, Citizens Bank had consolidated assets of $19.0 billion and stockholder's equity of $3.2 billion. Citizens Bank's principal executive offices are located at 2001 Market Street, Suite 600, Philadelphia, Pennsylvania 19103, and its telephone number for that location is (267) 671-1121.

Commonwealth Stockholders Will Receive $46.50 in Cash for Each Share of Commonwealth Common Stock (Page 11)

        Citizens and Commonwealth propose a transaction in which Commonwealth will become a wholly-owned subsidiary of Citizens Bank by virtue of the merger of a newly-formed subsidiary of Citizens Bank with and into Commonwealth. If the acquisition of Commonwealth by Citizens is completed, you will have the right to receive $46.50 in cash, without interest, for each share of Commonwealth common stock that you own as of the effective time of the merger. Immediately after the merger, Commonwealth Bank will be merged with and into Citizens Bank. You will need to surrender your Commonwealth stock certificates to receive the cash merger consideration, but you should not send us any certificates now. If the merger is completed, an exchange agent appointed by Citizens will send you detailed instructions on how to exchange your shares.

The Merger Will Be Taxable For Commonwealth Stockholders (Page 37)

        For federal income tax purposes, the merger will be treated as the sale to Citizens of all of the shares of Commonwealth common stock. You will recognize taxable gain or loss equal to the difference between the cash payment (i.e., $46.50 per share) that you receive for your shares of Commonwealth common stock and your adjusted tax basis in your shares that you exchange for that payment. The gain or loss will be either long-term capital gain or short-term capital gain depending on the length of time you have held your shares of Commonwealth common stock.

        Tax matters are complicated, and the tax consequences of the merger may vary among stockholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Outstanding Commonwealth Stock Options Will Be Cancelled for Their Cash Value to the Extent They Are Not Exercised Prior to the Merger (Page 20)

        At the effective time of the merger, each outstanding and unexercised option to purchase shares of Commonwealth common stock issued under a Commonwealth stock option plan, whether or not then vested and exercisable, will be terminated and each holder will be entitled to receive in consideration for such option a cash payment from Commonwealth at the closing of the merger in an amount equal to the difference between $46.50 and the per share exercise price of the option, multiplied by the number of shares covered by the option, less any required tax withholdings.

We Have Received an Opinion From Our Financial Advisor That the Cash Merger Consideration Is Fair To Commonwealth's Stockholders from a Financial Point Of View (Page 14)

        Among other factors considered in deciding to approve the merger agreement, the Commonwealth board of directors received the written opinion of our financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, that, as of September 28, 2002 (the date on which the Commonwealth board of directors approved the merger agreement), the $46.50 cash merger consideration is fair to the holders of Commonwealth common stock from a financial point of view. [This opinion was subsequently updated as of the date of this document.] The opinion [dated as of the date of this document] is included as Annex B to this proxy statement. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion. KBW's opinion is directed to the Commonwealth board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger, including how to vote.

The Special Meeting (Page 7)

        The special meeting will be held at 9:00 a.m., local time, on            , December    , 2002, at                        , which is located at                         ,            , Pennsylvania. At the special meeting, you will be asked to approve and adopt the merger agreement and to act on any other matters that may properly come before the special meeting.

Record Date; Vote Required (Page 7)

        You can vote at the special meeting if you owned shares of Commonwealth common stock as of the close of business on                , 2002. On that date, there were                        shares of Commonwealth common stock outstanding. You will have one vote at the special meeting for each share of Commonwealth common stock that you owned of record on that date.

        The affirmative vote of a majority of the votes cast by holders of Commonwealth common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

        The directors and certain executive officers of Commonwealth have agreed with Citizens Bank to vote their shares of Commonwealth common stock in favor of the merger and the merger agreement. These individuals own in the aggregate approximately    % of the outstanding shares of Commonwealth common stock (exclusive of unexercised stock options).

Our Board of Directors Unanimously Recommends Approval and Adoption of the Merger Agreement by Commonwealth Stockholders (Page 13)

        Based on the reasons described elsewhere in this document, Commonwealth's board of directors believes that the merger agreement is fair to and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

Commonwealth and Citizens Must Meet Several Conditions to Complete the Merger (Page 22)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  stockholders of Commonwealth must approve the merger agreement in accordance with applicable law;

  •
  Citizens and Commonwealth must receive all required regulatory approvals to complete the transactions contemplated by the merger agreement, and any waiting periods required by law must have passed;

  •
  there must be no injunction, order, decree or law preventing or materially restricting the completion of the transactions contemplated by the merger agreement;

  •
  the representations and warranties of each of Citizens and Commonwealth in the merger agreement that are qualified as to materiality must be true and correct and any such representations and warranties that are not so qualified must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger;

  •
  Citizens and Commonwealth must have performed in all material respects their respective obligations required to be performed under the merger agreement at or prior to the closing of the merger;

  •
  no change in the business, assets, financial condition or results of operations of Commonwealth or any of its subsidiaries shall have occurred which has had, or is reasonably likely to have,

    individually or in the aggregate, a material adverse effect on Commonwealth and its subsidiaries taken as a whole;

  •
  the consent, approval or waiver of each person (other than required regulatory approvals) whose consent or approval shall be required in order to permit the lawful completion of the transactions contemplated by the merger agreement shall have been obtained, other than such consents or approvals the failure of which to obtain would not have a material adverse effect, as defined in the merger agreement, on Citizens Bank after the effective time of the merger; and

  •
  an acknowledgement of cancellation of the options to purchase shares of Commonwealth common stock to be cancelled pursuant to the merger agreement and receipt of the payment to be made by Commonwealth upon such cancellation shall have been executed and delivered by the holders of at least 95% of such options.

        Unless prohibited by law, either Citizens or Commonwealth could elect to waive any of the conditions for its benefit that have not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived where permissible, or that the merger will be completed.

The Parties Need to Obtain Various Regulatory Approvals In Order to Complete the Merger and the Bank Merger (Page 35)

        To complete the merger and the bank merger, the parties and their affiliates need to obtain the consent or approval of, give notice to or obtain a waiver from various regulatory authorities, including the Federal Reserve Board, the Federal Deposit Insurance Corporation, Pennsylvania and Massachusetts bank regulatory authorities and certain foreign regulatory authorities. The U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. Citizens and Commonwealth have filed, or in one case are preparing to file, all necessary applications, notices and requests for waiver with applicable regulatory authorities. Citizens and Commonwealth cannot predict, however, whether or when all required regulatory approvals, consents or waivers will be obtained.

The Merger Agreement May Be Terminated By the Parties (Page 28)

        The merger agreement may be terminated at any time (even after approval of the merger by the Commonwealth stockholders) as follows:

  •
  by mutual consent of the parties;

  •
  by Citizens or Commonwealth if any required regulatory approval for the completion of the transactions contemplated by the merger agreement is not obtained, or if any governmental authority has issued a final order prohibiting the transactions;

  •
  by Citizens or Commonwealth if the merger is not completed by June 30, 2003, unless the failure to complete the merger by that date is due to the failure by the party seeking the termination of the merger agreement to perform its obligations under the merger agreement;

  •
  by Citizens or Commonwealth if the other party materially breaches any of its representations, warranties, covenants or agreements under the merger agreement and the breach has not been cured within 30 days of written notice of the breach, provided that the terminating party is not then in material breach of the merger agreement;

  •
  by Citizens or Commonwealth if the stockholders of Commonwealth do not approve the merger agreement; or

  •
  by Citizens, if the board of directors of Commonwealth does not publicly recommend to its stockholders that the merger agreement be approved, or later withdraws or modifies its recommendation in a manner materially adverse to Citizens.

Commonwealth Is Obligated To Pay Citizens a Termination Fee Under Certain Circumstances (Page 29)

        As a material inducement to Citizens to enter into the merger agreement, Commonwealth agreed to pay Citizens a termination fee of $17.5 million if:

  •
  Citizens terminates the merger agreement because the board of directors of Commonwealth does not publicly recommend to its stockholders that the merger agreement be approved, or later withdraws or modifies its recommendation in a manner which is materially adverse to Citizens;

  •
  Citizens or Commonwealth terminates the merger agreement because the stockholders of Commonwealth do not approve the merger agreement and the board of directors of Commonwealth has not publicly recommended that the stockholders vote in favor of approval of the merger agreement or has withdrawn, modified or amended its recommendation in a manner which is adverse to Citizens; or

  •
  Citizens or Commonwealth terminates the merger agreement because the stockholders of Commonwealth do not approve the merger agreement and both (i) within 12 months of the termination, Commonwealth enters into an agreement to engage in or there has otherwise occurred another acquisition transaction (as defined in the merger agreement) with any person (other than Citizens or its affiliates) and (ii) at the time of the termination or event giving rise to the termination, it shall have been publicly announced that any person (other than Citizens or its affiliates) shall have made, or disclosed an intention to make, a bona fide offer to engage in an acquisition transaction, or filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act of 1956 or the Change in Bank Control Act of 1978, for approval to engage in an acquisition transaction.

Certain Directors and Officers of Commonwealth Have Interests in the Merger Which Differ From Your Interests as a Commonwealth Stockholder (Page 30)

        Some of the directors and executive officers of Commonwealth have agreements, stock options and other benefit plans or arrangements that provide them with interests in the merger that are different from, or in addition to, your interests. These interests arise from the merger agreement and because of rights under benefits and compensation plans or arrangements maintained by Commonwealth or Commonwealth Bank and, in the case of the executive officers, under employment or special termination agreements, and include the following:

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  the payment of cash amounts to five executive officers of Commonwealth (which in the aggregate amounts to $3.7 million) in connection with the termination of their employment by Commonwealth upon consummation of the merger;

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  the vesting of all unvested stock options and shares of restricted stock granted under Commonwealth's equity compensation plans upon consummation of the merger;

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  the allocation under the Commonwealth Bank ESOP of any surplus shares of Commonwealth common stock to participating Commonwealth executive officers following termination of the ESOP and the complete repayment of the outstanding ESOP loan balance upon consummation of the merger;

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  benefits payable to Patrick J. Ward, president and chief executive officer of Commonwealth, pursuant to an excess benefit plan and a supplemental retirement plan maintained by Commonwealth;

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  Citizens' agreement to provide indemnification arrangements for, among others, directors and executive officers of Commonwealth and to maintain directors' and officers' indemnification insurance for such persons for a period of six years following the merger; and

  •
  Citizens' agreement to propose, in consultation with Commonwealth, a retention bonus plan for employees of Commonwealth which is intended to help retain key employees, which may include executive officers, through the merger.

        The board of directors of Commonwealth was aware of these factors and considered them in approving the merger and the merger agreement.

Commonwealth Stockholders Do Not Have Dissenters' Rights In Connection With the Merger (Page 38)

        In accordance with Pennsylvania law, holders of Commonwealth common stock do not have dissenters' or appraisal rights in connection with the merger.

THE SPECIAL MEETING

Time, Date and Place

        A special meeting of stockholders of Commonwealth will be held at 9:00 a.m., local time, on            , December     , 2002 at                         ,                         , Pennsylvania.

Matter to be Considered

        The purpose of the special meeting is to consider and approve and adopt the merger agreement and to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. At this time, the Commonwealth board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on                , 2002 has been fixed by Commonwealth as the record date for the determination of holders of Commonwealth common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were             shares of Commonwealth common stock outstanding and entitled to vote. Each share of Commonwealth common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

How to Vote Your Shares

        Stockholders of record may vote via the Internet, by mail or by attending the special meeting and voting in person.

  •
  Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

  •
  Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

        Any stockholder executing a proxy may revoke it at any time before it is voted by:

  •
  delivering to the secretary of Commonwealth prior to the special meeting a written notice of revocation addressed to Charles H. Meacham, Chairman of the Board and Corporate Secretary, Commonwealth Bancorp, Inc., Commonwealth Bank Plaza, 2 West Lafayette Street, Norristown, Pennsylvania 19401;

  •
  delivering to Commonwealth prior to the special meeting a properly executed proxy with a later date; or

  •
  attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Commonwealth (and not revoked) by a holder of Commonwealth common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval and adoption of the merger agreement.

        At this time, the Commonwealth board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the special meeting to permit additional solicitation of proxies in favor of approval and adoption of the merger agreement, but no proxy voted against the merger agreement will be voted in favor of any such adjournment or postponement.

Vote Required

        A quorum, consisting of the holders of a majority of the issued and outstanding shares of Commonwealth common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

        The affirmative vote of a majority of the votes cast by all holders of Commonwealth common stock entitled to vote at the special meeting, in person or by proxy, is necessary to approve and adopt the merger agreement on behalf of Commonwealth.

        Commonwealth intends to count shares of Commonwealth common stock present in person at the special meeting but not voting, and shares of Commonwealth common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining whether a quorum exists. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by all holders of Commonwealth common stock entitled to vote at the special meeting, such nonvoting shares and abstentions will not be counted in determining whether or not the required number of shares have been voted to approve and adopt the merger agreement. In addition, under applicable rules, brokers who hold shares of Commonwealth common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger agreement without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Commonwealth common stock to their broker will have the effect of the shares not being voted and will not be counted as a vote for or against the merger agreement. Such "broker non-votes," if any, will be counted as a present for determining the presence or absence of a quorum for the transaction of business at the special meeting or any adjournment or postponement thereof.

        The directors and executive officers of Commonwealth and their respective affiliates collectively owned approximately    % of the outstanding shares of Commonwealth common stock as of the record date for the special meeting. The directors and certain executive officers of Commonwealth have entered into stockholder agreements with Citizens Bank pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. These individuals own in the aggregate approximately    % of the outstanding shares of Commonwealth common stock (exclusive of unexercised stock options). See "Certain Beneficial Owners of Commonwealth Common Stock," beginning on page 40 and "The Merger—Stockholder Agreements" on page 38.

        As of the close of business on the record date for the special meeting, neither Citizens nor, to the knowledge of Citizens, any of its directors and executive officers, beneficially owned any shares of Commonwealth common stock.

Solicitation of Proxies

        Commonwealth will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Commonwealth and its subsidiaries may solicit proxies from stockholders of Commonwealth in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement by Commonwealth for their actual expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Commonwealth common stock held of record by such persons, and Commonwealth will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

        Commonwealth has retained                        , a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $            , plus reimbursement for reasonable out-of-pocket expenses.

THE MERGER

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement attached as Annex A. You are urged to carefully read the merger agreement and the other annexes in their entirety.

The Parties

        Set forth below is a brief description of the parties to the merger agreement.

  •
  Commonwealth is a Pennsylvania corporation that was organized in 1995 to be a holding company for Commonwealth Bank, a Pennsylvania- chartered savings bank. Commonwealth Bank conducts business from its executive offices in Norristown, Pennsylvania and 61 banking offices located throughout Southeast Pennsylvania. Commonwealth Bank offers a wide variety of retail and commercial banking services, including residential mortgage, consumer and commercial loans, and a wide variety of retail deposit products. At September 30, 2002, Commonwealth had consolidated assets of $1.8 billion and stockholders' equity of $149.4 million. The executive offices of Commonwealth are located at Commonwealth Bank Plaza, 2 West Lafayette Street, Norristown, Pennsylvania 19401, and its telephone number for that location is (610) 313-1600.

  •
  Citizens is a registered bank holding company headquartered in Rhode Island and organized under the laws of Delaware. Through its banking subsidiaries Citizens offers a wide range of retail and commercial banking services, including residential and commercial mortgage lending and construction loans, commercial loan and leasing services and retail investment services. Citizens' banking subsidiaries currently maintain over 750 banking offices in Rhode Island, Massachusetts, Connecticut, Delaware, New Hampshire, New Jersey and Pennsylvania. At September 30, 2002, Citizens had consolidated assets of $58.2 billion and stockholder's equity of $6.4 billion. Citizens is a wholly-owned subsidiary of RBSG International Holdings Ltd., which in turn is a direct wholly-owned subsidiary of The Royal Bank of Scotland plc, a public limited holding company incorporated in Great Britain and registered in Scotland and the fifth largest banking organization in the world. Citizens' principal executive offices are located at One Citizens Plaza, Providence, Rhode Island 02903, and its telephone number for that location is (401) 456-7800.

  •
  Citizens Bank is a Pennsylvania-chartered savings bank and a wholly-owned subsidiary of Citizens. At September 30, 2002, Citizens Bank had consolidated assets of $19.0 billion and stockholder's equity of $3.2 billion. Citizens Bank's principal executive offices are located at 2001 Market Street, Suite 600, Philadelphia, Pennsylvania 19103, and its telephone number for that location is (267) 671-1121.

        Under the merger agreement, Citizens Bank is the buyer and, with the exception of certain representations and warranties by Citizens, it and not Citizens has made various representations and warranties, covenants and other agreements. Pursuant to the merger agreement, however, Citizens has agreed to cause Citizens Bank to perform all of its obligations under the merger agreement and Citizens and Citizens Bank are jointly and severally obligated and liable for all of the agreements and obligations of Citizens Bank under the merger agreement. As a result, for ease of reference the term "Citizens" in this document refers to both Citizens and Citizens Bank, unless the context otherwise requires.

Acquisition Structure

        Subject to the terms and conditions set forth in the Agreement, a newly-formed subsidiary of Citizens Bank will be merged with and into Commonwealth. Promptly following consummation of the Merger, Commonwealth Bank will be merged with and into Citizens Bank.

Merger Consideration

        At the effective time of the merger, each share of Commonwealth common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Commonwealth or Citizens) will be cancelled and converted automatically into the right to receive from Citizens an amount equal to $46.50 in cash, without interest.

        After the completion of the merger, holders of certificates that prior to the merger represented issued and outstanding shares of Commonwealth common stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration. After the completion of the merger, holders of shares of Commonwealth common stock will have no continuing equity interest in Commonwealth or Citizens and, therefore, will not share in future earnings, dividends or growth of Commonwealth or Citizens.

Effective Time of the Merger

        The merger will become effective when articles of merger, executed in accordance with the relevant provisions of the Pennsylvania Business Corporation Law, are filed with the Secretary of State of the Commonwealth of Pennsylvania (or such later time as may be set forth in the articles of merger by the parties), which will not be done unless and until all conditions to the obligations of the parties to consummate the merger are satisfied or waived where permissible. See "—Conditions to the Merger," beginning on page 22. Although no assurance can be given in this regard, it is anticipated that the merger will become effective early in the first quarter of 2003.

Background of the Merger

        From time to time over the past several years, Commonwealth's management and board of directors have regularly considered various strategic alternatives as part of their continuing efforts to enhance Commonwealth's community banking franchise and to maximize stockholder value. These strategic alternatives have included continuing as an independent institution, acquiring branch offices and other community banks and entering into a strategic merger with similarly-sized or larger institutions. The board also has sought to enhance stockholder value through increased cash dividends and share repurchase programs.

        In March 2002, Mr. Lawrence K. Fish, chairman, president and chief executive officer of Citizens, contacted Mr. Patrick J. Ward, president and chief executive officer of Commonwealth, to introduce himself and to invite Mr. Ward to meet later in the month when he was in Philadelphia. The meeting on March 13, 2002 between Messrs. Fish and Ward was a general introductory one which focused on the banking industry in general and the Philadelphia market in particular. During the meeting, Mr. Fish advised Mr. Ward that Citizens was interested in expanding its presence in the Philadelphia market and indicated that Citizens would be an interested buyer should Commonwealth ever decide to sell. Mr. Ward advised Mr. Fish that Commonwealth was pursuing a strategy of building its franchise and completing its transition to a full-service bank.

        Mr. Fish contacted Mr. Ward by telephone in early June 2002 and suggested that they meet for coffee the following week when he was in Philadelphia. During this meeting, which occurred on June 6, 2002, Mr. Fish again indicated to Mr. Ward Citizens' desire to expand its presence in the Philadelphia market. Mr. Fish advised Mr. Ward that Citizens would be very interested in acquiring Commonwealth and indicated that it was prepared to pay a financially attractive price in an all-cash transaction. Mr. Fish reiterated that Citizens intended to expand its presence in the Philadelphia market through an acquisition within the next three to six months and was hopeful Commonwealth would take that into consideration.

        On June 18, 2002, the board of directors of Commonwealth met with representatives of KBW to review the general state of the market and the strategic alternatives available to Commonwealth. This meeting, which had been scheduled before the June 6, 2002 meeting between Messrs. Fish and Ward, focused on acquisition possibilities for Commonwealth. No discussion of Citizens' interest in Commonwealth occurred while representatives of KBW were present; however, Mr. Ward briefed the board on his recent meeting with Mr. Fish after representatives of KBW left the meeting. Based on Mr. Fish's indication that Citizens was prepared to offer a financially attractive price for Commonwealth, the board authorized Mr. Ward and KBW to contact Citizens and obtain an indication of what Citizens would be willing to pay for Commonwealth. Mr. Ward and KBW subsequently contacted Mr. Fish and were advised that Mr. Fish was preparing to leave the country and that he preferred to respond to Mr. Ward personally upon his return.

        Mr. Fish contacted Mr. Ward in early August 2002 and they agreed to meet for dinner on August 13, 2002 in Philadelphia, Pennsylvania. Mr. Fish advised Mr. Ward that Citizens was prepared to offer between $42.00 and $44.00 per share in cash, subject to a satisfactory due diligence review of Commonwealth and negotiation of a definitive merger agreement.

        On August 22, 2002, the board of directors of Commonwealth met to discuss Citizens' indication of interest. Representatives of KBW attended the meeting and provided the board with an overview of Citizens, its acquisition history and the proposed transaction. After discussion, the board authorized KBW and Mr. Ward to continue price discussions with Citizens with a view toward increasing Citizens' indication of interest to $46.00 to $48.00 per share.

        On August 29, 2002, representatives of KBW, Mr. Ward and Mr. Charles Johnston, Commonwealth's chief financial officer, met in Boston with Mr. Fish, Mr. Bradford Kopp, group executive vice president of Citizens, and other representatives of Citizens to discuss the current financial condition of Commonwealth, its earning forecasts, potential cost savings that could be achieved in the merger and other strategic considerations.

        On September 4, 2002, Messrs. Fish and Ward met in Philadelphia, at which time Mr. Fish indicated Citizens was prepared to offer $45.00 per share. Mr. Ward expressed a need for Citizens to improve its offer and he and Mr. Fish agreed to let KBW continue price discussions with Mr. Kopp.

        On September 5, 2002, the board of directors of Commonwealth held a meeting at which representatives of KBW and Mr. Ward briefed the board on the status of price negotiations with Citizens. Representatives of Commonwealth's legal counsel, Elias, Matz, Tiernan & Herrick, participated in the meeting by telephone and discussed the board's legal duties regarding the proposed transaction. After discussion, the board authorized continued negotiations with Citizens.

        Over the next several days a representative of KBW, Mr. Ward and Mr. Kopp discussed price and other matters related to the proposed transaction, and on September 8, 2002, Mr. Fish telephoned Mr. Ward and advised that Citizens was prepared to offer $46.50 per share and that this was Citizens' final offer.

        On September 10, 2002, the board of directors of Commonwealth met to consider Citizens' offer. KBW attended in person and legal counsel joined the meeting by telephone. At this meeting, KBW made a presentation to the board which included an analysis of the proposed transaction with Citizens, a summary of merger transactions in the banking industry for comparable sized institutions, valuation analyses and other financial information relevant to the consideration of Citizens' proposal, and counsel discussed the board's legal duties in connection with the proposed transaction. Following these presentations and discussion, the board authorized Commonwealth to proceed with the due diligence process and to negotiate a definitive agreement for the proposed transaction.

        On September 17, 2002, drafts of the proposed merger agreement and related agreements were forwarded to Commonwealth and its legal counsel by Citizens' legal counsel. On September 21, 2002 and September 22, 2002, Citizens conducted a due diligence review of Commonwealth. From September 19 to September 28, 2002, legal counsel for both Commonwealth and Citizens, together with the parties and their representatives, negotiated the merger agreement and related documents.

        On September 26, 2002, the board of directors of Commonwealth held a special meeting to consider the proposed transaction with Citizens. Also attending the meeting were representatives of KBW and Elias, Matz, Tiernan & Herrick and Commonwealth's chief financial officer, Mr. Charles Johnston. At this meeting, representatives of KBW reviewed with the board an updated financial analysis of the proposed transaction with Citizens, and representatives of Elias, Matz, Tiernan & Herrick reviewed with the board the terms of the proposed merger agreement and related documents and matters.

        On September 28, 2002, the board held a special meeting by telephone at which representatives of KBW and Elias, Matz, Tiernan & Herrick were present. During this meeting, KBW delivered its oral opinion to the Commonwealth board of directors, subsequently confirmed in writing, that as of such date the cash consideration to be received in the merger was fair to the holders of Commonwealth common stock from a financial point of view, and counsel briefed the board on final negotiations concerning the merger agreement and related matters. Following review by the Commonwealth board of directors of the foregoing matters, the Commonwealth board unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Commonwealth and Citizens issued a joint press release announcing the transaction early on Monday, September 30, 2002.

Recommendation of the Commonwealth Board of Directors and Reasons for the Merger

        The Commonwealth board has unanimously approved the merger agreement and unanimously recommends that Commonwealth stockholders vote "FOR" approval and adoption of the merger agreement.

        The Commonwealth board has determined that the merger is fair to, and in the best interests of, Commonwealth and its stockholders. In approving the merger agreement, the Commonwealth board consulted with KBW with respect to the financial aspects and fairness of the merger from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Commonwealth board also considered a number of factors, including the following:

  •
  the board's familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Commonwealth;

  •
  the current and prospective environment in which Commonwealth operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

  •
  the financial presentation of KBW and the opinion of KBW that, as of the date of such opinion, the merger consideration of $46.50 in cash per share was fair, from a financial point of view, to the holders of Commonwealth common stock (see "—Opinion of Commonwealth's Financial Advisor," beginning on page 14);

  •
  the historical market prices of the Commonwealth common stock and the fact that the $46.50 per share merger consideration represented a 65% premium over the per share closing price of the Commonwealth common stock on the business day before the merger was announced and a 46% premium over the average per share closing prices of the Commonwealth common stock during the four-week period immediately preceding the merger announcement (see "Market for Common Stock and Dividends" on page 39);

  •
  results that could be expected to be obtained by Commonwealth if it continued to operate independently, and the likely benefits to stockholders of such course, as compared with the value of the merger consideration being offered by Citizens;

  •
  the ability of Citizens to pay the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

  •
  the fact that the consideration to be received in the merger is cash, thus eliminating any uncertainty in valuing the merger consideration to be received by Commonwealth stockholders, and that this consideration would result in a fully-taxable transaction to Commonwealth stockholders;

  •
  KBW's assessment that it currently was unlikely that another acquiror had both the willingness and the financial capability to offer to acquire Commonwealth at a price which was higher than that being offered by Citizens;

  •
  the terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, the conditions to closing, a provision which permits Commonwealth's board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire Commonwealth and a provision providing for Commonwealth's payment of a termination fee to Citizens if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party's decision to propose a merger or similar transaction to Commonwealth at a higher price than that contemplated by the merger with Citizens;

  •
  the effects of the merger on Commonwealth's depositors and customers and the communities served by Commonwealth, which was deemed to be favorable given that they would be served by a geographically diversified organization which had greater resources than Commonwealth; and

  •
  the effects of the merger on Commonwealth's employees, including the prospects for employment with a large, growing organization such as Citizens and the severance and other benefits agreed to be provided by Citizens to employees whose employment was terminated in connection with the merger.

        The discussion and factors considered by the Commonwealth board is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement, the Commonwealth board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

Opinion of Commonwealth's Financial Advisor

        On August 20, 2002, Commonwealth engaged Keefe, Bruyette & Woods, Inc. to act as its exclusive financial advisor in connection with the merger. KBW agreed to assist Commonwealth in analyzing, structuring, negotiating and effecting a transaction with Citizens. Commonwealth selected KBW because KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Commonwealth and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended meetings of the board of directors of Commonwealth held on August 22, 2002, September 5, 2002, September 10, 2002 and September 26, 2002. KBW also participated in a telephonic meeting of the board of directors on September 28, 2002, during which the board approved the merger agreement. During this meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of September 28, 2002, the cash consideration was fair to Commonwealth and its stockholders from a financial point of view. [That opinion was reconfirmed in writing as of the date of this proxy statement.]

        The full text of KBW's updated written opinion is attached as Annex B to this document and is incorporated herein by reference. Stockholders of Commonwealth are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW.

        KBW's opinion is directed to the board of directors of Commonwealth and addresses only the cash consideration to be received by Commonwealth stockholders under the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any stockholder of Commonwealth as to how the stockholder should vote at the special meeting with respect to the merger agreement or any matter related thereto.

        In rendering its opinion, KBW:

  i.
  reviewed the merger agreement;

  ii.
  reviewed certain historical financial and other information concerning Commonwealth for the three years ended June 30, 2002, including Commonwealth's Annual Reports to Stockholders and Annual Reports on Form 10-K and interim quarterly reports on Form 10-Q;

  iii.
  reviewed certain historical financial and other information concerning Citizens for the 18 months ended June 30, 2002, including Citizens' Annual Report to Stockholders and interim quarterly reports;

  iv.
  reviewed certain historical financial and other information concerning Citizens Bank for the six months ended June 30, 2002, including Citizens Bank's quarterly call reports filed with the Federal Deposit Insurance Corporation;

  v.
  reviewed certain historical financial and other information concerning Citizens' ultimate parent company, The Royal Bank of Scotland Group plc, for the 18 months ended June 30, 2002, including The Royal Bank of Scotland Group plc's Report and Accounts for 2001 and certain interim half year reports;

  vi.
  reviewed and studied the historical stock prices and trading volumes of the Commonwealth common stock;

  vii.
  held discussions with senior management of Commonwealth, Citizens and Citizens Bank with respect to their past and current financial performance, financial condition and future prospects;

  viii.
  reviewed certain internal financial data, projections and other information of Commonwealth, including financial projections prepared by management;

  ix.
  analyzed certain publicly available information of other financial institutions that KBW deemed comparable or otherwise relevant to its inquiry, and compared Commonwealth and Citizens from a financial point of view with certain of those institutions;

  x.
  reviewed the financial terms of certain recent business combinations in the banking industry that KBW deemed comparable or otherwise relevant to its inquiry; and

  xi.
  conducted such other financial studies, analyses and investigations and reviewed such other information as KBW deemed appropriate to enable it to render its opinion.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. KBW did not attempt to verify the accuracy or completeness of any such information independently. KBW relied upon the management of Commonwealth as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed that those forecasts and projections reflected the best available estimates and judgments of the management of Commonwealth. KBW also assumed, without independent verification, that the aggregate allowances for loan and lease losses for Commonwealth and Citizens are adequate to cover loan and lease losses. KBW did not make or obtain any evaluations or appraisals of the property of Commonwealth or Citizens, and KBW did not verify any of Commonwealth's or Citizens' books or records or review any individual loan or credit files.

        The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of Commonwealth and Citizens. Commonwealth and Citizens do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

        The following is a summary of the material analyses presented by KBW to the board of directors of Commonwealth on September 26, 2002 in connection with its opinion dated September 28, 2002.

        Summary of Proposal.    KBW calculated pricing measures using the purchase price of $46.50 per share. Based on earnings projections provided by Commonwealth management, balance sheet data as of June 30, 2002 and Commonwealth's $27.61 closing stock price as of September 25, 2002, key pricing measures were as follows:

	Citizens/ Commonwealth Transaction
Deal Price / Estimated 2002 Earnings per Share	22.7	x
Deal Price / Estimated 2003 Earnings per Share	20.5	x
Deal Price / Book Value per Share	315%
Deal Price / Tangible Book Value per Share	373%
Core Deposit Premium	25.2%
Market Premium-1 Day	68.4%

        Selected Transaction Analysis.    KBW reviewed certain financial data related to two sets of comparable bank and thrift acquisitions and compared them with the consideration to be received in the merger.

        The first group of comparable transactions included nationwide thrift acquisitions announced after January 1, 2001 with announced deal values between $100 million and $1 billion. The transactions included in the group were:

    Banknorth Group, Inc. / American Financial Holdings, Inc.
    Banknorth Group, Inc. / Warren Bancorp, Inc.
    Citizens Financial Group, Inc. / Medford Bancorp, Inc.

    BB&T Corporation / Regional Financial Corporation
    Royal Bank of Canada / Eagle Bancshares, Inc.
    R&G Financial Corporation / Crown Group, Inc.
    BankAtlantic Bancorp, Inc. / Community Savings Bankshares, Inc.
    American Financial Holdings, Inc. / American Bank of Connecticut
    National Commerce Financial Corp. / SouthBanc Shares, Inc.
    Banknorth Group, Inc. / MetroWest Bank
    Banknorth Group, Inc. / Andover Bancorp
    FBOP Corporation / Bank Plus Corporation
    SouthTrust Corporation / CENIT Bancorp, Inc.
    Connecticut Bancshares, Inc. / First Federal S&L of East Hartford
    Charter One Financial, Inc. / Alliance Bancorp

        The second group of comparable transactions included nationwide bank acquisitions announced after January 1, 2001 with announced deal values between $100 million and $1 billion. The transactions included in the group were:

    Rabobank Group / VIB Corp.
    Umpqua Holdings Corp. / Centennial Bancorp
    Marshall & Ilsley Corporation / Mississippi Valley Bancshares
    Sky Financial Group Inc. / Three Rivers Bancorp, Inc.
    Banknorth Group, Inc. / Bancorp Connecticut, Inc.
    United National Bancorp / Vista Bancorp, Inc.
    City National Corporation / Civic BanCorp
    BB&T Corporation / AREA Bancshares Corp.
    BB&T Corporation / Mid-America Bancorp
    Sovereign Bancorp, Inc. / Main Street Bancorp, Inc.
    Greater Bay Bancorp / SJNB Financial Corp.
    NBT Bancorp Inc. / CNB Financial Corp.
    F.N.B. Corporation / Promistar Financial Corp.
    Allegiant Bancorp, Inc. / Southside Bancshares Corp.
    Marshall & Ilsley Corporation / National City Bancorporation
    North Fork Bancorporation, Inc. / Commercial Bank of New York
    BB&T Corporation / Virginia Capital Bancshares

        Comparisons were made with the multiples derived from the $46.50 per share price payable in the merger, financial data as of June 30, 2002 for Commonwealth and estimates of future earnings for Commonwealth provided by Commonwealth management. The results of the analysis are set forth in the following table.

	Citizens/ Commonwealth Transaction		Recent Thrift Average		Recent Thrift Median		Recent Bank Average		Recent Bank Median
Deal Price / Trailing 12 Months Earnings per Share	26.9	x	18.1	x	17.8	x	17.7	x	18.0	x
Deal Price / Estimated Forward 12 Months Earnings per Share	20.5	x	17.0	x	16.7	x	16.2	x	16.1	x
Deal Price / Book Value per Share	315%		194%		182%		199%		190%
Deal Price / Tangible Book Value per Share	373%		204%		212%		219%		226%
Core Deposit Premium	25.2%		13.9%		14.1%		16.3%		17.2%
Market Premium — 1 Day	68.4%		26.8%		24.0%		25.8%		24.4%
Market Premium — 1 Month	46.3%		34.6%		27.0%		36.2%		28.2%

        No company or transaction used as a comparison in the above analysis is identical to Commonwealth, Citizens or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

        Discounted Cash Flow Analysis.    KBW estimated the present value of the Commonwealth common stock by adding (i) the present value of the estimated future dividend stream that Commonwealth could generate over the period beginning January 2002 and ending in December 2006, and (ii) the present value of the "terminal value" of the Commonwealth common stock. For purposes of this analysis, internal projections of Commonwealth provided by Commonwealth management were used for earnings and dividend assumptions. A sensitivity table was presented with a range of discount rates from 10.0% to 12.0% and a range of terminal multiples from 13.0 times to 19.0 times applied to the 2006 earnings per share estimate. This resulted in a range of values from $30.41 to $45.70 per share.

        KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Commonwealth common stock.

        Selected Peer Groups Analyses.    KBW compared the financial performance and market performance of Commonwealth based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable Mid-Atlantic thrifts and a group of comparable Mid-Atlantic banks. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended June 30, 2002. Stock price information was as of September 25, 2002.

The companies in the thrift peer group were:	The companies in the bank peer group were:
Hudson River Bancorp, Inc. First Sentinel Bancorp, Inc. WSFS Financial Corporation PennFed Financial Services OceanFirst Financial Corp. Parkvale Financial Corporation Troy Financial Corporation
National Penn Bancshares, Inc.
S&T Bancorp, Inc.
Sandy Spring Bancorp
U.S.B. Holding Co., Inc.
Yardville National Bancorp
United National Bancorp
Sun Bancorp, Inc.
Financial Institutions, Inc.
F&M Bancorp
Community Banks, Inc.
Tompkins Trustco, Inc.
Arrow Financial Corporation
Omega Financial Corporation
Lakeland Bancorp, Incorporated
Patriot Bank Corp.

        The results of these comparisons are set forth in the following table.

	Common- wealth		Thrift Average		Thrift Median		Bank Average		Bank Median
Core Return on Average Assets	1.16%		1.05%		1.18%		1.16%		1.30%
Core Return on Average Equity	14.03%		12.81%		11.38%		14.27%		15.76%
Net Interest Margin	5.00%		3.52%		3.62%		4.07%		4.34%
Non Interest Income / Total Revenue	21.6%		18.5%		15.7%		20.1%		21.1%
Efficiency Ratio	60.8%		53.9%		55.7%		56.4%		57.4%
Equity / Assets	8.18%		8.66%		8.40%		8.26%		7.66%
Tangible Equity / Tangible Assets	6.99%		7.68%		6.47%		7.66%		7.36%
Loan / Deposits	83.2%		101.4%		92.9%		84.6%		83.3%
Loan Loss Reserves / Gross Loans	1.23%		1.32%		1.26%		1.40%		1.41%
NPAs / Assets	0.63%		0.36%		0.32%		0.59%		0.48%
Net Charge Offs / Average Loans	0.46%		0.10%		0.01%		0.26%		0.11%
Stock Price / Book Value per Share	1.87	x	1.71	x	1.61	x	2.02	x	1.98	x
Stock Price / Tangible Book Value per Share	2.21	x	1.89	x	1.86	x	2.22	x	2.35	x
Stock Price / 2002 Estimated Earnings per Share	13.5	x	13.1	x	12.4	x	14.5	x	15.0	x
Stock Price / 2003 Estimated Earnings per Share	12.2	x	12.2	x	11.9	x	12.9	x	13.4	x
Dividend Yield	2.5%		2.2%		2.1%		2.7%		2.8%

        [In connection with its opinion dated as of the date of this document, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its opinion dated September 28, 2002.]

        The Commonwealth board of directors retained KBW as an independent contractor to act as financial advisor to Commonwealth regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Commonwealth. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Commonwealth for KBW's own account and for the accounts of its customers.

        Commonwealth and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Commonwealth agreed to pay KBW a cash fee of $250,000 concurrently with the execution of a definitive agreement and a cash fee of $250,000 promptly after the mailing of any proxy statement relating to the merger. In addition, Commonwealth agreed to pay to KBW at the time of the closing of the merger a cash contingent fee equal to 0.85% of the market value of the aggregate consideration offered in exchange for the outstanding shares of Commonwealth common stock and common stock equivalents in the merger. Based on the $46.50 price per share payable in the merger and the number of shares of Commonwealth common stock and common stock equivalents outstanding on the record date for the special meeting, this fee will amount to approximately $4.1 million. The fees paid prior to the contingent fee payment will be credited against the contingent fee. Pursuant to the KBW engagement agreement, Commonwealth also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Treatment of Stock Options and Restricted Stock

        At the effective time of the merger, each outstanding and unexercised option to purchase shares of Commonwealth common stock issued under a Commonwealth stock option plan, whether or not then vested and exercisable, will be terminated and each holder will be entitled to receive in consideration for such option a cash payment from Commonwealth at the closing in an amount equal to the difference between $46.50 and the per share exercise price of the option, multiplied by the number of shares covered by the option, less any required tax withholdings.

        At the effective time of the merger, each unvested restricted share of Commonwealth common stock granted under a Commonwealth restricted stock plan which is outstanding immediately prior to the effective time of the merger shall vest and become free of any restrictions to which they are subject under the Commonwealth restricted stock plan. Each holder of a share of restricted stock shall have the same rights to receive the merger consideration as are provided to other holders of Commonwealth common stock pursuant to the merger agreement.

Surrender of Stock Certificates; Payment for Shares

        Prior to the completion of the merger, Citizens shall appoint an exchange agent for the benefit of the holders of shares of Commonwealth common stock in connection with the merger. At or prior to the effective time of the merger, Citizens Bank will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration.

        No later than three business days following the completion of the merger, the exchange agent will mail to each holder of record of shares of Commonwealth common stock a letter of transmittal disclosing the procedure for exchanging certificates representing shares of Commonwealth common stock for the merger consideration. After the effective time, each holder of a certificate representing shares of issued and outstanding Commonwealth common stock (except for certain shares held by Commonwealth or Citizens) will, upon surrender to the exchange agent of a certificate for exchange together with a properly completed letter of transmittal, be entitled to receive $46.50 in cash, without interest, multiplied by the number of shares of Commonwealth common stock represented by the certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

        Any portion of cash delivered to the exchange agent by Citizens that remains unclaimed by the former stockholders of Commonwealth for six months after the effective time will be delivered to Citizens. Any stockholders of Commonwealth who have not exchanged their certificates as of that date may look only to Citizens for payment of the merger consideration. However, neither Citizens nor any other entity or person shall be liable to any holder of shares of Commonwealth common stock for any consideration paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

Financing the Transaction

        Based on 9,665,846 shares of Commonwealth common stock currently outstanding and an additional 51,560 shares of Commonwealth common stock issuable by Commonwealth upon consummation of the merger, representing contingent consideration issuable in connection with Commonwealth Bank's prior acquisition of an investment advisor subsidiary, the aggregate amount of consideration to be paid to Commonwealth's stockholders will be approximately $451.9 million. This amount would increase by an additional $70.5 million if all options to purchase 1,516,786 shares of Commonwealth common stock which are currently outstanding were exercised prior to the effective time of the merger. Citizens has represented and warranted in the merger agreement that it will have the sources of capital and financing necessary to pay the merger consideration to the stockholders of Commonwealth following completion of the merger.

Board of Directors' Covenant to Recommend the Merger Agreement

        The merger agreement requires the Commonwealth board of directors to recommend the approval and adoption of the merger agreement by the Commonwealth stockholders. The Commonwealth board of directors is permitted to withdraw, modify or change in a manner adverse to Citizens its recommendation to the Commonwealth stockholders with respect to the merger agreement and the merger only if:

  •
  after consultation with its outside legal counsel, the board of directors determines that failing to take such action, in response to an unsolicited bona fide written superior proposal (as defined in the merger agreement), would be inconsistent with its fiduciary duties under applicable law;

  •
  Commonwealth has given Citizens five business days' prior written notice of its intention to do so and Commonwealth's board of directors has considered any changes to the merger agreement proposed by Citizens and has determined, after consultation with its outside legal counsel and after consultation with its financial advisor, that the unsolicited proposal remains a superior proposal; and

  •
  Commonwealth has complied in all material respects with the requirements described under "—No Solicitation" below.

No Solicitation

        The merger agreement provides that Commonwealth shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly solicit, initiate, knowingly encourage or take any action to facilitate any inquiries or the making of any offer or proposal regarding an acquisition transaction. The term "acquisition transaction" is generally defined in the merger agreement as any offer or proposal for, or indication of interest in, any of the following:

  •
  a merger, tender offer, recapitalization, consolidation or similar transaction involving Commonwealth or any of its subsidiaries;

  •
  a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Commonwealth or any of its subsidiaries;

  •
  a purchase or acquisition of beneficial ownership of securities representing 10% or more of the voting power of Commonwealth or any of its subsidiaries; or

  •
  any substantially similar transaction.

        The merger agreement also provides that, except as provided in the next paragraph, Commonwealth shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, provide nonpublic information in furtherance of, participate in any discussions or negotiations with, or provide any information to any person (other than Citizens or its affiliates or representatives) concerning an acquisition transaction or enter into any definitive agreement, arrangement or understanding for any acquisition transaction or requiring Commonwealth to abandon, terminate or fail to complete the transactions contemplated by the merger agreement.

        The merger agreement allows Commonwealth to furnish information to, and negotiate and engage in discussions with, any person that delivers a bona fide written proposal for an acquisition transaction that was not solicited, knowingly encouraged or facilitated by Commonwealth or any of its directors, officers, employees, agents or representatives after the date of the merger agreement if:

  •
  the board of directors of Commonwealth determines in good faith (i) after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law and (ii) after taking into account the advice of its financial advisor and all of the terms and conditions of the proposed acquisition transaction, that the proposal is or would be reasonably likely to result in a proposal that is in the aggregate more favorable and provides greater value to all of Commonwealth's stockholders than the merger agreement and the merger with Citizens taken as a whole (a "superior proposal"); and

  •
  prior to furnishing any information to that person, Commonwealth has entered into a confidentiality agreement with that person that is no less restrictive, in any material respect, than the confidentiality agreement between Citizens and Commonwealth, and Commonwealth enforces and does not waive any of the provisions of the confidentiality agreement with that person.

        The merger agreement also allows Commonwealth to take and disclose to its stockholders any position contemplated by the federal securities laws so long as Commonwealth has complied with the requirements described above.

        Commonwealth is required to notify Citizens if Commonwealth receives any inquiries, proposals or offers or requests for discussions or negotiations relating to an acquisition transaction.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, to the extent permitted by law, the waiver of those conditions by the party entitled to do so, at or before the effective time of the merger.

        Each of the parties' obligation to complete the merger is subject to the following conditions:

  •
  the merger agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the stockholders of Commonwealth;

  •
  all regulatory approvals required to complete the transactions contemplated by the merger agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and

  •
  neither Citizens nor Commonwealth shall be subject to any statute, rule, regulation, judgment, decree, injunction or other order which prohibits, materially restricts or makes illegal the completion of the transactions contemplated by the merger agreement.

        The obligation of Citizens to complete the merger is also conditioned upon satisfaction or waiver of each of the following:

  •
  the representations and warranties of Commonwealth in the merger agreement that are qualified as to materiality shall be true and correct and any representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of the merger agreement and as of the effective time of the merger, except as otherwise specifically contemplated by the merger agreement and except as to any representation or warranty which specifically relates to an earlier date;

  •
  Commonwealth shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

  •
  Citizens shall have received a certificate from specified officers of Commonwealth with respect to compliance with each of the foregoing conditions;

  •
  there shall have not occurred any change in the business, assets, financial condition or results of operations of Commonwealth or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect (as defined in the merger agreement) on Commonwealth and its subsidiaries taken as a whole;

  •
  stockholder agreements, substantially in the form attached as Exhibit II to the merger agreement, shall have been executed and delivered by all directors and the five most senior executive officers of Commonwealth;

  •
  the consent, approval or waiver of each person (other than required regulatory approvals) whose consent or approval shall be required in order to permit the completion of the transactions contemplated by the merger agreement shall have been obtained, other than such consents, approvals or waivers the failure of which to obtain would not have a material adverse effect, as defined in the merger agreement, on Citizens Bank after the effective time of the merger; and

  •
  an acknowledgement of cancellation of the options to purchase shares of Commonwealth common stock to be cancelled pursuant to the merger agreement and receipt of the payment to be made by Commonwealth upon such cancellation shall have been executed and delivered by the holders of at least 95% of such options.

        The obligation of Commonwealth to complete the merger is also conditioned upon satisfaction or waiver of each of the following:

  •
  the representations and warranties of Citizens contained in the merger agreement that are qualified as to materiality shall be true and correct and any representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger (or if made as of a specified date, only as of that date);

  •
  Citizens shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

  •
  Commonwealth shall have received a certificate from specified officers of Citizens with respect to compliance with each of the foregoing conditions.

Representations and Warranties of Commonwealth and Citizens

        Commonwealth and Citizens each has made representations and warranties to the other with respect to (among other things):

  •
  corporate organization and existence;

  •
  corporate authority and power to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

  •
  required consents, approvals, notices and filings;

  •
  the accuracy of its financial statements;

  •
  broker's fees;

  •
  pending or threatened legal proceedings; and

  •
  the truth and accuracy of information included in this document as of certain time periods.

        Commonwealth has also made additional representations and warranties to Citizens with respect to:

  •
  its stock capitalization;

  •
  its subsidiaries;

  •
  the absence of certain changes and events;

  •
  reports and filings with regulatory authorities by Commonwealth and its subsidiaries;

  •
  agreements with governmental authorities;

  •
  the absence of undisclosed liabilities;

  •
  compliance with applicable laws by Commonwealth and its subsidiaries;

  •
  the filing of tax returns and the payment of taxes;

  •
  labor matters;

  •
  employee benefit plans and the administration of these plans;

  •
  material agreements;

  •
  title to owned properties;

  •
  leased properties;

  •
  its loan portfolio;

  •
  investment securities;

  •
  adequacy of insurance;

  •
  environmental matters;

  •
  derivative transactions;

  •
  the administration of fiduciary accounts;

  •
  investment management and related activities;

  •
  intellectual property;

  •
  the inapplicability of Pennsylvania anti-takeover laws to the merger and the provisions of Commonwealth's articles of incorporation relating to special voting requirements for certain business combinations; and

  •
  the truth and accuracy of the representations and warranties made in the merger agreement.

Conduct Pending the Merger

        The merger agreement contains covenants of Commonwealth and Citizens pending the completion of the merger, including covenants regarding the conduct of Commonwealth's business. These covenants are briefly described below.

        Commonwealth has agreed that it will, and will cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization and advantageous business relationships and to retain the services of its officers and key employees. Commonwealth has also agreed that it will, and will cause its subsidiaries to, refrain from taking any action that would materially adversely affect or materially delay its ability to obtain any regulatory approvals necessary to complete the merger or its performance of its covenants under the merger agreement.

        Commonwealth has further agreed that, except as expressly contemplated or permitted by the merger agreement, prior to the effective time of the merger it will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Citizens:

  •
  issue any debt securities or otherwise incur any indebtedness for borrowed money or become responsible for the obligations of any other person or make loans, advances or renewals thereof in excess of $500,000, other than in the ordinary course of business consistent with past practice;

  •
  adjust, acquire or issue any shares of capital stock or any securities or rights to acquire shares of capital stock, except for the issuance of up to a maximum of 1,516,786 shares of Commonwealth common stock issued pursuant to stock options outstanding as of the date of the merger agreement;

  •
  declare or pay any dividend or distribution on any shares of Commonwealth capital stock, other than (i) a cash dividend of $0.17 per share of Commonwealth common stock paid on October 11, 2002, (ii) if the closing of the merger has not occurred on or prior to February 15, 2003, one or more dividends in an amount equal to $0.17 per share for each full calendar quarter that occurs after September 30, 2002 and prior to the effective time of the merger, and (iii) dividends paid by wholly-owned subsidiaries to Commonwealth or any of its wholly-owned subsidiaries;

  •
  sell, transfer, encumber or otherwise dispose of any of its assets, or release or assign any indebtedness, to any person or entity (other than a wholly-owned subsidiary), except in the ordinary course of business consistent with past practice or pursuant to agreements in force at the date of the merger agreement;

  •
  make any material investment except in the ordinary course of business consistent with past practice (but not in excess of $1.0 million);

  •
  other than in the ordinary course of business consistent with past practice, enter into, change or renew any employment, severance or other agreement with any director, officer or employee of Commonwealth or any of its subsidiaries; adopt, change or renew any agreement, arrangement or plan between Commonwealth or any of its subsidiaries and any of its current or former directors, officers or employees; adopt, enter into or amend any collective bargaining, bonus, stock option, employment, termination or other plan providing for any benefit to any director, officer or employee; or increase the compensation or fringe benefits of any of its or any of its subsidiaries' employees; except that Commonwealth may (i) grant salary increases to any employee with a title of executive vice president or above in an aggregate amount which does not exceed 3.5% of the current annualized base salaries of such employees and an amount which is not more than a 10% increase in any individual case, (ii) may not grant salary increases to any other employee, (iii) may pay bonuses to employees of Commonwealth and its subsidiaries with respect to the year ended December 31, 2002 in the ordinary course of business consistent with current accruals and past practices and, in its sole discretion, may pay such bonuses in December 2002, and (iv) in the event that the closing of the merger has not occurred on or prior to March 31, 2003, Commonwealth may pay bonuses to its employees with respect to that portion of the 2003 calendar year completed consistent with Commonwealth's rates of accruals for 2002, provided that Commonwealth fully accrues for such bonuses;

  •
  settle any claim, action or proceeding, except in the ordinary course of business consistent with past practice;

  •
  amend its articles of incorporation or bylaws or adopt any resolution granting dissenters' rights to holders of Commonwealth capital stock;

  •
  materially change its investment securities portfolio, or the manner in which the portfolio is classified or reported, other than after prior consultation with Citizens or in the ordinary course of business;

  •
  enter into any new line of business or file any application to relocate or terminate the operations of any banking office or, other than after prior consultation with Citizens, materially expand the business currently conducted by Commonwealth and its subsidiaries;

  •
  acquire all or any portion of the assets or business of any other entity, other than other real estate owned and other assets acquired in satisfaction of debts previously contracted;

  •
  incur any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $250,000 in the aggregate;

  •
  enter into, terminate, renew or make any change in a material contract or agreement, except in the ordinary course of business consistent with past practice or as required by law or regulation;

  •
  make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, provided, that, for purposes of these restrictions, the term "material" shall mean affecting or relating to $5.0 million of taxable income;

  •
  take any action relating to its accounting principles, methods or practices, other than as may be required by law or generally accepted accounting principles or regulatory accounting, or make any tax election or settle or compromise any tax liability;

  •
  make any new or additional equity investment in real estate, other than in connection with foreclosures, settlements in lieu of foreclosure or debt restructurings in the ordinary course of business consistent with past practice;

  •
  change in any material respect its loan or investment policies, except as required by regulatory authorities or applicable law;

  •
  enter into, change or renew (i) any lease or other agreement for office space, operations space or branch space or (ii) any lease or commitment involving an aggregate payment by or to Commonwealth or any of its subsidiaries of more than $200,000 or having a term of one year or more from the date of execution;

  •
  commit any act or omission which constitutes a material breach or default by Commonwealth or any of its subsidiaries under any agreement with any governmental authority or under any material contract or license;

  •
  take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the merger or in any of the conditions set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

  •
  foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of hazardous material or oil in amounts which, if such foreclosure were to occur, would be material; or

  •
  agree to, or make any commitment to, take any of the foregoing actions.

        Citizens has agreed that, except as expressly contemplated or permitted by the merger agreement, prior to the effective time of the merger it will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Commonwealth:

  •
  take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the merger or in any of the conditions of the merger agreement not being satisfied or in any violation of any of the provisions of the merger agreement;

  •
  take any action that is intended or may reasonably be expected to materially adversely affect or materially delay its ability to obtain any necessary approvals of any governmental authority required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement; and

  •
  agree to, or make any commitment to, take any of the foregoing actions.

        The merger agreement also contains covenants relating to, among other things:

  •
  the preparation and distribution of the proxy statement to be sent to stockholders of Commonwealth in connection with the solicitation of their approval and adoption of the merger agreement and all requisite regulatory filings;

  •
  the provision by Citizens of certain employee benefits;

  •
  the delivery to Citizens of financial statements and reports filed by Commonwealth with regulatory authorities;

  •
  Citizens' access to information concerning Commonwealth and the confidentiality of the information;

  •
  Commonwealth's management of assets and liabilities in accordance with its existing asset and liability management policy;

  •
  consultation by the parties regarding products and services not currently offered by Commonwealth which Citizens would expect to make available to customers after the merger;

  •
  the creation of a transition committee consisting of representatives of Citizens and Commonwealth to discuss the general status of the ongoing operations of Commonwealth and matters relating to the conduct of its business after the merger;

  •
  the creation of a deposit incentive plan for Commonwealth's management and branch staff to incent them, at Citizens' expense, to increase deposits held by Commonwealth Bank through the period of the systems conversion;

  •
  consultation and cooperation by the parties regarding Citizens' alignment of the branch networks of Citizens Bank and Commonwealth Bank following the merger;

  •
  the provision of notices of termination of certain servicing arrangements of Commonwealth existing on the date of the merger agreement;

  •
  the preparation for sale of a portion of Commonwealth's single-family residential loans and mortgage loan servicing rights following the merger;

  •
  the preparation for the conversion after the merger of Commonwealth's data processing and informational systems to those used by Citizens and its subsidiaries;

  •
  the taking of certain actions to conform Commonwealth's loan, other real estate owned, accrual, tax, litigation and real estate valuation practices and policies with those of Citizens;

  •
  the creation of a retention program to be proposed by Citizens, after consultation with Commonwealth, which is designed to retain key employees of Commonwealth through the merger; and

  •
  the conversion of Commonwealth's welfare benefit plans to plans of Citizens or its affiliates (see "—Employee Benefits Matters-Conversion to Citizens' Welfare Benefit Plans," beginning on page 34).

        With respect to the covenants described in the last seven bullet points above (i.e., alignment of branch networks, the termination of servicing arrangements, the systems conversion, sale of loans and servicing rights, valuation practices, the retention program and conversion of welfare benefit plans), if the merger is not consummated in accordance with the terms of the merger agreement, Citizens has generally agreed to reimburse Commonwealth for any expenses incurred by Commonwealth for actions taken at Citizens' request pursuant to these covenants. Commonwealth has agreed, however, that it will not be entitled to reimbursement for these expenses if Citizens terminates the merger agreement because Commonwealth's board of directors does not publicly recommend to its stockholders that the merger agreement be approved, or later withdraws or modifies its recommendation in a manner materially adverse to Citizens.

Extension, Waiver and Amendment of the Merger Agreement

        At any time prior to the effective time of the merger (and whether before or after approval of the merger by Commonwealth's stockholders), Citizens and Commonwealth may, to the extent permitted by law:

  •
  extend the time for performance of any of the obligations of the other party under the merger agreement;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement;

  •
  waive compliance with any agreements or conditions contained in the merger agreement; or

  •
  amend any provision of the merger agreement.

        However, after the approval of the merger by the stockholders of Commonwealth, Citizens and Commonwealth may not, without further approval of the stockholders of Commonwealth, extend, waive or amend any provision of the merger agreement which by law requires further approval by the stockholders of Commonwealth without obtaining such approval.

Termination of the Merger Agreement

        The merger agreement may be terminated before completion of the merger (even if stockholders of Commonwealth have already voted to approve it):

  •
  by written agreement of Citizens and Commonwealth, if a majority of the members of the entire board of directors of each has approved the termination;

  •
  by Citizens or Commonwealth, if any governmental entity whose approval is necessary to complete the transactions contemplated by the merger agreement makes a final decision not to approve the transactions, or any governmental authority issues a final non-appealable order prohibiting the transactions;

  •
  by Citizens or Commonwealth, if the merger is not completed by June 30, 2003, unless the failure to complete the merger is due to the failure by the party seeking the termination of the merger agreement to perform its obligations under the merger agreement;

  •
  by Citizens or Commonwealth, if the other materially breaches any of its representations, warranties, covenants or agreements under the merger agreement and the breach has not been cured within 30 days of written notice of the breach, provided that the terminating party is not in material breach of the merger agreement;

  •
  by Citizens or Commonwealth, if the stockholders of Commonwealth do not approve the merger agreement at a duly called meeting of stockholders of Commonwealth or any adjournment of that meeting; or

  •
  by Citizens, if the board of directors of Commonwealth does not publicly recommend to its stockholders that the merger agreement be approved, or later withdraws or modifies its recommendation in a manner materially adverse to Citizens.

Termination Fee

        As a material inducement to Citizens to enter into the merger agreement, Commonwealth agreed to pay Citizens a fee of $17.5 million if:

  •
  Citizens terminates the merger agreement because the board of directors of Commonwealth does not publicly recommend to its stockholders that they approve the merger agreement, or later withdraws or modifies its recommendation in a manner which is materially adverse to Citizens;

  •
  Citizens or Commonwealth terminates the merger agreement because the stockholders of Commonwealth do not approve the merger agreement in circumstances where the board of directors of Commonwealth has not publicly recommended that the stockholders vote in favor of approval of the merger agreement or has withdrawn, modified or amended its recommendation in a manner which is adverse to Citizens; or

  •
  Citizens or Commonwealth terminates the merger agreement because the stockholders of Commonwealth do not approve the merger agreement and both (1) within 12 months of the termination, Commonwealth enters into an agreement to engage in or there has otherwise occurred an acquisition transaction with a person other than Citizens or an affiliate of Citizens and (2) at the time of the termination or event giving rise to the termination, it shall have been publicly announced that any person (other than Citizens or an affiliate of Citizens) shall have made, or disclosed an intention to make, a bona fide offer to engage in an acquisition transaction, or filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act of 1956 or the Change in Bank Control Act of 1978, for approval to engage in an acquisition transaction.

        If the merger agreement is terminated as a result of any willful breach by a party to the merger agreement, then the breaching party shall be liable to the other party for all out-of-pocket costs and expenses incurred by the other party in connection with the merger agreement. In addition, if the merger agreement is terminated, Commonwealth may be entitled to the reimbursement of certain costs and expenses incurred under the merger agreement. See "—Conduct Pending the Merger," beginning on page 24.

        If the merger agreement is terminated and none of the above described provisions apply, then each party is responsible for its own expenses. See "—Expenses" on page 29.

Expenses

        The merger agreement provides that, as a general matter, each party shall bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

        In some circumstances, however, Commonwealth may be required to pay a termination fee to Citizens, or Citizens or Commonwealth may be required to reimburse the other for certain costs and expenses relating to the merger agreement. See "—Termination Fee" and "—Conduct Pending the Merger," beginning on pages 29 and 24, respectively.

Interests of Certain Persons in the Merger

        When you are considering the recommendation of Commonwealth's board of directors with respect to approving the merger agreement and the merger, you should be aware that Commonwealth directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders of Commonwealth. The Commonwealth board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

        Employment and Other Agreements.    Under the merger agreement, Citizens agreed to honor various contractual obligations which have been entered into by Commonwealth and or its subsidiaries and some of their executive officers, including employment agreements between Commonwealth Bank and each of Messrs. Ward, Zwaan, Monnich, Johnston and Griest and employment agreements between Commonwealth and each of Messrs. Ward and Johnston. These agreements generally provide that in the event that the executive's employment is terminated by Commonwealth or Commonwealth Bank for other than cause, disability, retirement or the executive's death, or such employment is terminated by the executive due to an uncured material breach of the agreement, and prior to the date of termination of employment there has been a change in control of Commonwealth or Commonwealth Bank, as defined, or such entities have entered into a written agreement which contemplates such a change in control, Commonwealth or Commonwealth Bank shall:

  •
  pay to the executive a lump sum cash severance amount equal to three times the officer's highest annual base salary and bonus during the prior three years in the case of Messrs. Ward and Zwaan and two times such amount in the case of the other officers; and
  •
  maintain and provide for a period ending at the earlier of (i) the expiration of 36 months in the case of Messrs. Ward and Zwaan and 24 months in the case of the other officers from the date of termination of the executive's employment and (ii) the date of the executive's full-time employment by another employer which provides substantially similar benefits, at no cost to the executive, the executive's continued participation in health and accident and certain other employee benefit plans, programs and arrangements offered by Commonwealth and Commonwealth Bank and in which the executive was entitled to participate prior to the termination of the executive's employment.

Except for Mr. Ward's employment agreement with Commonwealth, the above-referenced employment agreements with Commonwealth or Commonwealth Bank contain provisions which limit the severance and other benefits payable thereunder to the extent necessary to ensure that they do not constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code which would be subject to a 20% excise tax payable by the executive and nondeductible by Commonwealth or Commonwealth Bank for federal income tax purposes. Mr. Ward's employment agreement with Commonwealth provides that in the event that any of the payments to be made to him thereunder or otherwise upon termination of employment are deemed to constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code and such payments will cause Mr. Ward to incur an excise tax under the Internal Revenue Code, Commonwealth shall pay Mr. Ward an amount such that after payment of all federal, state and local income tax and any additional excise tax, Mr. Ward will be fully reimbursed for the amount of such excise tax.

        Assuming that their employment by Commonwealth and Commonwealth Bank was terminated following consummation of the merger in early 2003 and that Mr. Ward takes certain actions, such as exercise vested stock options, which he has agreed with Citizens to do in order to increase his taxable income in 2002, the amount of the cash severance which would be payable to Messrs. Ward, Zwaan, Monnich, Johnston and Griest under their respective employment agreements with Commonwealth and Commonwealth Bank is $1.4 million, $941,000, $452,000, $452,000 and $420,000, respectively. These amounts will be payable even if some or all of these persons are employed by Citizens after the merger.

        Under the merger agreement, Citizens also agreed to honor the terms of an agreement entered into by Commonwealth, Commonwealth Bank and Charles H. Meacham in connection with Mr. Meacham's retirement as chief executive officer of Commonwealth and Commonwealth Bank in May 2001. Under this agreement, Commonwealth and Commonwealth Bank agreed, among other things, to provide Mr. Meacham with health and accident insurance coverage which was substantially similar to his then-existing coverage for a period of five years after his retirement. No additional benefits are due to Mr. Meacham under this agreement as a result of the merger or any of the other transactions contemplated by the merger agreement.

        Equity-Based Awards.    Pursuant to the terms of Commonwealth's equity compensation plans, all unvested options to purchase shares of Commonwealth common stock will become vested and exercisable upon consummation of the merger. In addition, all unvested shares of restricted stock granted under these plans will become fully vested at such time. The following table sets forth the number of unvested options and number of unvested shares of restricted stock which were held by the chairman of the board of directors of Commonwealth, the named executive officers of Commonwealth and all directors of Commonwealth as a group as of the date of this document. Certain of the unvested awards shown below will vest in accordance with their terms prior to consummation of the merger.

Name	Number of Unvested Stock Options	Weighted Average Exercise Price	Number of Unvested Shares of Restricted Stock
Charles H. Meacham	17,000	$18.7312	0
Patrick J. Ward	65,000	21.8681	0
Brian C. Zwaan	54,800	22.2917	5,600
William J. Monnich	28,800	21.3313	0
Charles M. Johnston	24,000	21.3313	0
David K. Griest	24,000	21.3313	0
All directors as a group (nine persons)	187,200	22.3064	0

        The merger agreement provides that upon completion of the merger, each outstanding and unexercised option to acquire shares of Commonwealth common stock will be terminated and the holder thereof will be entitled to receive a cash payment therefor. See "—Treatment of Stock Options and Restricted Stock" on page 20.

        Employee Stock Ownership Plan.    Pursuant to the terms of the Commonwealth Bank employee stock ownership plan, or ESOP, in the event of a "change in control," which is defined in the ESOP in a manner which would include the merger, any unvested benefits thereunder shall vest immediately. Pursuant to the merger agreement, Commonwealth will file with the Internal Revenue Service, or IRS, a request for a determination letter for termination of the ESOP as of the effective time of the merger. As soon as practicable after the later of the effective time of the merger or the receipt of a favorable determination letter for termination of the ESOP from the Internal Revenue Service, the account balances in the ESOP shall be distributed to participants and beneficiaries in accordance with applicable law and the ESOP. In connection with the termination of the ESOP, and prior to any final distribution to participants, the trustee of the ESOP will utilize funds in the ESOP suspense account to repay the outstanding loan from Commonwealth Bank to the ESOP, and any excess amounts in the ESOP will be allocated to the accounts of participating Commonwealth employees in accordance with applicable law and the ESOP. (Absent a change in control, the loan to the ESOP would be repaid as quarterly contributions were made to the ESOP by Commonwealth in the ordinary course and shares would be released annually from the unallocated suspense account and allocated to the accounts of eligible participants.) As of September 30, 2002, the ESOP held 445,964 unallocated shares of Commonwealth common stock in the suspense account (which does not reflect payments on the ESOP loan during the nine months ended September 30, 2002) and the outstanding principal balance of the loan from Commonwealth Bank to the ESOP was $4.1 million.

        Supplemental Benefit Plans.    The Board of Directors of Commonwealth Bank has adopted an Excess Benefit Plan, or EPB, and a Supplemental Executive Retirement Plan, or SERP, to provide certain additional retirement benefits to participating executive officers, which currently consist solely of Mr. Ward. The EBP provides that Mr. Ward shall receive an annual allocation of stock units representing shares of Commonwealth common stock equal to the difference between the annual allocation of shares that would have been made to him under Commonwealth Bank's ESOP, assuming that his compensation equals $235,840, minus the number of shares actually allocated to his ESOP account in a particular year. Mr. Ward will receive an annual allocation for 2002 under the EBP at the time that allocations of Commonwealth common stock are made under the ESOP for that year.

        The SERP provides that Mr. Ward shall receive a supplemental retirement benefit at or after the executive's normal retirement date which is calculated to produce a deferred retirement benefit payable by Commonwealth Bank based on final average earnings, as defined, with certain offsets, and a reduction in the case of early retirement. Pursuant to Section 10.2 of the SERP, if Mr. Ward's employment is terminated in connection with or within three years of a change in control of Commonwealth Bank, his annual retirement benefit thereunder would be equal to his target SERP benefit under the SERP minus certain offset amounts. Based on an actuarial calculation by an independent actuary, Mr. Ward's annual net target SERP benefit, assuming termination of employment in early 2003 and commencement of benefits thereafter, would be $66,470, which benefit was determined, based on recent interest rates, to have a present value of approximately $929,000.

        Indemnification and Insurance.    The merger agreement provides that Citizens shall indemnify and hold harmless each present and former director, officer and employee of Commonwealth or a Commonwealth subsidiary determined as of the effective time of the merger against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to or after the effective time of the merger, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer or employee of Commonwealth or any of its subsidiaries, or is or was serving at the request of Commonwealth or Commonwealth Bank as a director, officer or employee of an affiliate, or (ii) the merger agreement or any of the transactions contemplated thereby, to the fullest extent permitted by law.

        In addition, the merger agreement provides that Citizens shall maintain Commonwealth's existing directors' and officers' liability insurance policy for acts or omissions occurring prior to the effective time of the merger for the benefit of persons who are currently covered by such insurance policy for a period of six years following the effective time of the merger. Citizens may, however, substitute new policies in lieu of Commonwealth's existing policies if the new policies provide substantially similar coverage.

        Retention Bonus Program.    Pursuant to the merger agreement, Citizens agreed to propose, in consultation with Commonwealth, a retention bonus plan for employees of Commonwealth which is intended to help retain key employees, which may include executive officers, through the merger. See "—Employee Benefits Matters-Retention Bonus Program" on page 34.

        Other than as set forth above, no director or executive officer of Commonwealth has any direct or indirect material interest in the merger, except insofar as ownership of Commonwealth common stock might be deemed such an interest. See "Certain Beneficial Owners of Commonwealth Common Stock," beginning on page 40.

Employee Benefits Matters

        The merger agreement contains agreements of the parties with respect to various employee matters, which are briefly described below.

        Participation in Citizens' Employee Benefit Plans.    As soon as administratively practicable after the merger, Citizens will provide the employees of Commonwealth and its subsidiaries who remain employed after the merger with at least the types and levels of employee benefits maintained by Citizens for similarly-situated employees.

        Citizens will cause the applicable benefits plans of Citizens or its affiliates:

  •
  not to treat any employee of Commonwealth or its subsidiaries as a "new" employee for purposes of exclusion from any benefit plan for a pre-existing medical condition;

  •
  to provide full credit under such plans for any deductibles incurred by any employees during the portion of the calendar year prior to such participation; and

  •
  to treat service rendered to Commonwealth or any of its subsidiaries as service rendered to Citizens for purposes of eligibility to participate, vesting and for other appropriate benefits, including applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) or eligibility for retiree welfare benefit plans, attributable to any period before the merger.

        Severance Compensation and Benefits.    Citizens will have no obligation to continue the employment of any employee of Commonwealth or a Commonwealth subsidiary and nothing contained in the merger agreement will be deemed to give any employee of Commonwealth or any Commonwealth subsidiary a right to continuing employment with Citizens after the merger. Citizens will pay any employee of Commonwealth or its subsidiaries who is not otherwise covered by a specific employment, termination, severance or change in control agreement and who is terminated by Citizens or its affiliates for reasons other than cause (which shall mean gross negligence or dereliction in the performance of such employee's duties, dishonesty or commission of a crime) in the one-year period immediately following the merger, the severance and other benefits set forth below:

  •
  severance payable on an installment basis pursuant to regular payroll of Citizens in an amount equal to two weeks base salary multiplied by the number of full years of service of such terminated Commonwealth employee to Commonwealth or any subsidiary of Commonwealth, as recognized on the books of Commonwealth; provided that all Commonwealth employees shall be subject to a minimum severance payment limitation of four weeks (eight weeks in the case of any Commonwealth employee who has a title of vice president or higher) and a maximum severance payment limitation of 26 weeks base salary;

  •
  continuation of health benefits during the same period of time that such terminated Commonwealth employee is receiving severance payments pursuant to the preceding bullet point on the same terms and conditions as though such employee had remained an active employee, and thereafter such employee shall be entitled to COBRA benefits for an additional period of time determined as though the employee's employment had terminated at the end of such period; and

  •
  out-placement services to terminated Commonwealth employees consistent with Citizens' past practices.

        Outstanding Commonwealth Agreements.    Following the merger, Citizens and its affiliates will honor in accordance with their terms all written employment, termination, severance, change in control and other compensation agreements disclosed by Commonwealth to Citizens, and neither Citizens nor any affiliate of Citizens will challenge the validity of any obligation of Commonwealth or any subsidiary of Commonwealth under any such agreement.

        Conversion to Citizens' Welfare Benefit Plans.    Commonwealth and its subsidiaries will use their reasonable best efforts to make the following changes with respect to the medical, dental and life insurance programs maintained by Commonwealth and its subsidiaries for Commonwealth employees, effective promptly following the later of January 1, 2003 or the date following receipt of all required stockholder and regulatory approvals (exclusive of any applicable waiting period) (referred to below as the "benefits date"):

  •
  with respect to the medical insurance program, Commonwealth will enter into an agreement with Blue Cross Blue Shield of Rhode Island to offer to Commonwealth employees the Blue Card PPO product with the same plan design and level of benefits as that being provided to the employees of Citizens or affiliates of Citizens as of the benefits date;

  •
  with respect to the dental insurance program, Commonwealth will change its current program for Commonwealth employees to the extent necessary to cause the plan design and level of benefits to be identical to that being provided to employees of Citizens or affiliates of Citizens as of the benefits date; and

  •
  with respect to the life insurance program, Commonwealth will change its current program for Commonwealth employees to the extent necessary to cause the plan design and level of benefits to be identical to that being provided to employees of Citizens or affiliates of Citizens as of the benefits date.

        In the event that the merger is not completed, Citizens has agreed to reimburse Commonwealth for the costs incurred in connection with the foregoing actions. Under some circumstances, however, Commonwealth may not be entitled to this reimbursement. See "—Conduct Pending the Merger," beginning on page 24.

        Employee Stock Ownership Plan.    As soon as practicable following the date of the merger agreement, Commonwealth Bank will file all necessary documents with the IRS for a determination letter for termination of the Commonwealth Bank ESOP as of the effective time of the merger. As soon as practicable after the later of (i) the effective time of the merger or (ii) the receipt of a favorable determination letter for termination from the Internal Revenue Service, and after full repayment of the outstanding loan to the ESOP, the account balances in the Commonwealth Bank ESOP will be distributed to participants and beneficiaries in accordance with applicable law and the ESOP. Prior to the merger, contributions to, and payments on the loan of, the ESOP will be made consistent with past practices on the regularly scheduled payment dates.

        Retention Bonus Program.    The merger agreement provides that, in consultation with Commonwealth, Citizens will develop a retention bonus program for employees of Commonwealth, which is intended to help retain key employees through the effective time of the merger. This program has not yet been developed. In the event that the merger is not completed, Citizens has agreed to reimburse Commonwealth for the costs of any retention bonuses paid by Commonwealth prior to the effective time of the merger pursuant to this program. Under some circumstances, however, Commonwealth may not be entitled to this reimbursement. See "—Conduct Pending the Merger," beginning on page 24.

Regulatory Approvals

        Completion of the merger is subject to the prior receipt of all consents or approvals of, or the provision of notices to, foreign, federal and state authorities required to complete the merger of a wholly-owned subsidiary of Citizens Bank with and into Commonwealth and the subsequent merger of Commonwealth Bank with and into Citizens Bank, except to the extent that a regulatory agency may waive any such requirement.

        Federal Reserve Board.    The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act of 1956, the Federal Reserve Board may not approve the merger if:

  •
  it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

  •
  the effect of the merger, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the effectiveness of the bank holding company or companies in combating money laundering activities, as well as, in the case of a bank holding company seeking to acquire a bank located in a state other than the home state of the bank holding company, the record of compliance of the applicant bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

        Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

        Section 225.12(d)(2) of the Federal Reserve Board's Regulation Y provides that the approval of the Federal Reserve Board is not required for certain acquisitions by bank holding companies if the acquisition has a component that will be approved by a federal supervisory agency under the Bank Merger Act and certain other requirements are met. Under this regulation, the acquiring bank holding company must submit a notice to the Federal Reserve Board at least ten days prior to the transaction and no application for approval of the proposed acquisition under the Bank Holding Company Act will be required unless the Federal Reserve Board informs the proposed acquiror to the contrary prior to expiration of this period. Citizens is currently evaluating whether the proposed merger and bank merger satisfy these requirements.

        FDIC.    The parties currently intend to merge Commonwealth Bank with and into Citizens Bank immediately after the merger. The bank merger is subject to the prior approval of the Federal Deposit Insurance Corporation, or FDIC, under the Bank Merger Act. The FDIC will review the bank merger under statutory criteria which are substantially the same as those required to be considered by the

Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act of 1956, as discussed above, except that the FDIC will not conduct an independent antitrust analysis of the bank merger if the Federal Reserve Board does so. Applicable regulations require publication of notice of the application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.

        State Approvals and Notices.    The merger is subject to the prior approval of the Massachusetts Board of Bank Incorporation, or Massachusetts Board, under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. Massachusetts law requires that the Massachusetts Board hold a public hearing to consider the merger and find that the merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services and such other matters as the Massachusetts Board may deem necessary or advisable.

        In addition, Massachusetts law provides that the Massachusetts Board cannot approve the merger until it has received notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the fund have been made for the proposed acquiror to make 0.9 percent of its assets located in Massachusetts available for call by the fund for a period of ten years for purposes of funding various affordable housing programs. Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks, which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the fund. Citizens intends to comply with these requirements to the extent applicable.

        The merger is subject to the prior approval of the Pennsylvania Department of Banking under Sections 112 and 115 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Section 103 thereof, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or stockholders of the institutions involved. The bank merger is subject to approval by the Pennsylvania Department of Banking under Section 1609 of the Pennsylvania Banking Code. In determining whether to approve the bank merger, the Pennsylvania Department of Banking will consider, among other things, whether the bank merger would be consistent with the principles of adequate and sound banking practices and the public interest on the basis of the financial history and condition of the participating banks, their prospects, the character of their management, the potential effect of the bank merger on competition and the convenience and needs of the communities primarily to be served by the participating banks.

        Foreign Authorities.    In connection with Citizens' acquisition of Commonwealth, The Royal Bank of Scotland Group plc has filed notices with the United Kingdom Listing Authority and the United Kingdom Financial Services Authority, an independent non-governmental body which regulates the financial services industry in the United Kingdom.

        Status of Applications and Notices.    With the exception of a filing by Citizens with the Federal Reserve Board, which is in process, Citizens and Commonwealth have filed all required applications, notices and requests for waiver with applicable regulatory authorities in connection with the proposed acquisition of Commonwealth. There can be no assurance that all requisite approvals will be obtained, or that such approvals will be received on a timely basis.

Certain Federal Income Tax Consequences

        The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that Commonwealth common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of Commonwealth common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Commonwealth common stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than United States dollars or individual persons who have received Commonwealth common stock as compensation or otherwise in connection with the performance of services. Further, this discussion does not address state, local or foreign tax consequences of the merger.

        For United States federal income tax purposes, the merger will be treated as an acquisition by Citizens of all the outstanding stock of Commonwealth. Each holder of shares of Commonwealth common stock will be treated as exchanging such shares for cash.

        The receipt of cash in exchange for shares of Commonwealth common stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between the per share cash consideration and the holder's adjusted tax basis per share in Commonwealth common stock. A holder's gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder has held Commonwealth common stock for more than 12 months prior to the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 20%, whereas the maximum federal income tax rate on ordinary income and net short-term capital gains (i.e., gain on capital assets held for not more than twelve months) of an individual is currently 38.6% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income ($1,500 in the case of married individuals filing separate returns). In the case of individuals and other non-corporation taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year, subject to certain limitations.

        A holder of Commonwealth common stock may be subject to backup withholding at the rate of 31% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taypayer identification number, or TIN, in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the disbursing agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Commonwealth common stock who does not provide the disbursing agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against the holder's federal income tax liability. Commonwealth (or its agent) will report to the holders of Commonwealth common stock and the Internal Revenue Service the amount of any "reportable payments," as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

        The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the merger. Regardless of your particular situation, you should consult your own tax advisor regarding the federal tax consequences of the merger to you, as well as the tax consequences of the merger to you arising under the laws of any state, local or other jurisdiction, domestic or foreign.

Accounting Treatment

        The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Commonwealth's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Citizens. Any difference between the purchase price for Commonwealth and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but will be subject to at least an annual assessment of impairment by applying a fair value test. In addition, any core deposit intangibles recorded by Citizens in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Citizens issued after the merger will reflect the results attributable to the acquired operations of Commonwealth beginning on the date of completion of the merger.

Stockholder Agreements

        In connection with the execution of the merger agreement, each director of Commonwealth and the five most senior executive officers of Commonwealth (Messrs. Ward, Zwann, Monnich, Johnston and Griest) entered into a stockholder agreement with Citizens Bank in the form attached as Exhibit II to the merger agreement. Under these agreements, these individuals agreed to vote all of their shares of Commonwealth common stock in favor of the merger of Commonwealth and against the approval of any other agreement providing for the acquisition of Commonwealth or all or substantially all of its assets. Pursuant to these agreements, these individuals also agreed not to transfer their shares of Commonwealth common stock prior to the special meeting of stockholders of Commonwealth called to approve and adopt the merger agreement, except for transfers in limited circumstances. These agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

No Dissenters' Rights

        In accordance with Section 1571 of the Pennsylvania Business Corporation Law, appraisal rights are not available to holders of any class of shares of a Pennsylvania corporation such as Commonwealth if, on the record date fixed for determining stockholders entitled to vote on a plan of merger, the shares are either:

  •
  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  •
  held beneficially or of record by more than 2,000 persons.

        The Commonwealth common stock meets each of the foregoing requirements, and neither the bylaws nor any resolutions of the board of directors of Commonwealth otherwise provides for dissenters' rights. As a result, dissenters' or appraisal rights are not available to holders of Commonwealth common stock in connection with the merger.

MARKET FOR COMMON STOCK AND DIVIDENDS

        The Commonwealth common stock currently is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "CMSB."

        As of September 30, 2002, there were 9,665,846 shares of Commonwealth common stock outstanding, which were held by approximately 4,377 holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of the Commonwealth common stock as reported on the Nasdaq Stock Market Inc.'s National Market and the dividends declared per share of Commonwealth common stock.

	Market Price
				Dividends Declared Per Share
2002	High		Low
First Quarter	$25.25		$21.36	$0.17
Second Quarter	29.67		24.52	0.17
Third Quarter	46.09	(1)	24.78	0.17
Fourth Quarter (through November , 2002)				—
2001
First Quarter	17.75		15.56	0.14
Second Quarter	20.30		16.10	0.14
Third Quarter	22.95		18.02	0.14
Fourth Quarter	22.50		20.31	0.14
2000
First Quarter	16.50		12.38	0.11
Second Quarter	13.63		11.38	0.11
Third Quarter	14.88		11.88	0.11
Fourth Quarter	15.44		14.19	0.11

(1)
Reflects announcement of the merger agreement on September 30, 2002. Excluding this day, the high sale price of the Commonwealth common stock during the third quarter of 2002 was $32.52.

        On September 27, 2002, the most recent trading day prior to the announcement of the execution of the merger agreement, the closing per share sale price of the Commonwealth common stock was $28.12, and on                            , 2002, the last trading day before the printing of this document, the closing per share sale price of the Commonwealth common stock was $            .

        Pursuant to the merger agreement, Commonwealth may pay the quarterly dividend of $0.17 per share declared on September 10, 2002 and paid on October 11, 2002, but it may not pay any additional quarterly dividend unless the closing of the merger does not occur on or prior to February 15, 2003. If the closing of the merger has not occurred on or prior to that date, Commonwealth may declare one or more dividends prior to the effective time of the merger to holders of Commonwealth common stock in an amount equal to $0.17 per share for each full calendar quarter after September 30, 2002 and prior to the effective time of the merger. See "The Merger—Conduct Pending the Merger," beginning on page 24.

CERTAIN BENEFICIAL OWNERS OF COMMONWEALTH COMMON STOCK

        The following table sets forth the beneficial ownership of the Commonwealth common stock as of September 30, 2002, and certain other information with respect to (i) the only person or entity, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to Commonwealth to be the beneficial owner of more than 5% of the issued and outstanding Commonwealth common stock on September 30, 2002, (ii) each director of Commonwealth, (iii) certain executive officers of Commonwealth and (iv) all directors and executive officers of Commonwealth as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of September 30, 2002(1)(2)		Percent of Commonwealth common stock
Commonwealth Bank Employee Stock Ownership Plan Trust 2 West Lafayette Street Norristown, Pennsylvania 19401	1,042,919	(3)	10.8%
Wanger Asset Management LP 227 W. Monroe Street, Suite 3000 Chicago, Illinois 60606	894,000	(4)	9.2
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	517,600	(5)	5.4
Directors:
Charles H. Meacham	313,472	(6)	3.2
Patrick J. Ward	211,338	(7)	2.2
George C. Beyer, Jr.	153,704	(8)	1.6
Joseph E. Colen, Jr.	123,150	(9)	1.3
James D. Danella	1,630		*
Joanne Harmelin	30,721	(10)	*
Michael T. Kennedy	24,300	(11)	*
Martin E. Kenney	18,925	(12)	*
Harry P. Mirabile	155,029	(13)	1.6
Executive Officers:
Brian C. Zwaan	55,099	(14)	*
David K. Griest	94,065	(15)	1.0
Charles M. Johnston	59,635	(16)	*
William J. Monnich	122,826	(17)	1.3
All directors and executive officers as a group (13 persons)	1,365,894	(18)	13.1%

(footnotes on succeeding pages)

*
Represents less than 1% of the outstanding Commonwealth common stock.

(1)
Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Commonwealth common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Commonwealth common stock which may be acquired within 60 days of September 30, 2002 pursuant to the exercise of outstanding stock options. Shares of Commonwealth common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Commonwealth common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Commonwealth common stock owned by any other person or group.

(3)
The Commonwealth Bank Employee Stock Ownership Plan Trust, or Trust, was established pursuant to the Commonwealth Bank ESOP by an agreement between Commonwealth and PNC Bank, National Association, which acts as trustee of the plan (the "Trustee"). As of September 30, 2002, 445,964 shares of Commonwealth common stock held in the Trust were unallocated and 596,955 shares had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustee will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees and will generally vote unallocated shares held in the ESOP in the same proportion for and against proposals to stockholders as the ESOP participants and beneficiaries actually vote shares of Commonwealth common stock allocated to their individual accounts, subject in each case to the fiduciary duties of the Trustee and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries.

(4)
According to filings under the Exchange Act, Wanger Asset Management, L.P., or WAM, a registered investment advisor, and Wanger Asset Management, Ltd, the general partner of WAM, beneficially own 894,000 shares, which have been acquired by WAM on behalf of its discretionary clients, including Acorn Investment Trust.

(5)
According to filings under the Exchange Act, Dimensional Fund Advisors, Inc., a registered investment advisor, serves as investment advisor or manager to certain investment companies, trusts and accounts. The indicated shares are owned by advisory clients of Dimensional Fund Advisors.

(6)
Includes 30,269 shares held by Mr. Meacham's wife and 201,699 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(7)
Includes 1,464 shares held jointly with Mr. Ward's wife, 819 shares held on behalf of Mr. Ward in Commonwealth's Voluntary Investment Plan, 11,054 shares allocated to him pursuant to the ESOP and 156,190 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(8)
Includes 5,479 shares held jointly with Mr. Beyer's wife, 28,850 shares held by Mr. Beyer's wife, 29,885 shares held in a partnership in which Mr. Beyer is the general partner, and 31,416 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(9)
Includes 8,828 shares held jointly with Mr. Colen's wife and children and 17,200 shares held in a trust in which Mr. Colen is a co-trustee. Also includes 45,828 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(10)
Includes 2,150 shares held by Ms. Harmelin's husband and 21,800 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(11)
Includes 21,800 shares which may be acquired by Mr. Kennedy upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(12)
Includes 16,800 shares which may be acquired by Mr. Kenney upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(13)
Includes 23,155 shares held jointly with Mr. Mirabile's wife, 3,952 shares held by Mr. Mirabile's wife and 31,416 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(14)
Includes 427 shares held on behalf of Mr. Zwaan in the Voluntary Investment Plan, 5,600 shares held in Commonwealth's Recognition Plan, which may be voted by Mr. Zwaan pending vesting and distribution, 3,135 shares allocated to him pursuant to the ESOP and 41,200 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(15)
Includes 1,000 shares held in custody for Mr. Griest's children, 3,394 shares held on behalf of Mr. Griest in the VIP, 6,848 shares allocated to him pursuant to the ESOP and 50,425 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(16)
Includes 1,156 shares held on behalf of Mr. Johnston in the Voluntary Investment Plan, 4,102 shares allocated to him pursuant to the ESOP and 50,425 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(17)
Includes 1,259 shares held on behalf of Mr. Monnich in the Voluntary Investment Plan, 9,084 shares allocated to him pursuant to the ESOP and 88,526 shares which may be acquired upon the exercise of stock options exercisable within 60 days of September 30, 2002.

(18)
Includes 7,055 shares held on behalf of executive officers in the Voluntary Investment Plan, 5,600 shares held in the Recognition Plan, which may be voted by an executive officer pending vesting and distribution, 34,223 shares allocated to executive officers pursuant to the ESOP and 757,525 shares which may be acquired by executive officers and directors upon the exercise of stock options exercisable within 60 days of September 30, 2002.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

        Any proposal which a stockholder wishes to have included in the proxy materials of Commonwealth relating to the next annual meeting of stockholders of Commonwealth, which will only be held if the merger is not consummated prior thereto, must be received at the principal executive offices of Commonwealth, 2 West Lafayette Street, Norristown, Pennsylvania 19401, Attention: Charles H. Meacham, Chairman of the Board and Secretary, no later than November 15, 2002. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

        Stockholder proposals which are not submitted for inclusion in Commonwealth's proxy materials pursuant to Rule 14a-8 of the Exchange Act may be brought before an annual meeting pursuant to Commonwealth's Bylaws, which provides that business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the corporate secretary of Commonwealth. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Commonwealth not later than 90 days prior to the anniversary date of the mailing of proxy materials by Commonwealth in connection with the immediately preceding annual meeting of stockholders. A stockholder's notice to the corporate secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on Commonwealth's books, of the stockholder proposing such business, (c) the class and number of shares of Commonwealth which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. To be timely with respect to the next annual meeting of stockholders of Commonwealth, a stockholder's notice must be received by Commonwealth no later than December 16, 2002.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

        This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements and information with respect to the financial condition, results of operations, plans, objectives, future performance, business and other matters relating to Commonwealth or the merger that are based on the beliefs of, as well as assumptions made by and information currently available to, Commonwealth's management. When used in this proxy statement, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import are intended to identify forward-looking statements. These statements reflect the current view of Commonwealth with respect to future events and are subject to risks, uncertainties and assumptions that include, without limitation, the risk factors set forth in Commonwealth's 2001 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, the risk that the merger will not be completed and risks associated with competitive factors, general economic conditions, geographic credit concentration, customer relations, interest rate volatility, governmental regulation and supervision, defaults in the repayment of loans, changes in volume of loan originations, and changes in industry practices. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

WHERE YOU CAN FIND MORE INFORMATION

        Commonwealth files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Commonwealth at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Commonwealth's Commission filings are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

CITIZENS BANK OF PENNSYLVANIA

CITIZENS FINANCIAL GROUP, INC.

and

COMMONWEALTH BANCORP, INC.

Dated as of September 30, 2002

A-i

A-ii

Exhibits
Exhibit I	Form of Bank Merger Agreement
Exhibit II	Form of Stockholder Agreement
Schedules
4.1(c)	Subsidiaries and Joint Ventures
4.2(a)	Capitalization
4.2(c)	Seller Subsidiaries and Joint Ventures
4.3(c)	Violations, Conflicts, Breaches or Defaults
4.7	Certain Changes or Events
4.8	Legal Proceedings
4.9	Seller Reports
4.10	Agreements with Governmental Authorities
4.13	Taxes and Tax Returns
4.15(a)	Seller Pension Plans, Seller Benefit Plans and Seller Other Plans Contributions
4.15(c)	Value of Assets of Seller Pension Plans
4.15(d)	Administration of Seller Pension Plans, Seller Benefit Plans and Seller Other Plans
4.15(h)	Post-employment Benefits
4.15(i)	Post-termination Benefits
4.18	Seller Contracts
4.20(b)	Criticized Assets
4.23(a)	Insurance Policies
4.23(b)	O&D Life Insurance Policies
4.24(d)	Environmental Matters
4.26(a)	Investment Management and Related Activities
5.2	Seller Forbearances
5.6	Branches
6.5(d)	Compensation Agreements
6.5(e)	Parachute Payouts
7.2(e)	Stockholder Agreements

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 30, 2002, by and among, CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania chartered savings bank ("Buyer"), COMMONWEALTH BANCORP, INC., a Pennsylvania corporation ("Seller"), and for the purpose of Article III and Section 6.15, CITIZENS FINANCIAL GROUP, INC., a Delaware corporation and the parent company of the Buyer ("Parent"). The capitalized terms used in this Agreement are defined in Section 9.14 hereof.

        WHEREAS, the Board of Trustees of the Buyer and the Board of Directors of the Seller have determined that it is in the best interests of their respective stockholders and other constituencies, as well as the communities they serve, to consummate, and have approved, the business combination transactions provided for herein, in which the Buyer will, subject to the terms and conditions set forth herein, acquire the Seller;

        WHEREAS, following the execution and delivery of this Agreement, the Buyer shall take such action as is appropriate to form a subsidiary to be organized as a corporation (the "Merger Sub") under the PBCL, and to cause the Merger Sub to become a party to this Agreement, pursuant to which the Merger Sub shall merge (the "Merger") with and into the Seller, upon the terms and subject to the conditions set forth herein (the Seller and the Merger Sub being the constituent corporations of the Merger);

        WHEREAS, following the execution and delivery of this Agreement, Buyer (sometimes referred to herein as the "Surviving Bank"), shall enter into an Agreement and Plan of Merger (the "Bank Merger Agreement") with Commonwealth Bank, a Pennsylvania chartered savings bank and subsidiary of the Seller (the "Seller Bank"), substantially in the form of Exhibit I hereto, providing for the merger of the Seller Bank with and into the Buyer (the "Bank Merger") under the Pennsylvania Banking Code of 1965, as amended, promptly following the consummation of the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—THE MERGER

        1.1    The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the PBCL, at the Effective Time, the Merger Sub shall merge with and into the Seller. The Seller shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania as a subsidiary of the Buyer. Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall terminate.

        1.2    Effective Time.     The Merger shall become effective when Articles of Merger ("Articles of Merger"), executed in accordance with the relevant provisions of the PBCL, are filed with the Pennsylvania Secretary; provided, however, that upon the mutual written consent of each of the Buyer and the Seller, the Articles of Merger may provide for a later time or date of effectiveness of the Merger not more than thirty (30) days after the date the Articles of Merger are filed with the Pennsylvania Secretary. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are filed with the Pennsylvania Secretary or such later time established by the Articles of Merger. The filing of the Articles of Merger with the Pennsylvania Secretary shall be made on the Closing Date.

        1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 1929 of the PBCL.

        1.4    Conversion of Seller Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Seller or the holder of any of the shares of the Seller Common Stock:

          (a)  Each share of the common stock, par value $0.10 per share, of the Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time (collectively, "Shares") (other than Shares held (i) in the Seller's treasury or (ii) directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries (except for Trust Account Shares or DPC Shares)) shall become and be converted automatically into the right to receive in cash from the Buyer an amount equal to $46.50 ("Merger Consideration").

          (b)  All of the Shares converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each, a "Certificate") previously representing any such Shares shall thereafter represent the right to receive the Merger Consideration. Certificates previously representing Shares shall be exchanged for the Merger Consideration upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon.

          (c)  At the Effective Time, all Shares that are owned by the Seller as treasury stock, all shares that are held in trust under the Seller Restricted Share Plans that have not been allocated to any individual participant, and all Shares that are owned directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries (other than Shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such Shares, whether held directly or indirectly by the Buyer or the Seller, as the case may be, being referred to herein as "Trust Account Shares") and other than any Shares held by the Buyer or the Seller or any of their respective subsidiaries in respect of a debt previously contracted (any such Shares, whether held directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

        1.5    Merger Sub Common Stock.     At and after the Effective Time, each share of common stock, par value $1.00 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall become and be converted automatically into one share of common stock of the Surviving Corporation.

        1.6    Employee Stock Options; Restricted Shares.      (a) Prior to and effective as of the Effective Time, the Seller shall take all such action as is necessary to terminate, subject to compliance with this Section 1.6, the Seller 1993 Amended Stock Incentive Plan, the Seller 1993 Amended Directors' Stock Option Plan, the Seller 1996 Amended Stock Option Plan and the Seller 2000 Incentive Stock Option Plan (collectively, the "Seller Stock Option Plans"), and shall provide written notice to each holder of a then outstanding stock option to purchase shares of Seller Common Stock pursuant to the Seller Stock Option Plans (whether or not such stock option is then vested or exercisable), that such stock option shall be, as at the date of such notice, exercisable in full and that such stock option shall terminate at the Effective Time and that, if such stock option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of such option a cash payment from the Seller at the Closing in an amount equal to the excess of the Merger Consideration over the per share exercise price of such stock option, multiplied by the number of shares of Seller Common Stock covered by such stock option, subject to any required withholding of taxes. The Seller shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding stock option to purchase shares of Seller Common Stock pursuant to the Seller Stock Option Plans with regard to the cancellation of such stock option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Seller Stock Option Plans and all options issued thereunder shall terminate at the Effective Time. The Seller hereby represents and warrants to the Buyer that the maximum number of shares of Seller Common Stock subject to issuance pursuant to the exercise of stock options issued and outstanding under the Seller Stock Option Plans is not and shall not be at or prior to the Effective Time more than 1,516,786.

          (b)  At the Effective Time, each unvested restricted share of Seller Common Stock (collectively, the "Seller Restricted Shares") granted under Seller's 1993 Amended Management Recognition Plan for Officers, 1993 Amended Management Recognition Plan for Directors and 1996 Amended Recognition and Retention Plan (collectively, the "Seller Restricted Share Plans") which is outstanding immediately prior to the Effective Time shall vest and become free of any restrictions to which they are subject under the Seller Restricted Share Plans. Each holder of a Seller Restricted Share shall have the same rights to receive the Merger Consideration as are provided to other holders of shares of Seller Common Stock pursuant to Section 1.4 and Article II hereof.

        1.7    Articles of Incorporation.     Unless otherwise provided by the Buyer, at the Effective Time, the Articles of Incorporation of the Seller, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law.

        1.8    By-Laws.     At the Effective Time, the By-Laws of the Seller, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

        1.9    Directors and Officers.     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II—EXCHANGE OF SHARES

        2.1    Buyer to Deposit Aggregate Merger Consideration.     At or prior to the Effective Time, the Buyer shall pay, or shall cause to be paid, to a bank or trust company selected by the Buyer and reasonably acceptable to the Seller (which may be a subsidiary or other Affiliate of the Buyer) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, such amount of cash as is sufficient to pay the aggregate Merger Consideration which holders of Shares are entitled to receive pursuant to Section 1.4 hereof.

        2.2    Exchange of Shares.

          (a)  As soon as practicable after the Effective Time, and in no event later than three (3) business days thereafter, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which each share of Seller Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange for each share represented thereby, the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Seller, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (b)  At any time following the expiration of the sixth (6th) month after the Effective Time, the Buyer or the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Buyer and the Surviving Corporation (subject to applicable abandoned property, escheat or similar laws) only as general creditors thereof with respect to any Merger Consideration payable upon due surrender of the Certificates held by them.

          (c)  After the Effective Time, there shall be no transfers on the stock transfer books of the Seller of the shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

          (d)  Neither the Buyer nor the Seller nor any other Person shall be liable to any former holder of Shares for any shares or any dividends or distributions with respect thereto or any Merger Consideration delivered in respect of any such Shares properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e)  In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the Person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Buyer of appropriate and customary indemnification, the Buyer will issue in exchange for each Share represented by such lost, stolen or destroyed Certificate, the Merger Consideration, as determined in accordance with this Article II.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer hereby represents and warrants to the Seller as follows:

        3.1    Corporate Organization.

          (a)  The Buyer is a state chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and owns directly all of the issued and outstanding equity securities of the Buyer.

          (b)  Each of the Parent and the Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Parent and the Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not result in a Material Adverse Effect.

        3.2    Authority; No Violation.     (a) Each of the Parent and the Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer or the Parent, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by each of the Board of Trustees of the Buyer and the Board of Directors of the Parent, as applicable. Except for the adoption of the Bank Merger Agreement by the Buyer's stockholder, no other corporate proceedings on the part of the Parent or the Buyer are necessary to consummate the Merger. This Agreement and the other Transaction Documents to which the Buyer or the Parent, as applicable, is a party have been duly and validly executed and delivered by each of the Parent and the Buyer, as applicable, and (assuming due authorization, execution and delivery by the Seller and the Seller Bank), constitute the valid and binding obligation of the Parent and the Buyer, as applicable, enforceable against each of them in accordance with their respective terms. The Parent, acting in its capacity as the sole stockholder of the Buyer, shall approve the Bank Merger Agreement prior to the Effective Time.

          (b)  Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer or the Parent, as applicable, is a party by the Parent and the Buyer, as applicable, nor the consummation by the Parent and the Buyer of the transactions contemplated hereby or thereby; nor compliance by the Parent and the Buyer with any of the terms or provisions hereof or thereof, will (i) assuming that the consents and approvals referred to in Section 3.3 hereof are duly obtained, violate in any respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Parent or the Buyer, or (ii) violate, conflict with, or result in a breach of, any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Parent or the Buyer under any of the terms, conditions or provisions of (y) the Articles of Incorporation or other charter document of like nature or By-Laws of the Parent or the Buyer, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Parent or the Buyer is a party as issuer, guarantor or obligor, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (ii)(z) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Parent or the Buyer.

        3.3    Consents and Approvals.     Except for consents, waivers or approvals of, or filings or registrations with, or notifications to, the FDIC, the Federal Reserve Board, the Pennsylvania Commissioner, the Pennsylvania Secretary, the MBBI, the MHPF, applicable state securities and insurance commissioners, the SEC, the DOJ, the NASDAQ, the UK Listing Authority, and the Financial Services Authority, no consents, waivers or approvals of or filings or registrations with, or notifications to, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with (a) the execution and delivery by the Parent and the Buyer of this Agreement and by the Buyer of the Bank Merger Agreement or (b) the consummation by the Parent and the Buyer of the Merger or by the Buyer of the Bank Merger. Neither the Parent nor the Buyer has any knowledge of any fact or circumstance relating to the Buyer or its subsidiaries or other

Affiliates that is reasonably likely to materially impede or delay receipt of any consents of Governmental Authorities.

        3.4    Financial Statements.     The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Parent as of December 31 for the fiscal years 2000 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1999 through 2001, inclusive, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants for the Parent, (b) the unaudited consolidated balance sheet of the Parent as of June 30, 2002, and the related unaudited consolidated statements of income for the six (6) months ended June 30, 2002 and June 30, 2001 and (c) Consolidated Reports of Condition and Income of the Buyer dated as of June 30, 2002. The June 30, 2002 consolidated balance sheet of the Parent (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments).

        3.5    Broker's Fees.     Neither the Buyer nor any of its officers, trustees, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees and commissions incurred in connection with the engagement of Merrill Lynch & Co., Inc. and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Buyer will be responsible for the payment of all such fees.

        3.6    Legal Proceedings.     There is no claim, suit, action, proceeding or investigation of any nature pending or, to the best knowledge of the Buyer, threatened, against the Buyer or any subsidiary or other Affiliate of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement, and which, if adversely determined, would, individually or in the aggregate, materially adversely affect the Buyer's ability to perform its respective obligations under this Agreement or the Bank Merger Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Buyer or any subsidiary or other Affiliate of the Buyer having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

        3.7    Capital; Availability of Funds.     On the date hereof, the Buyer is, and on the Closing Date, the Buyer will be, "adequately capitalized" as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, the Parent is, and on the Closing Date, the Parent will be, "adequately capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board if the Parent were a state-chartered, member bank. The Buyer will have available to it at the Effective Time sources of capital and financing sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

        3.8    Buyer Information.     The information relating to the Parent, Buyer, their respective subsidiaries and other Affiliates to be contained in the proxy statement filed with the SEC under the Exchange Act (the "Seller Proxy Statement"), as described in Section 6.1 hereof, and any other documents filed with the SEC in connection herewith, to the extent such information is provided in writing by the Buyer, will not, on the date the Seller Proxy Statement (or any supplement or amendment thereto) is first mailed to stockholders of the Seller or on the date of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading at the time and in light of the circumstances under which such statement is made.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller hereby represents and warrants to the Buyer as follows:

        4.1    Corporate Organization.

          (a)  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, individually or in the aggregate, result in any Material Adverse Effect on the Seller. The Seller is a savings and loan holding company registered with the OTS under the Home Owners' Loan Act of 1933, as amended. The Articles of Incorporation and By-Laws of the Seller, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents in effect as of the date of this Agreement. The Seller is not in violation of any provision of its Articles of Incorporation or By-Laws. The minute books of the Seller contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 1999 of the Seller's stockholders and Board of Directors (including committees of the Seller's Board of Directors) other than minutes which have not been prepared as of the date hereof.

          (b)  Each Significant Subsidiary of the Seller is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of the Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each Significant Subsidiary of the Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, result in any Material Adverse Effect on the Seller.

          (c)  Except as set forth in Section 4.1(c) of the Seller Disclosure Schedule, the Seller has no subsidiaries and no Joint Ventures (other than investments in such subsidiaries).

          (d)  The Articles of Incorporation and By-Laws or equivalent organizational documents of each Significant Subsidiary, copies of which have previously been made available to the Buyer, are true, correct and complete copies of such documents in effect as of the date of this Agreement. Neither the Seller nor any of its subsidiaries is in violation of any provision of its Articles of Incorporation, By-Laws or equivalent organizational documents. The minute books of each Significant Subsidiary contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 1999 of its stockholders and board of directors (including committees of its board of directors) other than minutes which have not been prepared as of the date hereof.

          (e)  Neither the Articles of Incorporation and By-Laws or equivalent organizational documents of the Seller or any of its subsidiaries nor any resolutions adopted by the respective Boards of Directors of the Seller or any of its subsidiaries grant any holder of shares of the capital stock of the Seller or any of its subsidiaries any entitlement to dissenters rights as provided in Section 1574 of the PBCL or any other applicable law or regulation ("Dissenters Rights").

        4.2    Capitalization.

          (a)  The authorized capital stock of the Seller consists of 30,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share ("Seller Preferred Stock"). As of the date hereof, there are 9,665,846 shares of Seller Common Stock issued and outstanding and no shares of Seller Preferred Stock issued and outstanding. As of the date hereof, there are 8,402,281 shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of the Seller. Except for Trust Account Shares and DPC Shares, no shares of Seller Common Stock are held by the Seller's subsidiaries. In addition, as of the date hereof, there are 1,516,786 shares of Seller Common Stock reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except (i) for the Seller Stock Option Plans (which includes director and employee stock options) or (ii) as reflected in Section 4.2(a) of the Seller Disclosure Schedule, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock, Seller Preferred Stock or any other equity security of the Seller or any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock, Seller Preferred Stock or any other equity security of the Seller or any subsidiary of the Seller or obligating the Seller or any such subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Seller. Section 4.2(a) of the Seller Disclosure Schedule sets forth as of the date hereof (i) the names of the optionees, the date of each option to purchase shares of Seller Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Seller Stock Option Plans and (ii) with respect to each outstanding Seller Restricted Share, the name of the grantee, the date of grant and the applicable vesting schedule and terms. Except as noted in the immediately preceding sentence, there are no Shares outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Seller.

          (b)  The authorized capital stock of the Seller Bank consists of 20,000,000 shares of common stock, par value $0.10 per share ("Bank Common Stock"), and 5,000,000 shares of preferred stock, par value $0.10 per share ("Bank Preferred Stock"). As of the date hereof, (i) 100 shares of Bank Common Stock are issued and outstanding, all of which are owned directly or indirectly by the Seller, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (ii) no shares of Bank Common Stock are held in the treasury of the Seller Bank and (iii) no shares of Bank Common Stock are held by any of Seller's subsidiaries. Each share of Bank Common Stock owned by the Seller or any of its subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Seller's or any of its subsidiaries' voting rights, charges and other encumbrances of any nature whatsoever. No shares of Bank Preferred Stock have been issued.

          (c)  Section 4.2(c) of the Seller Disclosure Schedule lists each of the subsidiaries of the Seller and each Joint Venture on the date of this Agreement and indicates for each such subsidiary and Joint Venture as of such date: (i) the percentage and type of equity securities owned or controlled by the Seller; (ii) the jurisdiction of incorporation; and (iii) the federal and/or state bank regulatory or other authority under which its shares are held by Seller or by which the Joint Venture operates. The Seller (x) has made available to the Buyer all of the organizational or similar documents regarding the control, governance or voting power in respect of each Joint Venture, (y) has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture and (z) does not, directly or indirectly, control any Joint Venture. The Seller Bank's deposits are insured by either the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC in accordance with the FDIA to the fullest extent permitted by law, and the Seller Bank has paid all premiums and assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the best knowledge of the Seller, threatened. Except as set forth in Section 4.2(c) of the Seller Disclosure Schedule, no subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for a subsidiary of the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any equity security of the Seller or of any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. There are no outstanding contractual obligations of any subsidiary of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or any such subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any such subsidiary of the Seller. All of the shares of capital stock of each of the subsidiaries of the Seller held by the Seller are fully paid and nonassessable and, except for directors' qualifying shares, are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

        4.3    Authority; No Violation.

          (a)  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby are duly and validly approved by the unanimous vote of, the Board of Directors of the Seller. The Board of Directors of the Seller has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the Seller's stockholders, no other corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer, the Parent and the Merger Sub, as applicable) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

          (b)  The Seller Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly approved by the unanimous action of the Board of Directors of the Seller Bank. The Seller, acting in its capacity as the sole stockholder of the Seller Bank, has approved the Bank Merger Agreement. No other corporate action and no other corporate proceedings on the part of the Seller Bank are necessary to authorize the Bank Merger Agreement or the performance of the Seller Bank's obligations thereunder or to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Seller Bank, will be duly and validly executed and delivered by the Seller Bank and will constitute a legal, valid and binding obligation of the Seller Bank, enforceable against the Seller Bank in accordance with its terms.

          (c)  Neither the execution and delivery of this Agreement or the other Transaction Documents by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby; nor the execution and delivery of the Bank Merger Agreement by the Seller Bank, nor the consummation by the Seller Bank of the transactions contemplated thereby; nor compliance by the Seller or the Seller Bank with any of the terms or provisions hereof or thereof, will (i) assuming that the consents, waivers and approvals referred to in Section 4.4 hereof are duly obtained, violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or by which any property or asset of the Seller or any of its subsidiaries is bound or affected, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of its subsidiaries under any of the terms, conditions or provisions of (y) the Articles of Incorporation or other charter document of like nature or By-Laws of the Seller or any of its subsidiaries, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(z) above, for such violations, conflicts, breaches or defaults as set forth in Section 4.3(c) of the Seller Disclosure Schedule or which either individually or in the aggregate would not have a Material Adverse Effect on the Seller.

        4.4    Consents and Approvals.

          (a)  Except for consents, waivers or approvals of, or filings or registrations with, or notifications to, the FDIC, the Federal Reserve Board, the Pennsylvania Commissioner, the Pennsylvania Secretary, the MBBI, the MHPF, applicable state securities and insurance commissioners, the SEC, the DOJ, and the NASDAQ, no consents, waivers or approvals of or filings or registrations with, or notifications to, any public body or authority are necessary in connection with (i) the execution and delivery by the Seller of this Agreement and the execution and delivery of the Bank Merger Agreement by the Seller Bank, or (ii) the consummation by the Seller of the Merger or by the Seller Bank of the Bank Merger. The affirmative vote of a majority of the votes cast by all holders of shares of Seller Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Seller necessary to approve this Agreement and the Merger. The affirmative vote of at least two-thirds (2/3rds) of the votes cast by all holders of shares of Bank Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Seller Bank necessary to approve the Bank Merger Agreement and the Bank Merger. The Seller has no knowledge of any fact or circumstance relating to the Seller or its subsidiaries, that is reasonably likely to materially impede or delay receipt of any consents of Governmental Authorities.

          (b)  The execution and delivery of this Agreement by the Seller, and the execution and delivery of the Bank Merger Agreement by the Seller Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any third party (which term does not include the Board of Directors or the stockholders of the Seller or the Seller Bank), except where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not have a Material Adverse Effect on the Seller or prevent or significantly delay consummation of the Merger or the Bank Merger.

        4.5    Financial Statements.     The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of December 31 for the fiscal years 2000 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1999 through 2001, inclusive, as reported in the Annual Report of the Seller on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit report of Arthur Andersen LLP, independent public accountants for the Seller, and (b) the unaudited consolidated balance sheet of the Seller and its subsidiaries as of June 30, 2002, the related unaudited consolidated statements of income and changes in stockholders' equity for the six (6) months ended June 30, 2002 and June 30, 2001 and the related unaudited consolidated statements of cash flows for the six (6) months ended June 30, 2002 and June 30, 2001, all as reported in the Seller's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC under the Exchange Act. The December 31, 2001 consolidated balance sheet ("Seller Balance Sheet") of the Seller (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Each of the consolidated financial statements of the Seller and its subsidiaries, including, in each case, the notes thereto, made available to the Buyer comply, and the financial statements to be filed with the SEC by the Seller after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of the Seller and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

        4.6    Broker's Fees.     Neither the Seller nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Keefe, Bruyette & Woods and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Seller will be responsible for the payment of all such fees. The fee payable to Keefe, Bruyette & Woods in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Seller and Keefe, Bruyette & Woods, a true and complete copy of which has heretofore been furnished to the Buyer. The Seller has received the opinion of Keefe, Bruyette & Woods to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of the Seller pursuant to the Merger is fair to such stockholders, and such opinion has not been amended or rescinded and remains in full force and effect as of the date of this Agreement.

        4.7    Absence of Certain Changes or Events.     Except as disclosed in Section 4.7 of the Seller Disclosure Schedule, the Seller's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, in any Current Reports of the Seller on Form 8-K filed prior to the date of this Agreement, in the Seller's Proxy Statement filed with respect to its 2002 Annual Meeting of stockholders, in the Seller's

Annual Report on Form 10-K for the year ended December 31, 2001, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2001, the Seller and its subsidiaries have not incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), except in the ordinary course of their business consistent with their past practices or in connection with this Agreement and the transactions contemplated hereby, nor has there been (a) any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller or any of its subsidiaries, (b) any change by the Seller or any of its subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller's independent accountants, (c) any entry by the Seller or any of its subsidiaries into any contract or commitment of more than $200,000 or with a term of more than one (1) year other than loans and loan commitments and borrowings in the ordinary course of business, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Seller or any of its subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (e) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Seller or any of its subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Seller or any of its subsidiaries, (f) any material election made by the Seller or any of its subsidiaries for federal or state income tax purposes, (g) any material change in the credit policies or procedures of the Seller or any of its subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (h) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (i) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

        4.8    Legal Proceedings.     There is no claim, suit, action, proceeding or investigation of any nature pending or, to the best knowledge of the Seller, threatened, against the Seller or any subsidiary of the Seller or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller or otherwise materially adversely affect the Seller's or the Seller Bank's ability to perform its obligations under this Agreement or the Bank Merger Agreement, nor is there any judgment, decree, injunction, rule, award or order of any legal or administrative body or arbitrator outstanding against the Seller or any subsidiary of the Seller having, or which insofar as reasonably can be foreseen, in the future could have, any such effect. Section 4.8 of the Seller Disclosure Schedule sets forth as of the date hereof all claims, suits, actions, proceedings or investigations pending or, to the best knowledge of the Seller, threatened against the Seller or any of its subsidiaries.

        4.9    Reports.     Since January 1, 1999, the Seller and its subsidiaries have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all other communications mailed by the Seller to its stockholders since January 1, 1999 (and copies of all such reports, registrations statements and communications have been or will be delivered or otherwise made available by the Seller to the Buyer), (b) the OTS, (c) the FDIC, (d) the NASDAQ, and (e) any applicable state securities, insurance or banking authorities (except, in the case of state securities or insurance authorities, no such representation is made as to filings which are not material) (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the "Seller Reports") and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, none of the Seller's subsidiaries is required to file any form, report or other document with the SEC. The Seller has made available to the Buyer true and complete copies of all amendments and modifications that have not been filed by the Seller with the SEC to all agreements, documents and other instruments that previously had been filed by the Seller with the SEC and are currently in effect. Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of the Seller and its subsidiaries, since January 1, 2001, no Bank Regulator has initiated any proceeding or, to the best knowledge of the Seller, investigation into the business or operations of the Seller or any of its subsidiaries. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, the Seller and its subsidiaries have resolved all material violations, criticisms or exceptions by any Bank Regulator with respect to any such normal periodic examination.

        4.10    Agreements with Governmental Authorities.     Neither the Seller nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to Seller or any of its subsidiaries by, has been required to adopt any board resolution by, any Governmental Authority which is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and neither the Seller nor any of its subsidiaries has received written notification from any such Governmental Authority that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order. Neither the Seller nor any of its subsidiaries has been informed by any Governmental Authority that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Seller or any of its subsidiaries is entitled to receive financial assistance or indemnification from any Governmental Authority.

        4.11    Absence of Undisclosed Liabilities.     Except for those liabilities that are fully reflected or reserved against on the Seller Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby, since December 31, 2001, neither the Seller nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on the Seller.

        4.12    Compliance with Applicable Law.     Each of the Seller and each Significant Subsidiary thereof holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Seller and each Significant Subsidiary thereof has complied with and is not in violation of or default in any material respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller or such Significant Subsidiary, other than where such default or noncompliance will not result in, or create the possibility of resulting in, any Material Adverse Effect on the Seller or any Significant Subsidiary of the Seller, and neither the Seller nor any Significant Subsidiary of the Seller has received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement, or commencement of any proceeding in connection with any such violation, and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

        4.13    Taxes and Tax Returns.     Except as set forth in Section 4.13 of the Seller Disclosure Schedule:

          (a)  Except where the failure to do so would not have a Material Adverse Effect on the Seller Companies as a whole, the Seller and each of its subsidiaries (referred to for purposes of this Section 4.13, collectively, as the "Seller Companies") have, since December 31, 1995, timely filed in correct form all Tax Returns that were required to be filed by any of them on or prior to the date hereof (the "Filed Tax Returns"), and have paid all Taxes shown as being due thereon.

          (b)  No assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Filed Tax Returns, other than such additional Taxes as are being contested in good faith or which if determined adversely to the Seller Companies would not have a Material Adverse Effect on the Seller Companies as a whole. The income Tax Returns of the Seller Companies have been examined by the IRS or other taxing authority, as applicable, for all years through 1999 and any liability with respect thereto has been satisfied. There are no material disputes pending or written claims asserted for Taxes or assessments upon any Seller Company, nor has any Seller Company been requested to give any currently effective waivers extending the statutory period of limitation applicable to any income Tax Return for any period. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of the Seller Companies, which if determined adversely to the Seller Companies would have a Material Adverse Effect on the Seller Companies as a whole. To the best knowledge of the Seller, no material Tax Return of any of the Seller Companies is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Seller Company, except for such liens for Taxes that would not have a Material Adverse Effect on the Seller Companies as a whole.

          (c)  Adequate provision has been made on the Seller Balance Sheet for all Taxes of the Seller Companies in respect of all periods through the date hereof. In addition, (i) proper and accurate amounts have been withheld by each Seller Company from their respective employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, county and local laws; (ii) federal, state, county and local returns which are accurate and complete in all material respects have been filed by the Seller Companies for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Seller in its consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2001, or, with respect to returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Seller for the period covered by such returns.

          (d)  Except with respect to intra-Seller Company agreements made or required under the federal consolidated tax return regulations, none of the Seller Companies is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.

          (e)  None of the Seller Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which one of the Seller Companies was the parent.

          (f)    None of the Seller Companies has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") or Code Section 280G(b)(2).

          (g)  No property of any Seller Company is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Code Section 168(h). None of the Seller Companies has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any Seller Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

        4.14    Labor.     No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller's management, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller's management, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Seller or any of its subsidiaries. No employees of the Seller or any of its subsidiaries are represented by any labor union, and, to the best knowledge of the Seller's management, no labor union is attempting to organize employees of the Seller or any of its subsidiaries.

        4.15    Employees.

          (a)  Except as set forth in Section 4.15(a) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or any of its subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any of its subsidiaries (collectively, the "Seller Other Plans").

          (b)  The Seller shall have made available to the Buyer complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; (v) most recent annual report on Form 5500; and (vi) summary plan description.

          (c)  Except as set forth in Section 4.15(c) of the Seller Disclosure Schedule, the current value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

          (d)  Except as set forth in Section 4.15(d) of the Seller Disclosure Schedule, to the best knowledge of the Seller, each of the Seller Pension Plans, each of the Seller Other Plans and each of the Seller Benefit Plans, which are maintained or contributed to by the Seller, has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

          (e)  To the best knowledge of the Seller, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Seller Pension Plan.

          (f)    To the best knowledge of the Seller, each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Seller Pension Plan is tax exempt under Section 501(a) of the Code, and the Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

          (g)  The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

          (h)  Except as set forth in Section 4.15(h) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

          (i)    Except as set forth in Section 4.15(i) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries has ever (i) maintained any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, or (ii) provided healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws) or has ever promised to provide such post-termination benefits.

          (j)    No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending, or to the best knowledge of the Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. There is no material correspondence between the Seller and any Governmental Authority related to any other Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

          (k)  The Seller has taken all action necessary to correct all operational defects under its Employee Stock Ownership Plan to the extent required by the closing agreement with the IRS under the IRS Voluntary Correction Program.

        4.16    Capitalization.     The Seller Bank is "well capitalized" as such term is defined in the rules and regulations promulgated by the FDIC, and the Seller would be deemed "well capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board if the Seller were a state-chartered, member bank.

        4.17    CRA, Anti-Money Laundering and Customer Information Security.     Neither the Seller nor the Seller Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist which would cause the Seller Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the "CRA"), and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than "satisfactory;" or (ii) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the "USA PATRIOT Act"), and

the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Seller Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of the Seller Bank has adopted and the Seller Bank has implemented an anti-money laundering program that meets the requirements in all material respects of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

        4.18    Material Agreements.

          (a)  Except as set forth in any of the Seller Disclosure Schedules or the index of exhibits in the Seller's Annual Reports on Forms 10-K for the years ended December 31, 2001, 2000, and 1999, and except for this Agreement and the other Transaction Documents, neither the Seller nor any of its subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Seller, except those entered into in the ordinary course of business; (ii) any written (or oral, if material) agreement, arrangement, or commitment relating to the employment, including without limitation, employment as a consultant of any person or the election or retention in office or severance of any present or former director or officer of the Seller or any of its subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Seller, any subsidiary of the Seller and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an Exhibit to a Form 10-K filed by the Seller as of the date hereof that has not been filed as an Exhibit to the Form 10-K filed by it for 2001; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Seller or any of its subsidiaries to any officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of more than $100,000 per annum; (viii) any agreement, arrangement or commitment (whether written or oral) which materially restricts or prohibits the alteration of the conduct of any line of business by the Seller or any of its subsidiaries or which otherwise requires that a particular line of business be maintained for purposes of determining compensation, payment of additional purchase price, and/or the vesting or issuance of any options, equity or other benefits to any directors, officers or employees of Seller or other Person; (ix) except for the Seller Stock Option Plans and the Seller Restricted Share Plans, any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (x) any non-competition agreement or any other agreement or obligation which purports to limit in any respect, the ability of the Seller or its businesses to solicit customers or the manner in which, or the localities in which, all or any substantial portion of the business of the Seller and its subsidiaries, taken as a whole, or, following consummation of the transactions contemplated by this Agreement, the Buyer and its subsidiaries, is or would be conducted; (xi) any agreement providing for the indemnification by the Seller or a subsidiary of the Seller of any person, other than customary agreements relating to the indemnity of directors, officers and employees of the Seller or its subsidiaries; (xii) any agreement that grants any right of first refusal or right of first offer or similar right or that limits (or purports to limit) the ability of the Seller or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (other than in connection with securitization or financing transactions or contracts entered into in the ordinary course of business that require that the particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract); (xiii) any contract or agreement providing for any material future payments that are conditioned, in whole or in part, on a change of control of the Seller or any of its subsidiaries; (xiv) any material agreement pertaining to the use of or granting any right to use or practice any rights under any Seller Intellectual Property Assets, whether the Seller or any of its subsidiaries is the licensee or licensor thereunder; (xv) any investment management or investment advisory or sub-advisory or any other contract for the provision of financial planning, brokerage or similar services not terminable on sixty (60) days or less notice; or (xvi) any obligation, liability, contract or other commitment with respect to IFG Network Securities, Inc. and/or IFG Advisory Services, Inc. Each contract, arrangement, commitment or understanding of the type described in this Section 4.18, whether or not set forth in Section 4.18 of the Seller Disclosure Schedule, is referred to herein as a "Seller Contract." The Seller has previously delivered to the Buyer true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Seller or any of its subsidiaries is a party, and has made available to the Buyer true and complete copies of all other Seller Contracts. Except as set forth on Section 4.18 of the Seller Disclosure Schedule, there are no provisions in any Seller Contract that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued principal) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

          (b)  (i) To the best knowledge of the Seller, each Seller Contract listed on such Seller Disclosure Schedule is legal, valid and binding upon the Seller or Seller subsidiary, as the case may be, and in full force and effect, (ii) the Seller and each Seller subsidiary has in all material respects performed all obligations required to be performed by it to date under each such Seller Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Seller or any Seller subsidiary under any such Seller Contract.

        4.19    Property and Leases.

          (a)  Each of the Seller and each Seller subsidiary has good and marketable title to all the real property and all other property owned by it and included in the Seller Balance Sheet, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (i) Liens that secure liabilities that are reflected in the Seller Balance Sheet or incurred in the ordinary course of business after the date of the Seller Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics' and materialmen's Liens for construction in progress, (iv) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Seller or any of its subsidiaries consistent with past practice, (v) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and (vi) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by any Seller subsidiary acting in a fiduciary capacity.

          (b)  Each lease of real property leased for the use or benefit of the Seller or any of its subsidiaries to which any of the foregoing is a party requiring rental payments in excess of $1,000,000 during the period of the lease, and all amendments and modifications thereto, is in full force and effect, and there exists no material default under any such lease by the Seller or any of its subsidiaries nor, to the best knowledge of the Seller, any event which with notice or lapse of time or both would constitute a material default thereunder by the Seller or any other Seller subsidiaries, except for such defaults which, individually, or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease or in a material liability to the Seller.

        4.20    Loan Portfolio.

          (a)  To the best knowledge of the Seller, all of the written or oral loan agreements, notes or borrowing arrangements (including without limitation leases, credit enhancements, commitments, guarantees and interest-bearing assets) with respect to loans in excess of $500,000 in original principal amount (collectively, "Loans") originated and held currently and at the Effective Time by the Seller or any of its subsidiaries, and any other Loans purchased and held currently and at the Effective Time by the Seller or any of its subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of the Seller or such subsidiary. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Seller and its subsidiaries furnished to the Buyer by the Seller is, as of the respective dates indicated therein, true and complete in all material respects. To the best knowledge of the Seller, all loans originated, directly or through third party mortgage brokers, have been originated in material compliance with all federal, state and local laws, including without limitation, the Real Estate Settlement Procedures Act of 1974, as amended.

          (b)  Section 4.20(b) of the Seller Disclosure Schedule sets forth the aggregate outstanding principal amount, as of August 31, 2002, of all non-accrual Loans. As of August 31, 2002, the Seller and its subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as OREO with an aggregate then outstanding, fully committed principal amount in excess of $500,000, net of specific reserves with respect to such Loans and assets, that were designated by the Seller as "special mention," "substandard," "doubtful," "loss" or words of similar import ("Criticized Assets"). Section 4.20(b) of the Seller Disclosure Schedule sets forth (y) a summary of Criticized Assets as of August 31, 2002, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category and (z) each asset of the Seller that, as of August 31, 2002, is classified.

        4.21    Investment Securities.     Except for pledges to secure public and trust deposits, borrowings, including without limitation, repurchase agreements and reverse repurchase agreements, entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Seller and its subsidiaries included in its Annual Report on Form 10-K for the period ended December 31, 2001, and none of the material investments made by the Seller or any of its subsidiaries since December 31, 2001, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

        4.22    Derivative Transactions.     Neither the Seller nor any or its subsidiaries is engaged in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments except as agent on the order and for the account of others other than Federal Home Loan Bank advances in the ordinary course of business consistent with the Seller Bank's past practices.

        4.23    Insurance.     Section 4.23(a) of the Seller Disclosure Schedule sets forth a summary of all material policies of insurance of the Seller and its subsidiaries currently in effect, which summary is accurate and complete in all material respects. All of the policies relating to insurance maintained by the Seller or any of its subsidiaries with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and, neither the Seller nor any of its subsidiaries has received any notice of cancellation with respect thereto. Except as set forth in Section 4.23(b) of the Seller Disclosure Schedule, all life insurance policies on the lives of any of the current and former officers and directors of the Seller or any of its subsidiaries which are maintained by the Seller or any such subsidiary which are otherwise included as assets on the books of the Seller or such subsidiary (i) are, or will at the Effective Time be, owned by the Seller or such subsidiary, as the case may be, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Seller or such subsidiary agree that there will not be an amendment prior to the Effective Time without the consent of the Buyer, and (ii) are accounted for properly as assets on the books of the Seller or such subsidiary in accordance with GAAP in all material respects.

        4.24    Environmental Matters.

          (a)  Except as set forth in the Environment reports, each of the Seller and its subsidiaries and each property owned by any of them (the "Owned Property") and, to the best knowledge of the Seller, each Loan Property, is, and has been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency and of state and local agencies with jurisdiction over pollution or protection of the environment, except in each case as have not been or would not be material.

          (b)  There is no suit, claim, action or proceeding pending or, to the best knowledge of the Seller, threatened, before any Governmental Authority or other forum in which the Seller, any of its subsidiaries, or any Owned Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Materials or Oil occurring at or on a site owned, leased or operated by the Seller or any of its subsidiaries, except in each case as have not been or would not be material.

          (c)  To the best knowledge of Seller, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Authority or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except in each case as have not been or would not be material.

          (d)  Except as set forth in Section 4.24(d) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries, nor to their best knowledge any Loan Property, has received any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.24 could reasonably be based, except in each case as have not been or would not be material. No facts or circumstances have come to the Seller's attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.24 could reasonably be expected to occur.

          (e)  During the period of (i) the Seller's or any of its subsidiaries' ownership or operation of any of their respective current properties or (ii) the Seller's or any of its subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Seller, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To the best knowledge of the Seller, prior to the period of (y) the Seller's or any of its subsidiaries' ownership or operation of any of their respective current properties or any previously owned or operated properties, or (z) the Seller's or any of its subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

          (f)    Neither Seller nor any of its subsidiaries is an owner or operator of any Loan Property and there are no facilities in which the Seller or any of its subsidiaries participates or has participated in the management, and to the extent applicable, the owner or operator of such property.

          (g)  The following definitions apply for purposes of this Section 4.24: (i) "Loan Property" means any property in which the Seller or any of its subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property; (ii) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (iii) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. § 1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement; and (iv) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

        4.25    Administration of Accounts.     Each of the Seller and any of its subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable law. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of each such fiduciary account.

        4.26    Investment Management and Related Activities.     (a) Except as set forth in Section 4.26(a) of the Seller Disclosure Schedule, none of the Seller, any of its subsidiaries or the Seller's or its subsidiaries' directors, officers or employees is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

          (b)  With respect to Tyler, Tyler, and each director, officer and employee of Tyler, is duly registered, licensed and qualified as an investment adviser or investment adviser representative or solicitor, as the case may be, or has provided appropriate notice to the relevant Governmental Authority, and is otherwise in material compliance with all applicable federal and state securities laws, in all jurisdictions where such registration, licensing, qualification or notice is required in order to conduct its business, except in each case where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, result in a Material Adverse Effect on Tyler.

        4.27    State Takeover Laws.     The Board of Directors of the Seller has approved this Agreement and the Bank Merger Agreement and taken all other requisite action such that the provisions of Sections 2561 through 2567, inclusive, of the PBCL and the provisions of the Seller's Articles of Incorporation relating to special voting requirements for certain business combinations will not apply to this Agreement or any of the other Transaction Documents or any of the other transactions contemplated hereby or thereby.

        4.28    Proxy Statement; Seller Information.     The information relating to the Seller and its subsidiaries to be contained in the Seller Proxy Statement as described in Section 6.1 hereof, and any other documents filed with the SEC in connection herewith, will not, on the date the Seller Proxy Statement is first mailed to stockholders of the Seller or at the time of the Seller Stockholders Meeting, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Seller Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

        4.29    Deposit/Loan Agreements.     The deposit and loan agreements of the Seller Bank comply in all material respects with all applicable laws, rules and regulations.

        4.30    Disciplinary Proceedings.     Neither the Seller nor any of its subsidiaries nor any of their respective current or former directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws or regulations which would be required to be disclosed in any regulatory report, schedule, form, registration or other document, together with any amendments required to be made with respect thereto, that it or any of them were required to file since January 1, 1999 with any Governmental Authority except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the best knowledge of the Seller, threatened.

        4.31    Intellectual Property.     The Seller and each subsidiary of the Seller owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses ("Seller Intellectual Property Assets"), and none of the Seller or any of its subsidiaries has received any notice of conflict with respect thereto.

        4.32    Disclosure.     No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedule, furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, the Seller shall, and shall cause each of its subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, including without limitation, implementing a retention program in furtherance thereof, which program shall be proposed by the Buyer after consultation with the Seller; provided, that if the Merger shall not be consummated, the Buyer shall reimburse the Seller for the cost of any retention bonuses paid to or earned by the employees prior thereto pursuant to such program, and (c) take no action which would materially adversely affect or materially delay the ability of the Seller to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement.

        5.2    Seller Forbearances.     During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Seller Disclosure Schedule and, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement (and the Buyer acknowledges that any action taken by the Seller or any of its subsidiaries prior to the Effective Time which is expressly permitted or required by this Agreement shall not be deemed a breach of any representation, warranty, agreement or covenant herein), the Seller shall not, and the Seller shall not permit any of its subsidiaries to, without the prior written consent of the Buyer, which, except for Section 5.2(b) hereof, consent shall not be unreasonably withheld or delayed:

          (a)  other than in the ordinary course of business consistent with past practice, issue any debt securities or otherwise incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Seller or any of its subsidiaries to the Seller or any of its subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, Federal Home Loan Bank borrowings, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loans, advances or renewals thereof in excess of $500,000;

          (b)  adjust, split, combine or reclassify any shares of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, make, declare or pay any dividend or make any other distribution on, whether payable in cash, stock, property or otherwise, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights, restricted stock, bonus stock or grant any individual, corporation or other entity any right to acquire any shares or its capital stock (except (i) Seller shall be entitled to pay the cash dividend of $0.17 per share of Seller Common Stock previously declared on September 10, 2002 and to be paid on October 11, 2002, (ii) in the event that the Closing has not occurred on or prior to February 15, 2003, the Seller shall be entitled to declare one or more dividends prior to the Effective Time to holders of record of Seller Common Stock in an amount equal to $0.17 per share for each full calendar quarter after September 30, 2002 and prior to the Effective Time and (iii) dividends paid by any of the wholly owned subsidiaries of the Seller to the Seller or any of its wholly-owned subsidiaries); or issue, sell pledge or encumber any additional shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, except up to a maximum of 1,516,786 shares of Seller Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement;

          (c)  sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in each case contemplated by this clause (c) in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (d)  except for transactions in the ordinary course of business consistent with past practice, including without limitation, acquisitions in satisfaction of debts previously contracted, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary thereof, or commitment to make such an investment, and, in any event regardless of whether consistent with past practice, make any such investment or commitment to make such an investment which is in excess of $1,000,000; provided, however, that the terms of this Section 5.2(d) shall not apply to the Seller's investment securities portfolio or gap position, each of which is expressly covered by Section 5.2(i) hereof;

          (e)  except for transactions in the ordinary course of business consistent with past practice or as required by applicable law or regulation, enter into, terminate or renew any material contract or agreement, or make any change in any Seller Contract or of its other material contracts;

          (f)    (i) adopt, amend, renew or terminate any plan or any agreement, arrangement or plan between the Seller or any of its subsidiaries and one or more of its current or former directors, officers or employees; (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Seller or any of its subsidiaries; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund policy or arrangement providing for any benefit to any director, officer or employee; or (iv) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, in all cases contemplated by clauses (i), (ii), (iii) or (iv), other than in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing Date, the Seller (x) shall be permitted to grant salary increases to any Seller Employee who has a title of Executive Vice President or higher in an aggregate amount not to exceed three and one-half percent (3 1/2%) of the current annualized base salaries of such Seller Employees or constitute more than a ten percent (10%) increase with respect to any one such Seller Employee, (y) shall not be permitted to grant salary increases to any other Seller Employee, and (z) shall be permitted to pay bonuses to Seller Employees (A) with respect to the year ended December 31, 2002 in the ordinary course of business consistent with current accruals and past practices; provided that the Seller may, in its discretion, pay such bonuses in December 2002, and (B) in the event that the Closing has not occurred on or prior to March 31, 2003, shall be permitted to pay bonuses to Seller Employees with respect to that portion of the 2003 calendar year completed consistent with the Seller's rates of accruals for the 2002 calendar year; provided that the Seller fully accrues for such bonuses;

          (g)  settle any claim, action or proceeding, except in the ordinary course of business consistent with past practice;

          (h)  amend its Articles of Incorporation, its By-Laws or adopt any resolution granting Dissenters Rights;

          (i)    other than after prior consultation with the Buyer, or in the ordinary course of business, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (j)    enter into any new line of business or file any application to relocate or terminate the operations of any banking office of the Seller or any of its subsidiaries or, other than after prior consultation with Buyer, materially expand the business currently conducted by the Seller and its subsidiaries;

          (k)  acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, Joint Venture, other business organization or any division thereof or any material amount of assets other than OREO and other assets acquired in satisfaction of debts previously contracted;

          (l)    incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than in the ordinary and usual course of business consistent with past practice, and in all cases the Seller agrees to obtain the consent of the Buyer with respect to any capital expenditures that individually exceed $50,000 or cumulatively exceed $250,000;

          (m)  make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; provided, that, for purposes of this subparagraph (m), "material" shall mean affecting or relating to $5,000,000 of taxable income;

          (n)  take any action with respect to accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller's independent accountants or make any tax election or settle or compromise any federal, state, local or foreign tax liability;

          (o)  make any new or additional equity investment in real estate or commitment to make any such an investment or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice and as required by agreements or instruments in effect as of the date hereof;

          (p)  change in any material respect its loan or investment policies and procedures, except as required by regulatory authorities or applicable law;

          (q)  enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (i) any lease, contract, agreement or commitment for office space, operations space or branch space, regardless of where located or to be located, to which the Seller or any of its subsidiaries is, or may be, a party or by which the Seller or any of its subsidiaries or their respective properties is bound; or (ii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to the Seller or any of its subsidiaries of more than $200,000 or having a term of one (1) year or more from the date of execution;

          (r)  commit any act or omission which constitutes a material breach or default by the Seller or any of its subsidiaries under any agreement with any Governmental Authority or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound;

          (s)  take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (t)    foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of Hazardous Material or Oil in amounts which, if such foreclosure were to occur, would be material; or

          (u)  authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

        5.3    Buyer Forbearances.     During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Buyer and its Affiliates shall not, and the Buyer shall not permit any of its subsidiaries to, without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed:

          (a)  take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VII of this Agreement not being satisfied or in a violation of any provision of this Agreement;

          (b)  take any action that is intended or may reasonably be expected to materially adversely affect or, materially delay its ability to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement; or

          (c)  agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

        5.4    System Conversions.     From and after the date hereof, the Buyer and the Seller shall meet on a regular basis to discuss how to cooperate and plan for the conversion of the Seller's and its subsidiaries' data processing and related electronic informational systems to those used by the Buyer and its subsidiaries. This planning shall include, but not be limited to, discussion of Seller's third-party service provider arrangements, non-renewal of personal property leases and software licenses used by the Seller or any of its subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Seller shall not be obligated to take any such action prior to the Effective Time and, unless the Seller otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that the Seller or any of its subsidiaries takes, at the request of the Buyer, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees, expenses or charges, the Buyer shall indemnify the Seller and its subsidiaries for any such fees, expenses and charges, and the cost of reversing the conversion process, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.

        5.5    Certain Changes and Adjustments.     Prior to the Closing, the Seller and its subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of the Buyer; provided, however, that neither the Seller nor any of its subsidiaries shall be obligated to take any action pursuant to this Section 5.5 which is inconsistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, or to which the Seller's independent auditors object and, in any event, unless and until the Buyer acknowledges, and the Seller and its subsidiaries are satisfied, that all conditions to either party's obligation to consummate the Merger have been satisfied and that the Buyer shall consummate the Merger in accordance with the terms of this Agreement. No action taken by the Seller or any of its subsidiaries pursuant to this Section 5.5 or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect. In the event that the Seller or any of its subsidiaries takes, at the request of the Buyer, any action pursuant to this Section 5.5, the Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses and charges, and the costs of reversing the action taken, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.

        5.6    Branches.     Except as set forth in Section 5.6 of the Seller Disclosure Schedule, the Buyer and the Seller shall consult and cooperate with each other concerning the alignment of the Buyer's and the Seller Bank's branches following the Effective Time, and the Seller shall, if requested by the Buyer, cooperate with the Buyer to cause the Seller Bank to prepare and file, or to assist with the preparation and filing, of applications and other notices with all appropriate Governmental Authorities that may be necessary to close or consolidate such branches concurrently with or after the Merger; provided that no such application or notice may be filed earlier than two (2) weeks prior to the date of the Seller Stockholders Meeting. If for any reason the Merger is not consummated in accordance with the terms of this Agreement, the Buyer shall reimburse the Seller and its subsidiaries for any fees or expenses incurred in connection with the preparation and filing of such applications at the request of the Buyer.

        5.7    Servicing.     If requested by the Buyer, the Seller shall, and shall cause certain of its subsidiaries to, provide notices of termination with respect to certain servicing arrangements of the Seller or its subsidiaries existing as of the date hereof; provided, however, that, if for any reason the Merger is not consummated in accordance with the terms of this Agreement, the Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses, charges, and the costs of reversing the action taken or entering into a new servicing agreement on terms substantially similar to the servicing arrangements so terminated pursuant to this Section 5.7.

        5.8    Purchaser Products and Services.     From and after the date of this Agreement, the Buyer and the Seller shall consult with each other on the introduction of products and services not currently offered by the Seller Bank which the Buyer would expect to make available to customers following the Effective Time; provided, however, that nothing herein shall obligate the Seller to offer any such products or services prior to the Effective Time.

        5.9    ALCO Management.     The Seller and the Seller Bank agree to manage their assets and liabilities in accordance with Seller's asset and liability management policy as in effect on the date hereof, unless otherwise agreed by the parties. Neither the Seller nor the Seller Bank shall amend or modify such policy without the express written consent of the Buyer. The Seller and the Buyer agree to consult on investment programs to be administered by the Seller Bank.

        5.10    Deposit Incentive Plan.     The Seller agrees that it will consult and cooperate with the Buyer in the development and implementation of policies and programs to retain and grow deposits and, following the execution and delivery of this Agreement, the Seller and the Buyer shall adopt and implement a deposit incentive plan for management and branch staff of the Seller and the Seller Bank ("Deposit Incentive Plan") on such terms and conditions as may be mutually agreed upon by the Seller and the Buyer and set forth in the Deposit Incentive Plan, it being understood that any payments to be made under the Deposit Incentive Plan shall be paid by the Buyer and not until after the system conversion. The Seller further agrees that the Deposit Incentive Plan shall include, among other things, deposit pricing, product structure and other initiatives designed to incent management and branch staff to increase the deposits held by the Seller and the Seller Bank through the period of the system conversion.

ARTICLE VI—ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters; Consents.

          (a)  The Seller will, as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Seller Stockholders Meeting") to be held as soon as possible following clearance by the SEC of the Seller Proxy Statement, for the purpose of approving this Agreement and the Merger.

          (b)  The Seller's Board of Directors has adopted a resolution recommending approval and adoption of this Agreement and the Merger by the Seller's stockholders, and except as provided in Section 6.2 hereof, the Board of Directors of the Seller shall at all times recommend approval and adoption of this Agreement and the Merger by the Seller's stockholders.

          (c)  As soon as practicable after the date hereof, and (assuming compliance by the Buyer with the terms of this Agreement) in any event within four (4) weeks after the date of this Agreement, the Seller shall prepare and file the Seller Proxy Statement and shall use its reasonable best efforts to have the Seller Proxy Statement cleared by the SEC. The Buyer and the Seller shall cooperate with each other in the preparation of the Seller Proxy Statement and the Seller shall notify the Buyer promptly of the receipt of any comments of the SEC with respect to the Seller Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Buyer promptly copies of all correspondence between the Seller or any representative of the Seller and the SEC. The Seller shall give the Buyer and its counsel the opportunity to review and discuss the Seller Proxy Statement prior to its being filed with the SEC and shall give the Buyer and its counsel the opportunity to review and discuss all amendments and supplements to the Seller Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Buyer and the Seller agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Seller Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Seller Common Stock entitled to vote at the Seller Stockholders Meeting referred to in Section 6.1(a) hereof at the earliest practicable time (but in no event later than two (2) weeks after clearance by the SEC).

          (d)  The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. The Buyer and the Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Buyer or the Seller, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (e)  The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors or trustees, as applicable, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Seller Proxy Statement or any other statement, filing, notice or application made by or on behalf of any Affiliate of the Buyer, the Buyer or the Seller or any of their respective subsidiaries to any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

          (f)    The Buyer and the Seller shall promptly advise each other upon receiving (and the Buyer shall so advise with respect to communications received by any Affiliate of the Buyer) any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or third party consent will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2    No Solicitation.     Seller agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives (collectively, its "Agents") to, directly or indirectly, solicit, initiate, knowingly encourage or take any action to facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding, or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates or representatives) concerning any Acquisition Transaction or enter into any definitive agreement, arrangement or understanding for any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, that the Seller or its Agents may furnish or cause to be furnished information to, and negotiate or otherwise engage in discussions with, any individual or entity that delivers a written proposal for an Acquisition Transaction that was not solicited, knowingly encouraged or facilitated by the Seller or any of its Agents after the date of this Agreement if and so long as (a) the Board of Directors of the Seller determines (i) in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable laws and (ii) that such a proposal is or would be reasonably likely to result in a Superior Proposal and (b) prior to furnishing any information to such individual or entity, Seller shall enter into a confidentiality agreement with such individual or entity that is no less restrictive, in any material respect, than the Confidentiality Agreement dated September 16, 2002 by and between Parent and Seller ("Confidentiality Agreement"), and Seller shall enforce, and shall not waive any of the provisions of any such confidentiality agreement. The Board of Directors of the Seller shall be permitted to withdraw, modify or change in a manner adverse to the Buyer (or not to continue to make) its recommendation to the Seller's stockholders required under Section 6.1(b) hereof and/or to comply with Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction if, but only if, (x) after consultation with the Seller's outside legal counsel, the Board of Directors of the Seller determines that failing to take such action, in response to an unsolicited bona fide written Superior Proposal, would be inconsistent with the fiduciary duties of the Board of Directors of the Seller under applicable law, (y) the Seller has given the Buyer five (5) business days' prior written notice of its intention to do so and the Seller's Board of Directors has considered any changes to this Agreement (if any) proposed by the Buyer and has determined, after consultation with the Seller's outside legal counsel and after consultation with a financial advisor of nationally recognized reputation, that such unsolicited proposal remains a Superior Proposal, and (z) the Seller has complied in all material respects with this Section 6.2 (provided, that the foregoing shall in no way limit or otherwise affect Buyer's right to terminate this Agreement pursuant to Section 8.1(f)) hereof. To the extent permitted by applicable law, any such withdrawal, modification or change of the recommendation of the Board of Directors of the Seller shall not change the approval of the Board of Directors of the Seller for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Merger or the transactions contemplated by this Agreement.

Seller immediately will cease, and shall cause its Agents and subsidiaries and its subsidiaries' Agents to cease, all existing activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any proposal for an Acquisition Transaction and request the return or destruction of all confidential information regarding Seller or its subsidiaries provided to any such individual or entity prior to the date of this Agreement pursuant to the terms of any confidentiality agreements and the Seller shall enforce, and shall not waive, any of the provisions of any such confidentiality agreement.

From and after the execution of this Agreement, Seller shall advise Buyer within the Notice Period of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Transaction (including a summary of material and significant terms thereof and the identity of the other individual or entity or individuals or entities involved), or its receipt of any request for information from the Federal Reserve Board, the OTS, the DOJ, or any other Governmental Authority with respect to an Acquisition Transaction, and promptly furnish to Buyer a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto. In addition, Seller shall immediately advise Buyer, in writing, if the Board of Directors of the Seller shall make any determination as to any Acquisition Transaction as contemplated by the proviso to the first sentence of this Section 6.2. Nothing contained in this Section 6.2 shall prohibit Seller from, at any time, taking and disclosing to the Seller's stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act or making any disclosure required by Rule 14a-9 under the Exchange Act so long as the requirements set forth in this Section 6.2 are satisfied. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide Acquisition Transaction on terms the Board of Directors of the Seller determines in its good faith judgment and taking into account the advice of a financial advisor of nationally recognized reputation (taking into account all the terms and conditions of the Acquisition Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation, the likelihood and anticipated timing of consummation and all legal, financial, regulatory and other aspects of the proposal and the individual or entity making the proposal) are in the aggregate more favorable and provide greater value to all the Seller's stockholders than this Agreement and the Merger taken as a whole. For purposes of this Agreement, "Acquisition Transaction" means any offer or proposal for, or any indication of interest in (a) a merger, tender offer, recapitalization, or consolidation, or any similar transaction, involving the Seller or any Significant Subsidiary of the Seller, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Seller or all or substantially all of the assets or deposits of any Significant Subsidiary of the Seller, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing ten percent (10%) or more of the voting power of the Seller or any Significant Subsidiary of the Seller, or (d) any substantially similar transaction. For purposes of this Agreement, the term "Notice Period" shall mean (i) with respect to written inquiries or proposals or other written materials, written notice immediately and in no event later than twenty-four (24) hours after receipt thereof and (y) with respect to oral inquires, discussions, negotiations, or proposals, oral notice immediately and in no event later than twenty-four (24) hours after receipt thereof, followed by written notice in no event later than one (1) business day after receipt of such oral inquires, discussions, negotiations, or proposals. Nothing in this Section 6.2 shall affect Seller's obligation to hold the Seller Stockholders Meeting in accordance with Section 6.1 hereof.

        6.3    Access to Information.

          (a)  Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Buyer and the Seller, for the purposes of verifying the representations and warranties of the other and relating to the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and, during such period, each of the Buyer and the Seller shall, and shall cause their respective subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Buyer or the Seller, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. The Seller also shall provide the Buyer with reasonable access to the Sellers officers, employees and agents and with copies of all periodic reports to the Seller's senior management. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Buyer's or the Seller's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)  All information furnished by any party hereto to the other or its representatives pursuant hereto shall be treated as the sole property of the party providing the information and, if the Merger shall not occur, the party being furnished such information shall return to the other party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The parties hereto shall, and shall use their reasonable best efforts to cause their representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the possession of the party being furnished such information prior to the disclosure thereof by the other party, (y) was then generally known to the public, or (z) was disclosed to the party being furnished such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. In addition, in the event that the Seller terminates this Agreement pursuant to Section 8.1(d) hereof, the restrictions contained in the ninth (9th) paragraph of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof.

          (c)  No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        6.4    Legal Conditions to Merger.     Each of the Buyer and its Affiliates and the Seller shall, and the Seller shall cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party that is required to be obtained by the Buyer or the Seller or any of their respective subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

        6.5    Employment and Benefit Matters.

          (a)  Provision of Benefits. From and after the Effective Time, the Buyer agrees to provide the employees of the Seller and its subsidiaries (the "Seller Employees") who remain employed after the Effective Time with at least the types and levels of employee benefits (including employee contribution levels) maintained by the Buyer or any Affiliate of the Buyer for similarly-situated employees of the Buyer. The Buyer will treat, and cause the applicable benefit plans to treat, the service of Seller Employees with Seller or any subsidiary of Seller attributable to any period before the Effective Time as service rendered to the Buyer or any Affiliate of Buyer for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) or eligibility for retiree welfare benefit plans, attributable to any period before the Effective Time. Without limiting the foregoing, the Buyer shall not treat any employee of the Seller or any of its subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of the Buyer or any Affiliate of the Buyer for a pre-existing medical condition, and any deductibles paid under any of Seller's or its subsidiaries health plans shall be credited towards deductibles under the health plans of the Buyer or any Affiliate of the Buyer upon delivery to the Buyer of appropriate documentation. The Buyer will make appropriate arrangements with its insurance carrier(s) to ensure such result.

          (b)  Continuation of Plans. Notwithstanding anything to the contrary contained herein, the Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Seller, except with respect to the Seller Bank employee stock ownership plan, which shall be terminated as of the Effective Time, as provided in Section 6.6(h) hereof; provided, however, that the Buyer shall continue to maintain the Seller plans (other than stock based or incentive plans or stock funds in retirement plans) until the Seller Employees are permitted to participate in the plans of the Buyer or any Affiliate of the Buyer. Nothing in this Agreement shall alter or limit the Buyer's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of Seller Employees and their qualified beneficiaries in connection with the group health plan maintained by the Seller as of the Effective Time.

          (c)  Severance Pay. The Buyer shall pay any employee of the Seller or any of its subsidiaries who is not otherwise covered by a specific employment, termination, severance or change in control agreement and who is terminated by the Buyer or its Affiliates for reasons other than cause (which shall mean gross negligence or dereliction in the performance of such employee's duties, dishonesty or commission of a crime) in the one (1) year period immediately following the Effective Time, the severance and other benefits set forth below:

            (i)    severance payable on an installment basis pursuant to regular payroll of the Buyer in an amount equal to two (2) weeks base salary multiplied by the number of full years of service of such terminated Seller employee to the Seller or any subsidiary of Seller, as recognized on the books of the Seller; provided that all Seller Employees shall be subject to a minimum severance payment limitation of four (4) weeks (except that the minimum severance payment limitation for any Seller employee who has a title of Vice President or higher shall be eight (8) weeks) and a maximum severance payment limitation of twenty-six (26) weeks base salary;

            (ii)  continuation of health benefits during the same period of time that such terminated Seller employee is receiving severance payments pursuant to clause (i) above after termination on the same terms and conditions as though they had remained active employees, and thereafter shall be entitled to COBRA benefits for an additional period of time determined as though their employment had terminated at the end of such period; and

            (iii)  out-placement services to terminated Seller employees consistent with the Buyer's past practices.

          (d)  Compensation Agreements. Following the Effective Time, the Buyer and its Affiliates shall honor in accordance with their terms all written employment, termination, severance, change in control, and other compensation agreements all as disclosed in Section 6.5(d) of the Seller Disclosure Schedule (each, a "Compensation Agreement"), and neither the Buyer nor any Affiliate of Buyer will challenge the validity of any obligation of the Seller or any subsidiary of the Seller under any Compensation Agreement.

          (e)  Parachute Payouts. Notwithstanding anything to the contrary contained in this Agreement and except as set forth in Section 6.5(e) of the Seller Disclosure Schedule, in no event shall the Seller, the Buyer, the Surviving Corporation or the Surviving Bank or any of their respective subsidiaries take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "parachute payment" within the meaning of Code Section 280G(b)(2) or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Code Section 162(m). The Seller and the Buyer shall use commercially reasonable efforts to resolve matters relating to any of the foregoing.

          (f)    Continuation of Employment. No provision of this Section 6.5 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller in respect of continued employment (or resumed employment) with the Buyer or any of its Affiliates and no provision of this Section 6.5 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by the Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Buyer or any of its Affiliates.

          (g)  Welfare Benefit Plans. The Seller shall use its, and the Seller shall cause its subsidiaries to use their, reasonable best efforts to make the following changes with respect to the medical, dental and life insurance programs maintained by the Seller and its subsidiaries for the Seller Employees, effective promptly following the later of January 1, 2003 or the receipt of all required stockholder and regulatory approvals (exclusive of any applicable waiting period) (such time referred to for purposes of this Section 6.5(g) as the "Benefits Date"): (i) with respect to the medical insurance program, the Seller shall enter into an agreement with Blue Cross Blue Shield of Rhode Island to offer to the Seller Employees the Blue Card PPO product with the same plan design and level of benefits as that being provided to the employees of the Buyer or Affiliates of the Buyer as of the Benefits Date; (ii) with respect to the dental insurance program, the Seller shall change its current program for the Seller Employees to the extent necessary to cause the plan design and level of benefits to be identical to that being provided to employees of the Buyer or Affiliates of the Buyer as of the Benefits Date; and (iii) with respect to the life insurance program, the Seller shall change its current program for the Seller Employees to the extent necessary to cause the plan design and level of benefits to be identical to that being provided to employees of the Buyer or Affiliates of the Buyer as of the Benefits Date. In the event that the Seller or any of its subsidiaries takes, at the request of the Buyer, any of the foregoing actions that results in imposition of any fees, expenses or charges, the Buyer shall indemnify the Seller and its subsidiaries for any such fees, expenses and charges, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.

          (h)  Seller Bank Employee Stock Ownership Plan. As soon as practicable following the date of this Agreement, the Seller shall cause the Seller Bank to file or cause to be filed all necessary documents with the IRS, for a determination letter for termination of the Seller Bank employee stock ownership plan as of the Effective Time. As soon as practicable after the later of (i) the Effective Time or (ii) the receipt of a favorable determination letter for termination from the IRS, the account balances in the Seller Bank employee stock ownership plan shall be distributed to participants and beneficiaries in accordance with applicable law and the Seller Bank employee stock ownership plan. Prior to the Effective Time, contributions to, and payments on the loan of, the Seller Bank employee stock ownership plan shall be made consistent with past practices on the regularly scheduled payment dates.

        6.6    Directors' and Officers' Indemnification and Insurance.

          (a)  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Seller or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Seller, any of the Seller's subsidiaries or any of their respective predecessors, or is or was serving at the request of the Seller or the Seller Bank as a director, officer or employee of an Affiliate or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted of arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer; provided, however, that (w) the Buyer shall have the right to assume the defense thereof and upon such assumption the Buyer or the Surviving Bank shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (x) the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless the proposed counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest among such parties, in which case the Buyer shall pay the reasonable fees and expenses of additional counsel to the extent necessary to avoid such conflict, (y) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (z) the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Buyer thereof, provided, that the failure to so notify shall not affect the obligations of the Buyer under this Section 6.6 except to the extent such failure to notify materially prejudices the Buyer. The Buyer's obligations under this Section 6.6 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b)  The Buyer shall maintain the Seller's (including its subsidiaries') existing directors' and officers' liability insurance (the "D&O Insurance") covering persons who are currently covered by the Seller's D&O Insurance for a period of six (6) years after the Effective Time on terms no less favorable than those in effect on the date hereof and shall at the Effective Time provide evidence of such extension of coverage to the Seller; provided, however, that the Buyer may substitute therefor policies providing substantially comparable coverage and containing terms and conditions no less favorable than those in effect on the date hereof. In connection with the foregoing, the Seller agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

          (c)  In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this Section 6.6.

          (d)  The provisions of this Section 6.6 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the Articles of Incorporation or By-Laws of the Seller or the equivalent documents of any of the Seller's subsidiaries, any contract or applicable law.

        6.7    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors or trustees, as applicable, of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Buyer.

        6.8    Advice of Changes.     The Buyer and the Seller shall each promptly notify the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        6.9    Update of Disclosure Schedules.     From time to time prior to the Effective Time, the Seller will promptly supplement or amend the Seller Disclosure Schedule to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to the Seller Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2(b) hereof or compliance by the Seller with the covenants set forth in Article V hereof.

        6.10    Current Information.

          (a)  As soon as practicable, the Seller will furnish to the Buyer copies of all such financial statements and reports as it or any of its subsidiaries shall send to its stockholders, the SEC or any other Governmental Authority, to the extent any such reports furnished to any such Governmental Authority are not confidential and except as legally prohibited thereby, and will furnish to the Buyer such additional financial data as the Buyer may reasonably request.

          (b)  Promptly upon receipt thereof, the Seller will furnish to the Buyer copies of all internal control reports submitted to the Seller and its subsidiaries by independent auditors in connection with each annual, interim or special audit of the books of the Seller and its subsidiaries made by such auditors.

          (c)  The Seller will promptly notify the Buyer of any material change in the normal course of business or in the operation of the properties of the Seller or any of its subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Seller or any of its subsidiaries, and will keep the Buyer reasonably informed of such events.

        6.11    Transition Committee.     Immediately upon the execution of this Agreement, the Seller shall designate certain of its respective employees as "Liaisons." During the period from the date of this Agreement to the Effective Time, the Seller's Liaisons will (a) confer on a regular and continued basis with representatives of the Buyer to report on (i) the general status of the ongoing operations of the

Seller and its subsidiaries, (ii) the status of, and the action proposed to be taken with respect to, those loans held by the Seller or any of its subsidiaries which, either individually or in combination with one or more other loans to the same borrower thereunder, have an aggregate outstanding principal amount of $1,000,000 or more and are classified or non-performing assets, (iii) the status of, and the action proposed to be taken with respect to, foreclosed property and OREO and (iv) the status of the development and implementation of a system conversion plan, which shall begin promptly after the date hereof, and (b) communicate with respect to the manner in which the business of the Seller and its subsidiaries are conducted and the disposition of certain assets after the Effective Time, the type and mix of products and services, personnel matters, branch alignment, branch closings, the granting of credit, and problem loan management, reserve adequacy and accounting. In order to facilitate the foregoing, the Seller and the Buyer shall promptly establish a transition committee, which will be led by a representative of the Buyer and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. In addition, during the period from the date of this Agreement to the Effective Time, within two (2) business days after the Seller Bank delivers to the members of any of its credit committees applicable information and reports for the next upcoming meeting of such committee, the Seller shall provide to a representative designated by the Buyer access to the same information and reports as are provided to the Seller Bank's credit committee members with respect to new loans or renewals thereof and extensions of credit proposed to be made by the Seller Bank in excess of $1,000,000. The representative designated by the Buyer shall also be allowed to attend any of the Seller Bank's credit committee meetings for all loans or loan renewals and be a non-voting observer thereof. The Seller, if requested by the Buyer, will assist the Buyer to prepare to sell a portion of its single family residential mortgage loans and mortgage loan servicing rights following the Effective Time; provided, that Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses and charges incurred by Seller in connection therewith if the Merger is not consummated in accordance with the terms of this Agreement. Moreover, to facilitate the transactions contemplated herein, immediately upon execution of this Agreement, the Seller will designate a Senior Vice President to assist Buyer with interim operating and conversion matters.

        6.12    Bank Merger.     Unless otherwise determined by the Buyer prior to the Closing, at the effective time of the Bank Merger the Articles of Incorporation and By-Laws of the Buyer, as in effect immediately prior thereto, shall be the Articles of Incorporation and By-Laws of the Surviving Bank until thereafter amended as provided by law and such Articles of Incorporation and By-Laws. The trustees and officers of the Buyer immediately prior to the effective time of the Bank Merger shall be the trustees and officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Bank and until their respective successors are duly elected or appointed and qualified.

        6.13    Organization of the Merger Sub.

          (a)  Prior to the Effective Time, the Buyer will take any and all necessary action to cause (i) the Merger Sub to be organized, (ii) the Merger Sub to become a direct wholly owned subsidiary of the Buyer, (iii) the directors and stockholders of the Merger Sub to approve the transactions contemplated by this Agreement, (iv) the Merger Sub to execute one or more counterparts to this Agreement and to deliver at least one such counterpart so executed to the Seller, whereupon the Merger Sub shall become a party to and be bound by this Agreement, and (v) the Merger Sub to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

          (b)  On and as of the date the Merger Sub becomes a party to this Agreement, the Buyer and the Merger Sub shall, jointly and severally, represent and warrant to the Seller as follows:

            (i)    The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and all of its outstanding capital stock is owned, directly, by the Buyer. Since the date of its organization, the Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement;

            (ii)  The Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry on its obligations hereunder. The execution and delivery of this Agreement by the Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Sub and will not (y) conflict with or violate the Articles of Organization or By-Laws of the Merger Sub or (z) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Merger Sub or by which any of its properties or assets is bound or affected; and

            (iii)  The Merger Sub has executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Merger Sub enforceable against the Merger Sub in accordance with its terms.

        6.14    Community Commitments.     From and after the Effective Time, Buyer shall use its reasonable efforts to continue the community commitments undertaken by the Seller Bank prior to the date hereof in the communities currently served by the Seller Bank.

        6.15    Citizens Financial Group, Inc.     (a) The Parent agrees to cause the Buyer, its subsidiary, to perform its obligations hereunder, and the Parent and the Buyer shall be jointly and severally obligated and liable for all of the agreements and obligations of the Buyer hereunder. The Parent and the Buyer hereby acknowledge and agree that the Seller, as well as any party seeking to enforce rights under Section 6.5(d) or Section 6.6 hereof, may pursue the Parent for the payment or enforcement of any obligation or liability of the Buyer hereunder or thereunder without pursuing or exhausting remedies against the Buyer or prior notification to the Buyer and without regard to any regulatory restrictions which are applicable to the Buyer but not to the Parent.

          (b)  In the event that the Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consideration or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent assume the obligations set forth in this Section 6.15.

        6.16    Section 16 Matters.     Prior to the Effective Time, each of the Board of Trustees of the Buyer and the Board of Directors of the Seller, or appropriate committees of non-employee trustees and directors, as applicable, thereof, shall adopt (if necessary) a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Seller or any Seller Subsidiary who is a covered person of Seller for purposes of Section 16 under the Exchange Act (together with the rules and regulations promulgated thereunder, "Section 16") of shares of Seller Common Stock or Seller stock options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        6.17    Consolidation of Corporate Structure.     On or before ten (10) days prior to the Closing Date, the Seller shall, upon a written request of the Buyer submitted to the Seller not less than thirty (30) days prior to the Closing Date, and subject to the receipt of all required stockholder and regulatory approvals (exclusive of any applicable waiting period) of the Merger and the Bank Merger and all required regulatory approvals (inclusive of any applicable waiting period) with respect to the transaction which is the subject of any such request, cause each wholly-owned subsidiary of the Seller identified by the Buyer prior to the Closing Date (other than the Seller Bank or Tyler) to be liquidated or merged. In the event that the Merger is not consummated in accordance with the terms hereof, the Buyer shall indemnify the Seller for any and all costs and expenses incurred by the Seller with respect to the actions taken pursuant to this Section 6.18.

ARTICLE VII—CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligations To Effect the Merger.     The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a)  Stockholders' Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the holders of the shares of Seller Common Stock present and voting at the Seller Stockholders Meeting in accordance with applicable law.

          (b)  Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as "Requisite Regulatory Approvals").

          (c)  No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger or the Bank Merger.

        7.2    Conditions to the Obligations of the Buyer.     The obligation of the Buyer to effect the Merger is also subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

          (a)  Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller and its subsidiaries taken as a whole.

          (b)  Representations and Warranties. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date. The Buyer shall have received a certificate to the foregoing effect signed by the Chairman or President and the Chief Financial Officer of the Seller.

          (c)  Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Seller by the Chairman or President and the Chief Financial Officer to such effect.

          (d)  Consents Under Agreements. All permits, consents, waivers, clearances, approvals and authorizations of all third parties which are necessary in connection with the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained, other than such permits, consents, waivers, clearances, approvals or authorizations the failure of which to obtain would not have a Material Adverse Effect on the Buyer after the Effective Time.

          (e)  Stockholder Agreements. Agreements, substantially in the form attached as Exhibit II hereto, shall have been executed and delivered by each member of the Seller's Board of Directors and each senior executive officer of the Seller set forth in Section 7.2(e) of the Seller Disclosure Schedule.

          (f)    Consent of Option Holders. An acknowledgement of cancellation of the options to purchase shares of Seller Common Stock to be cancelled in accordance with Section 1.6(a) hereof and receipt of the payment to be made by the Seller upon such cancellation in accordance with such Section 1.6(a), in a form which is reasonably acceptable to the Buyer, shall have been executed and delivered by holders of at least ninety-five percent (95%) of such options.

        7.3    Conditions to the Obligations of the Seller.     The obligation of the Seller to effect the Merger is also subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

          (a)  Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time (or if made as of a specified date, only as of such date). The Seller shall have received a certificate to the foregoing effect signed by the Chairman or President and the Chief Financial Officer of the Buyer.

          (b)  Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Buyer by the Chairman or President and the Chief Financial Officer to such effect.

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller:

          (a)  by mutual consent of the Seller and the Buyer in a written instrument, if the Board of Directors of Seller and the Board of Trustees of Buyer each so determines by a vote of a majority of the members of its entire Board;

          (b)  by either the Board of Trustees of the Buyer or the Board of Directors of the Seller if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c)  by either the Board of Trustees of the Buyer or the Board of Directors of the Seller if the Merger shall not have been consummated on or before June 30, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)  by either the Board of Trustees of the Buyer or the Board of Directors of the Seller (provided, that the terminating party is not then in material breach of any representation,

  warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

          (e)  by either the Buyer or the Seller if the approval of the Seller's stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such party's stockholders or at any adjournment thereof; or

          (f)    by the Buyer, if the Board of Directors of the Seller shall not have publicly recommended to the stockholders of the Seller that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby; or shall have withdrawn, modified or amended such recommendation in a manner materially adverse to the Buyer.

        8.2    Effect of Termination.

          (a)  In the event of termination of this Agreement by either the Buyer or the Seller as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, and none of the Buyer, the Seller, any of their respective subsidiaries or any of the officers or directors or trustees of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.3(b), 8.2, 9.2 and 9.3 hereof and all obligations of the Buyer to indemnify or reimburse the Seller under Article V hereof and all other obligations of the parties intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, all obligations of the Buyer to indemnify or reimburse the Seller under Article V hereof shall terminate in the event that this Agreement is terminated by the Buyer pursuant to Section 8.1(f) hereof; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b)  If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity.

          (c)  In the event this Agreement is terminated by:

            (i)    the Buyer pursuant to Section 8.1(f);

            (ii)  either the Buyer or Seller pursuant to Section 8.1(e) in circumstances where the Board of Directors of the Seller shall not have publicly recommended to the stockholders of the Seller that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to Buyer; or

            (iii)  either the Buyer or Seller pursuant to Section 8.1(e) in circumstances where both (y) within twelve (12) months of such termination, the Seller shall have entered into an agreement to engage in or there has otherwise occurred an Acquisition Transaction with any person other than the Buyer or any Affiliate of the Buyer and (z) at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any Person (other than the Buyer or any Affiliate of the Buyer) shall have (A) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, under the BHCA or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction, then Seller shall make a single cash payment to the Buyer in the amount of $17,500,000 upon the occurrence of the events described in Section 8.2(c)(i), Section 8.2(c)(ii) or Section 8.2(c)(iii) hereof; provided that in no event shall the Seller be obligated to pay the Buyer more than one termination fee pursuant to this Section 8.2(c). Any payment required under this Section 8.2(c) shall be payable by the Seller to the Buyer (by wire transfer of immediately available funds to an account designated by the Buyer) within two (2) business days after demand by the Buyer.

        8.3    Amendment.     Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors or Trustees, as applicable, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Buyer and the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, no amendment of this Agreement shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors or Trustees, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX—MISCELLANEOUS

        9.1    Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that relate to actions to be taken at Closing), unless extended by mutual agreement of the parties (the "Closing Date"); provided, however, that in no event shall the Closing take place prior to January 1, 2003.

        9.2    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Bank Merger Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Articles I and II, Sections 6.5 and 6.6 and any other Section which by its terms specifically applies in whole or in part after the Effective Time.

        9.3    Expenses.     Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        9.4    Notices.     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

(a) If to Buyer, to:	Citizens Bank of Pennsylvania 1735 Market Street Philadelphia, PA 19103
	Attention:	Stephen D. Steinour Chairman and Chief Executive Officer
Tel: (215) 553-3008 Fax: (401) 455-5920
(b) If to Parent, to:	Citizens Financial Group, Inc. One Citizens Plaza Providence, RI 02903-1339
	Attention:	Lawrence K. Fish Chairman, President and Chief Executive Officer
and to:	Citizens Financial Group, Inc. 28 State Street Boston, MA 02109
	Attention:	Joel J. Brickman, Esq. Senior Vice President, General Counsel and Secretary
Tel: (617) 725-5928 Fax: (617) 725-5620
with required copies to:	Goodwin Procter LLP One Exchange Place Boston, MA 02109
	Attention:	Regina M. Pisa, P.C.
Tel: (617) 570-1525 Fax: (617) 523-1231
(c) If to Seller, to:	Commonwealth Bancorp, Inc. Commonwealth Bank Plaza 2 W. Lafayette St. Norristown, PA 19401 Attention: Patrick J. Ward President and Chief Executive Officer Tel: (610) 313-1600 Fax: (610) 313-1545

(d) with required copies to:	Elias, Matz, Tiernan & Herrick L.L.P. 12th Floor, The Walker Building 734 15th Street, N.W. Washington, DC 20005 Attention: Raymond A. Tiernan, Esq. Tel: (202) 347-0300 Fax: (202) 347-2172

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

        9.5    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require the Seller or the Buyer or any their respective subsidiaries or Affiliates to take any action which would violate applicable law, rule or regulation. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be September 30, 2002.

        9.6    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

        9.8    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of laws principles.

        9.9    Severability.     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.10    Publicity.     Except as otherwise required by applicable law or the rules of the National Association of Securities Dealers, Inc., neither the Buyer nor the Seller shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the party, which consent shall not be unreasonably withheld.

        9.11    Assignment; Reliance of Other Parties.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.5(d) and 6.6 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        9.12    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.13    Alternative Structure.     Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Effective Time, the Buyer shall be entitled to revise the structure of the Merger, the Bank Merger and the other transactions contemplated hereby; provided, that, each of the transactions comprising such revised structure shall not (a) subject the stockholders of Seller, Seller or any of its subsidiaries to adverse tax consequences, (b) change the amount or form of consideration to be received by the stockholders of Seller, (c) alter to the detriment of the Seller or its stockholders the benefits to be received by the Seller's stockholders hereunder, (d) jeopardize or materially delay or impede the receipt of any required regulatory approvals relating to the consummation of the Merger or the Bank Merger, or (e) reduce the obligations of any party hereunder or under the Bank Merger Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

        9.14    Definitions.     Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

        "Acquisition Transaction" shall have the meaning ascribed thereto in Section 6.2 hereof.

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Agents" shall have the meaning ascribed thereto in Section 6.2 hereof.

        "Agreement" shall have the meaning ascribed thereto in the recitals.

        "Articles of Merger" shall have the meaning ascribed thereto in Section 1.2 hereof.

        "Bank Common Stock" shall have the meaning ascribed thereto in Section 4.2(b) hereof.

        "Bank Merger" shall have the meaning ascribed thereto in the recitals.

        "Bank Merger Agreement" shall have the meaning ascribed thereto in the recitals.

        "Bank Preferred Stock" shall have the meaning ascribed thereto in Section 4.2(b) hereof.

        "Bank Regulator" shall mean and include, any pertinent federal or state Governmental Authority charged with the supervision of banks or bank, financial or savings and loan holding companies or engaged in the insurance of bank deposits, including without limitation, the OTS, the FDIC, the Federal Reserve Board and the Pennsylvania Commissioner.

        "Benefits Date" shall have the meaning ascribed thereto in Section 6.5(g) hereof.

        "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

        "Business day" shall mean Monday through Friday of each week, except a legal holiday recognized as such by the United States Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

        "Buyer" shall have the meaning ascribed thereto in the recitals.

        "Certificate" shall have the meaning ascribed thereto in Section 1.4(b) hereof.

        "C.F.R." shall mean the Code of Federal Regulations.

        "Closing" shall have the meaning ascribed thereto in Section 9.1 hereof.

        "Closing Date" shall have the meaning ascribed thereto in Section 9.1 hereof.

        "Code" shall have the meaning ascribed thereto in Section 4.13(f) hereof.

        "Compensation Agreements" shall have the meaning ascribed thereto in Section 6.5(d) hereof.

        "Confidentiality Agreement" shall have the meaning ascribed thereto in Section 6.2 hereof.

        "CRA" shall have the meaning ascribed thereto in Section 4.17 hereof.

        "Criticized Assets" shall have the meaning ascribed thereto in Section 4.20(b) hereof.

        "D&O Insurance" shall have the meaning ascribed thereto in Section 6.6(b) hereof.

        "Deposit Incentive Plan" shall have the meaning ascribed thereto in Section 5.10 hereof.

        "Dissenters Rights" shall have the meaning ascribed thereto in Section 4.1(a)) hereof.

        "DOJ" shall mean the United States Department of Justice.

        "DPC Shares" shall have the meaning ascribed thereto in Section 1.4(c) hereof.

        "Effective Time" shall have the meaning ascribed thereto in Section 1.2 hereof.

        "Environment" shall have the meaning ascribed thereto in Section 4.24(g) hereof.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall have the meaning ascribed thereto in Section 4.5 hereof.

        "Exchange Agent" shall have the meaning ascribed thereto in Section 2.1 hereof.

        "Expenses" shall have the meaning ascribed thereto in Section 8.2(b) hereof.

        "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Philadelphia, as applicable.

        "Filed Tax Returns" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Financial Services Authority" shall mean the independent non-governmental body that regulates the financial services industry in the United Kingdom.

        "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

        "Governmental Authority" shall mean any United States federal, state or local governmental commission, board or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority.

        "Hazardous Material" shall have the meaning ascribed thereto in Section 4.24(g) hereof.

        "Indemnified Parties" shall have the meaning ascribed thereto in Section 6.6 hereof.

        "IRS" shall mean the Internal Revenue Service.

        "Joint Venture" shall mean any corporation, limited liability company, limited liability partnership, partnership, joint venture, trust, association or other entity which is not a subsidiary of the Seller, as the case may be, and in which (a) the Seller, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests, including without limitation, an equity investment, as such term as of the date hereof is in the FDIC's rules and regulations regarding activities and investments of insured state banks at 12 C.F.R. § 362.2(g), or (b) the Seller or one of its subsidiaries is a general partner.

        "Liaisons" shall have the meaning ascribed thereto in Section 6.11 hereof.

        "Liens" shall have the meaning ascribed to such term in Section 4.19(a) hereof.

        "Loan Property" shall have the meaning ascribed thereto in Section 4.24(g) hereof.

        "Loans" shall have the meaning ascribed to such term in Section 4.20(a) hereof.

        "Material Adverse Effect" shall mean, with respect to any Person, a change or effect that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of such Person and its subsidiaries taken as a whole; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to depository institutions and their holding companies (including changes in insurance deposit assessment rates and special assessments with respect thereto), (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of the Seller or any of its subsidiaries taken with the prior written consent of the Buyer, (d) the direct effects of compliance with this Agreement on the operating performance of the parties including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and (e) changes in interest rates generally.

        "MBBI" shall mean the Massachusetts Board of Bank Incorporation.

        "Merger" shall have the meaning ascribed thereto in the recitals.

        "Merger Consideration" shall have the meaning ascribed thereto in Section 1.4(a) hereof.

        "Merger Sub" shall have the meaning ascribed thereto in the recitals.

        "MHPF" shall mean the Massachusetts Housing Partnership Fund.

        "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

        "Notice Period" shall have the meaning ascribed thereto in Section 6.2 hereof.

        "Oil" shall have the meaning ascribed thereto in Section 4.24(g) hereof.

        "OREO" shall mean other real estate owned.

        "OTS" shall mean the Office of Thrift Supervision.

        "Owned Property" shall have the meaning ascribed thereto in Section 4.24(a) hereof.

        "Parent" shall have the meaning ascribed thereto in the recitals.

        "PBCL" shall mean the Pennsylvania Business Corporation Law, as amended.

        "Pennsylvania Commissioner" shall mean the Secretary of Banking of the Pennsylvania Department of Banking.

        "Pennsylvania Secretary" shall mean the Secretary of State of the Commonwealth of Pennsylvania.

        "Person" shall mean any individual, corporation, partnership, Joint Venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

        "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in Section 7.1(b) hereof.

        "SEC" shall mean the Securities and Exchange Commission.

        "Section 16" shall have the meaning ascribed thereto in Section 6.16 hereof.

        "Seller" shall have the meaning ascribed thereto in the recitals.

        "Seller Balance Sheet" shall have the meaning ascribed thereto in Section 4.5 hereof.

        "Seller Bank" shall have the meaning ascribed thereto in the recitals.

        "Seller Benefit Plans" shall have the meaning ascribed thereto in Section 4.15(a) hereof.

        "Seller Common Stock" shall have the meaning ascribed thereto in Section 1.4(a) hereof.

        "Seller Companies" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Seller Contract" shall have the meaning ascribed to such term in Section 4.18(a) hereof.

        "Seller Disclosure Schedule" shall mean the disclosure schedule relating to the Seller and its subsidiaries, as applicable, delivered to Buyer together herewith.

        "Seller Employees" shall have the meaning ascribed thereto in Section 6.5(a) hereof.

        "Seller Intellectual Property Assets" shall have the meaning ascribed thereto in Section 4.32 hereof.

        "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.15(a) hereof.

        "Seller Pension Plans" shall have the meaning ascribed thereto in Section 4.15(a) hereof.

        "Seller Preferred Stock" shall have the meaning ascribed thereto in Section 4.2(a) hereof.

        "Seller Proxy Statement" shall have the meaning ascribed thereto in Section 3.8 hereof.

        "Seller Reports" shall have the meaning ascribed thereto in Section 4.9 hereof.

        "Seller Restricted Share Plans" shall have the meaning ascribed thereto in Section 1.6(b) hereof.

        "Seller Restricted Shares" shall have the meaning ascribed thereto in Section 1.6(b) hereof.

        "Seller Stock Option Plans" shall have the meaning ascribed thereto in Section 1.6(a) hereof.

        "Seller Stockholders Meeting" shall have the meaning ascribed thereto in Section 6.1(a) hereof.

        "Shares" shall have the meaning ascribed thereto in Section 1.4(a) hereof.

        "Significant Subsidiary" shall have the meaning ascribed to that term in Rule 1-02 of Regulation S-X of the SEC, as in effect as of the date of this Agreement, and for purposes of Section 4.12, shall also include Tyler.

        "Stockholder Agreements" shall mean those certain Stockholder Agreements dated as of the date hereof respectively between the Buyer and each member of the Seller's board of directors and each senior executive officer of the Seller set forth in Section 7.2(e) of the Seller Disclosure Schedule and substantially in the form attached hereto as Exhibit II.

        "subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership), or, with respect to such corporation or other organization, any such entity with respect to which a party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by contract or otherwise.

        "Superior Proposal" shall have the meaning ascribed thereto in Section 6.2 hereof.

        "Surviving Bank" shall have the meaning ascribed thereto in the recitals.

        "Surviving Corporation" shall have the meaning ascribed thereto in Section 1.1 hereof.

        "Tax" shall mean any federal, state, local, county or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

        "Tax Return" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Transaction Documents" shall mean this Agreement, the Bank Merger Agreement and the Stockholder Agreements.

        "Trust Account Shares" shall have the meaning ascribed thereto in Section 1.4(c) hereof.

        "Tyler" shall mean Tyler Wealth Counselors, Inc., a wholly owned subsidiary of the Seller Bank.

        "USA PATRIOT Act" shall have the meaning ascribed thereto in Section 4.17 hereof.

        "U.S.C." shall mean the United States Code.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Buyer, Parent and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

CITIZENS FINANCIAL GROUP, INC.
		By:	/s/ LAWRENCE K. FISH Name: Lawrence K. Fish
			Title:	Chairman, President and Chief Executive Officer
Attest:	/s/ JOEL J. BRICKMAN
Name:	Joel J. Brickman
Title:	Senior Vice President, General Counsel and Secretary	By:	/s/ MICHAEL EDWARDS Name: Michael Edwards
			Title:	Executive Vice President and Treasurer
CITIZENS BANK OF PENNSYLVANIA
		By:	/s/ STEPHEN D. STEINOUR Name: Stephen D. Steinour
			Title:	Chairman, President and Chief Executive Officer
Attest:	/s/ DAVID F. MOWREY
Name:	David F. Mowrey
Title:	Vice President and Secretary	By:	/s/ MICHAEL EDWARDS Name: Michael Edwards
			Title:	Treasurer
COMMONWEALTH BANCORP, INC.
		By:	/s/ PATRICK J. WARD Name: Patrick J. Ward
			Title:	President and Chief Executive Officer
Attest:	/s/ CHARLES M. JOHNSTON
Name:	Charles M. Johnston
Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

EXHIBIT I

AGREEMENT AND PLAN OF MERGER

(Bank Merger Agreement)

        AGREEMENT AND PLAN OF MERGER, dated as of                , 2002 ("Agreement"), pursuant to the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), by and among Citizens Bank of Pennsylvania, a Pennsylvania chartered savings bank ("Buyer Bank"), Commonwealth Bank, a Pennsylvania chartered savings bank ("Seller Bank"), and for the purpose of Section 1.2, Commonwealth Bancorp, Inc., a Pennsylvania corporation and the parent of Seller Bank ("Parent").

        WHEREAS, Buyer Bank, Citizens Financial Group, Inc., a Delaware corporation and the parent company of Buyer Bank, and Parent have entered into an Agreement and Plan of Merger, dated as of September 30, 2002 (as such agreement may be subsequently amended or modified, the "Agreement and Plan of Merger"), providing for the merger of a subsidiary of the Buyer Bank with and into Parent (the "Merger"); and

        WHEREAS, in connection with the Agreement and Plan of Merger, this Agreement provides for the merger (the "Bank Merger") of the Seller Bank with and into the Buyer Bank in accordance with the Banking Code, promptly following the consummation of the Merger.

        NOW, THEREFORE, the Buyer Bank and the Seller Bank hereby agree as follows:

ARTICLE I
THE BANK MERGER

        1.1    The Bank Merger.     The constituent corporations to the Bank Merger shall be the Buyer Bank and the Seller Bank. Subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger, in accordance with Chapter 16 of the Banking Code, at the Effective Time (as defined in Section 1.3 hereof), the Seller Bank shall merge with and into the Buyer Bank. The Buyer Bank shall be the surviving corporation (sometimes referred to herein as the "Surviving Bank") of the Bank Merger and shall continue its corporate existence as a Pennsylvania charted savings bank under the Banking Code following consummation of the Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of the Seller Bank shall cease.

        1.2    Contribution of Assets and Liquidation.     Prior to the date on which the Bank Merger becomes effective, (i) Parent shall transfer to the Seller Bank, as a contribution to the capital of the Seller Bank, all of Parent's assets, except for the shares of common stock, par value $0.10 per share, of the Seller Bank ("Seller Stock") held by Parent and (ii) thereafter the Buyer Bank shall liquidate Parent.

        1.3    Effective Time.     The Bank Merger shall become effective at 11:59 p.m. on the date that this Agreement and the approval of the Department of Banking of the Commonwealth of Pennsylvania (the "Department of Banking") are filed with the Department of State of the Commonwealth of Pennsylvania, unless a different date and time is specified by the Department of Banking. The term "Effective Time" shall be the date and time when the Bank Merger becomes effective.

        1.4    Effects of the Bank Merger.     At and after the Effective Time, the Bank Merger shall have the effects provided herein and set forth in the applicable provisions of the Banking Code. Without limiting the generality of the foregoing and subject thereto, all the property, rights, privileges, powers and franchises of the Seller Bank and the Buyer Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Seller Bank and the Buyer Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

        1.5    Articles of Incorporation.     At the Effective Time, the Articles of Incorporation of the Buyer Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until thereafter amended in accordance with applicable law and such Articles of Incorporation.

        1.6    By-Laws.     At the Effective Time, the By-Laws of the Buyer Bank, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Bank until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Surviving Bank and such By-Laws.

        1.7    Name.     At the Effective Time, the name of the Surviving Bank shall be "Citizens Bank of Pennsylvania," until thereafter amended in accordance with applicable law and the Articles of Incorporation of the Surviving Bank.

        1.8    Capital Stock.     Unless otherwise determined by the Buyer Bank prior to the Effective Time by delivery to the Seller Bank of an addendum to this Agreement, from and after the Effective Time, the total number of shares and the par value of each class of stock that the Surviving Bank shall be authorized to issue shall be two hundred thousand (200,000) shares of common stock, par value $1.00 per share, until thereafter amended in accordance with applicable law and the Articles of Incorporation of the Surviving Bank.

        1.9    Trustees and Officers.     At the Effective Time, the initial trustees and officers of the Surviving Bank shall be the trustees and officers of the Buyer Bank immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

        1.10    Main Office.     At the Effective Time, the main office of the Surviving Bank shall be located in Philadelphia, Pennsylvania.

ARTICLE II
CANCELLATION OF SHARES

        Each share of Seller Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled.

ARTICLE III
REPRESENTATIONS

        Each of the Buyer Bank and the Seller Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

ARTICLE IV
TERMINATION

        Consummation of the Bank Merger contemplated hereunder is conditioned upon the satisfaction of all conditions set forth in Article VII of the Agreement and Plan of Merger. This Agreement shall terminate and forthwith become void automatically and without any action on the part of the Buyer Bank or the Seller Bank immediately upon the termination of the Agreement and Plan of Merger in accordance with Article VIII thereof, and there shall be no further liability on the part of the Buyer Bank or the Seller Bank upon such termination.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Buyer Bank, the Seller Bank and Parent have each caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

CITIZENS BANK OF PENNSYLVANIA
By:
Name:
Title:
Attest:
By:
Name:
Title:
COMMONWEALTH BANCORP, INC.
By:
Name:
Title:
Attest:
By:
Name:
Title:
COMMONWEALTH BANK
By:
Name:
Title:
Attest:
By:
Name:
Title:

EXHIBIT II

STOCKHOLDER AGREEMENT

        This Stockholder Agreement ("Agreement") dated as of                , 2002, by and between Citizens Bank of Pennsylvania, a Pennsylvania chartered savings bank ("Buyer"), and the undersigned Director, Officer and/or holder of common stock, par value $0.10 per share, of Commonwealth Bancorp, Inc. ("Stockholder").

        WHEREAS, the Buyer, Citizens Financial Group, Inc., a Delaware corporation and the parent company of the Buyer, and Commonwealth Bancorp, Inc., a Pennsylvania corporation ("Seller"), have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the "Agreement and Plan of Merger"), providing for the merger of a subsidiary of the Buyer with and into the Seller (the "Merger");

        WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of the common stock, par value $0.10 per share ("Shares"), of the Seller, and holds stock options or other rights to acquire the number of Shares indicated opposite the Stockholder's name on Schedule 1 attached hereto; and

        WHEREAS, it is a condition to the consummation of the Merger that the Stockholder execute and deliver this Agreement.

        Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to them in the Agreement and Plan of Merger.

        NOW, THEREFORE, in consideration of, and as a condition to, the Buyer's entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, the Stockholder and the Buyer agree as follows:

        1.    The Stockholder, while this Agreement is in effect, shall vote or cause to be voted all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, at the special meeting of the Seller's stockholders to be called and held following the date hereof (the "Special Meeting"), for the approval of the Agreement and Plan of Merger and transactions contemplated thereby, including the Merger, and, while this Agreement is in effect, shall vote or cause to be voted all such Shares, at the Special Meeting or any other meeting of the Seller's stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination of the Seller or any of its subsidiaries with any person or entity other than the Buyer or any subsidiary of the Buyer.

        2.    While this Agreement is in effect, prior to the Special Meeting, the Stockholder shall not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 3 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this Agreement or are subsequently acquired prior to the Special Meeting, whether by the exercise of any stock options to acquire Shares or otherwise, except (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) transfers to any other stockholder of the Seller who has executed a copy of this Agreement with respect to some or all of the Shares held by such stockholder, and (e) as the Buyer may otherwise agree in writing in its sole discretion.

        The Seller shall cause its transfer agent to note on its records for the Seller (in whatever form maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at Buyer's request shall have any existing certificates representing Shares subject to this Agreement canceled and reissued bearing the following legend:

    "THIS CERTIFICATE, AND THE SHARES REPRESENTED HEREBY, ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A STOCKHOLDER AGREEMENT BY AND BETWEEN CITIZENS BANK OF PENNSYLVANIA AND THE BENEFICIAL OWNER OF THESE SHARES AND MAY BE TRANSFERRED ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF COMMONWEALTH BANCORP, INC."

        3.    The Stockholder represents that the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement. The Stockholder further represents and warrants that this Agreement (assuming this Agreement constitutes a valid and binding agreement of the Buyer) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth on Schedule 1, the Stockholder represents and warrants that the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares. The Stockholder further represents and warrants that the Stockholder understands that at the Effective Time of the Merger, (a) each outstanding Share listed on Schedule 1 shall be automatically cancelled and converted into the right to receive $46.50, without interest, and (b) to the extent not exercised in accordance with its terms prior to the Effective Time, each option to purchase Shares listed on such Schedule shall be automatically cancelled and converted into the right to receive an amount of cash determined in the manner set forth in the Agreement and Plan of Merger.

        4.    The agreements with respect to voting and transfer contained in Section 1 and, Section 2, respectively, hereof shall remain in full force and effect until the earlier of (a) the consummation of the Merger or (b) the termination of the Agreement and Plan of Merger in accordance with Article VIII thereof.

        5.    The Stockholder has signed this Agreement intending to be legally bound thereby. The Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

        6.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

        7.    No waivers of any breach of this Agreement extended by the Buyer to the Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any other stockholder of the Seller who has executed a copy of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Seller.

        8.    This Agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

        9.    The Stockholder is executing this Agreement only in the Stockholder's capacity as a stockholder of the Seller, and not in the Stockholder's capacity as a director, trustee, officer or employee of the Seller or any of its subsidiaries. Nothing contained herein shall be construed to create any obligation on the part of the Stockholder in such Stockholder's capacity as a director, trustee, officer or employee of the Seller or any of its subsidiaries.

[Remainder of Page Intentionally Left Blank]

        EXECUTED as of the date first above written.

STOCKHOLDER
Name:
CITIZENS BANK OF PENNSYLVANIA
By:	Name: Title:

SCHEDULE 11

Stockholder	Shares	Options

Notwithstanding anything in this Agreement to the contrary, the Stockholder does not represent that the Stockholder has any voting or other power with respect to any of the Shares set forth above which are Shares allocable to such Stockholder's account under any employee stock ownership, deferred investment or other similar plan of the Seller.

1
Shares include shares allocable to a stockholder's account under the Seller's employee stock ownership, deferred investment or other similar plans.

ANNEX B

[Form of opinion of Keefe, Bruyette & Woods, Inc.]

                            , 2002

The Board of Directors
Commonwealth Bancorp, Inc.
Commonwealth Bank Plaza
2 West Lafayette Street
Norristown, PA 19401

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Commonwealth Bancorp, Inc. ("Commonwealth") and its stockholders of the consideration to be paid ("Merger Consideration") in the proposed merger ("Merger") of a newly-formed subsidiary of Citizens Bank of Pennsylvania ("Citizens Bank"), a wholly-owned subsidiary of Citizens Financial Group, Inc. ("Citizens"), with and into Commonwealth pursuant to the Agreement and Plan of Merger ("Agreement"), dated as of September 30, 2002, among Commonwealth, Citizens, and Citizens Bank.

        As is more specifically set forth in the Agreement, upon consummation of the Merger, each outstanding share of Commonwealth common stock, par value $0.10 per share ("Commonwealth Common Stock"), subject to certain exceptions set forth in the Agreement, will be automatically cancelled and represent the right to receive $46.50 in cash (the "Merger Consideration").

        Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of Commonwealth, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion they have been disclosed to Commonwealth. Keefe Bruyette has served as financial advisor to Commonwealth in the negotiation of the Agreement and in rendering this fairness opinion and will receive a fee from Commonwealth for those services.

        In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Citizens, Citizens Bank and Commonwealth and the Merger.

        In the course of our engagement as financial advisor we have, among other things:

  i.
  reviewed the Agreement;

  ii.
  reviewed certain historical financial and other information concerning Commonwealth for the three years ended June 30, 2002, including Commonwealth's Annual Reports to Stockholders and Annual Reports on Form 10-K, and interim quarterly reports on Form 10-Q;

  iii.
  reviewed certain historical financial and other information concerning Citizens for the 18 months ended June 30, 2002, including Citizens' Annual Report to Stockholders and interim quarterly reports;

  iv.
  reviewed certain historical financial and other information concerning Citizens Bank for the six months ended June 30, 2002, including Citizens Bank's quarterly call reports filed with the Federal Deposit Insurance Corporation;

B-1

  v.
  reviewed certain historical financial and other information concerning Citizens' ultimate parent company, The Royal Bank of Scotland Group plc ("RBS"), for the 18 months ended June 30, 2002, including RBS' Report and Accounts 2001 and certain interim half year reports;

  vi.
  reviewed and studied the historical stock prices and trading volumes of the common stock of Commonwealth;

  vii.
  held discussions with senior management of Commonwealth, Citizens and Citizens Bank with respect to their past and current financial performance, financial condition and future prospects;

  viii.
  reviewed certain internal financial data, projections and other information of Commonwealth, including financial projections prepared by management;

  ix.
  analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Commonwealth and Citizens from a financial point of view with certain of those institutions;

  x.
  reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

  xi.
  conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

        In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Commonwealth as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Commonwealth and Citizens are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Commonwealth, Citizens, or any of their respective subsidiaries nor did we verify any of Commonwealth's or Citizens' books or records or review any individual loan or credit files.

        We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of Commonwealth and Citizens; (ii) the assets and liabilities of Commonwealth and Citizens; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Commonwealth Common Stock.

                      Very truly yours,

                      KEEFE, BRUYETTE & WOODS, INC.

B-2

COMMONWEALTH BANCORP, INC.
Commonwealth Bank Plaza
2 West Lafayette Street
Norristown, Pennsylvania 19401

REVOCABLE PROXY
Special Meeting of Stockholders
                        , 2002

This Proxy is solicited on behalf of the Board of Directors.

        The undersigned, as a holder of common stock of Commonwealth Bancorp, Inc. ("Commonwealth"), hereby appoints                        and                         , and each of them, as proxies of the undersigned, each with the full power to appoint his, her or its substitute and to act without the other, to represent and to vote as designated on the reverse of this card all of the shares of Commonwealth common stock which the undersigned is entitled to vote at the special meeting of stockholders to be held at                        ,                         , Pennsylvania, on             , December    , 2002, at 9:00 a.m., Eastern Time, or any adjournment or postponement thereof.

        This Proxy may be revoked at any time before it is exercised.

        Shares of Commonwealth common stock will be voted as specified. Unless otherwise specified, this Proxy will be voted "FOR" the proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 30, 2002, among Commonwealth, Citizens Financial Group, Inc. and Citizens Bank of Pennsylvania. If any other matter is properly presented at the special meeting of stockholders, the Proxy will be voted in accordance with the judgment of the persons appointed as Proxies.

        A stockholder wishing to vote in accordance with the Board of Directors' recommendation need only sign and date this proxy and return it in the enclosed envelope. Except if voted via the Internet, shares cannot be voted by the Proxies unless this Proxy Card is signed and returned.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK

Commonwealth Bancorp, Inc. Commonwealth Bank Plaza 2 West Lafayette Street Norristown, Pennsylvania 19401	I plan to attend the meeting ☐

Vote by Internet

It's fast, convenient, and your vote is immediately confirmed and posted

Follow these four easy steps:

1.
Read the accompanying Proxy Statement and Proxy Card.

2.
Go to the Website: http://www.

3.
Enter you 14-digit Control Number located on your Proxy Card above your name.

4.
Follow the instructions provided.

Your vote is important!

Go to http://www.                     to vote anytime prior to 3:00 p.m. on                  , 2002.

Do not return your Proxy Card if you are voting via the Internet.

1.    Proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 30, 2002, among Commonwealth Bancorp, Inc., Citizens Financial Group, Inc. and Citizens Bank of Pennsylvania, pursuant to which, among other things, (i) a newly-formed subsidiary of Citizens Bank of Pennsylvania will merge with and into Commonwealth and (ii) upon consummation of the merger, each outstanding share of Commonwealth common stock (other than certain shares held by Commonwealth or Citizens) will be converted into the right to receive $46.50 in cash, without interest.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.    In their discretion, upon any other matter that may properly come before the special meeting of stockholders or any postponement or adjournment thereof.

The Board of Directors of Commonwealth unanimously recommends a vote "FOR" approval and adoption of the Agreement and Plan of Merger. Such votes are hereby solicited by the Board of Directors.

Dated:
Signature
Signature	(print name)

Important: Please sign your name exactly as it appears on the stock certificate. When shares are held as joint tenants, either may sign. When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.
Note: If you receive more than one proxy card, please date and sign each card and return

November    , 2002

To: Participants in the Commonwealth Bank Employee Stock Ownership Plan

        As described in the attached materials, your proxy as a stockholder of Commonwealth Bancorp, Inc. is being solicited in connection with the proposal to be considered at Commonwealth's upcoming special meeting of stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock allocated to your account under the Employee Stock Ownership Plan ("ESOP") will be voted.

        Enclosed with this letter is the Proxy Statement, which describes the matter to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to the plan administrators in the accompanying envelope. Because your shares are owned through the ESOP, you must return a voting instruction card and you may not vote via the Internet.

        We urge each of you to vote, as a means of participating in the governance of the affairs of Commonwealth. If your voting instructions for the ESOP are not received, the shares allocated to your account will be voted in the same proportion as the allocated shares under the ESOP have been voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

        Please note that the enclosed material relates only to those shares which have been allocated to your account under the ESOP. Your will receive other voting material for those shares owned by you individually and not under the ESOP.

                      Sincerely,

                      Charles H. Meacham
                      Chairman of the Board
                          and Secretary

COMMONWEALTH BANCORP, INC.
SPECIAL MEETING OF STOCKHOLDERS

        The undersigned hereby instructs the Trustee of the trust created pursuant to the Commonwealth Bank Employee Stock Ownership Plan ("ESOP") to vote the shares of common stock of Commonwealth Bancorp, Inc. ("Commonwealth") which were allocated to my account as of                , 2002 under the ESOP upon the following proposal to be presented at the special meeting of stockholders to be held on December    , 2002.

1.    Proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 30, 2002, among Commonwealth Bancorp, Inc., Citizens Financial Group, Inc. and Citizens Bank of Pennsylvania, pursuant to which, among other things, (i) a newly-formed subsidiary of Citizens Bank of Pennsylvania will merge with and into Commonwealth and (ii) upon consummation of the merger, each outstanding share of Commonwealth common stock (other than certain shares held by Commonwealth or Citizens) will be converted into the right to receive $46.50 in cash, without interest.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.    In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.

        SUCH VOTES ARE HEREBY SOLICITED BY COMMONWEALTH'S BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

Dated: , 2002	Signature

If you return this card properly signed but do not otherwise specify, shares will be voted FOR the proposal specified above. If you do not return this card, shares will be voted by the Trustee in the same manner as the allocated shares under the ESOP have voted.

November    , 2002

To: Participants in the Commonwealth Bank Voluntary Investment Plan

        As described in the attached materials, your proxy as a stockholder of Commonwealth Bancorp, Inc. is being solicited in connection with the proposal to be considered at Commonwealth's upcoming special meeting of stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock allocated to your account under the Voluntary Investment Plan ("VIP") will be voted.

        Enclosed with this letter is the Proxy Statement, which describes the matter to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the VIP by marking, dating, signing and returning the enclosed voting instruction ballot to the plan administrators in the accompanying envelope. Because your shares are owned through the VIP, you must return a voting instruction card and you may not vote via the Internet.

        We urge each of you to vote, as a means of participating in the governance of the affairs of Commonwealth. If your voting instructions for the VIP are not received, the shares allocated to your account pursuant to this plan will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

        Please note that the enclosed material relates only to those shares which have been allocated to your account under the VIP. Your will receive other voting material for those shares owned by you individually and not under the VIP.

                      Sincerely,

                      Charles H. Meacham
                      Chairman of the Board
                          and Secretary

COMMONWEALTH BANCORP, INC.
SPECIAL MEETING OF STOCKHOLDERS

        The undersigned hereby instructs the Trustee of the trust created pursuant to the Voluntary Investment Plan ("VIP") of Commonwealth Bank to vote the shares of common stock of Commonwealth Bancorp, Inc. ("Commonwealth") which were allocated to my account as of                , 2002 under the VIP upon the following proposal to be presented at the special meeting of stockholders to be held on December    , 2002.

1.    Proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 30, 2002, among Commonwealth Bancorp, Inc., Citizens Financial Group, Inc. and Citizens Bank of Pennsylvania, pursuant to which, among other things, (i) a newly-formed subsidiary of Citizens Bank of Pennsylvania will merge with and into Commonwealth and (ii) upon consummation of the merger, each outstanding share of Commonwealth common stock (other than certain shares held by Commonwealth or Citizens) will be converted into the right to receive $46.50 in cash, without interest.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.    In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.

        SUCH VOTES ARE HEREBY SOLICITED BY COMMONWEALTH'S BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

Dated: , 2002	Signature
If you return this card properly signed but do not otherwise specify, shares will be voted FOR the proposal specified above. If you do not return this card, your shares will not be voted.

November    , 2002

To: Participants in the Commonwealth Recognition Plans

        As described in the attached materials, your proxy as a stockholder of Commonwealth Bancorp, Inc. is being solicited in connection with the proposal to be considered at Commonwealth's upcoming special meeting of stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock granted to you under the 1993 Amended Management Recognition Plan for Officers, the 1993 Amended Management Recognition Plan for Directors or the 1996 Amended Recognition and Retention Plan (each a "Recognition Plan" or together the "Recognition Plans") will be voted.

        Enclosed with this letter is the Proxy Statement, which describes the matter to be voted upon, a voting instruction ballot, which will permit you to vote the shares granted to you, and a return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to a Recognition Plan by marking, dating, signing and returning the enclosed voting instruction ballot to the plan administrators in the accompanying envelope. Because your shares are owned through a Recognition Plan, you must return a voting instruction card and you may not vote via the Internet.

        We urge each of you to vote, as a means of participating in the governance of the affairs of Commonwealth. If your voting instructions for a Recognition Plan are not received, the shares awarded to you pursuant to the plan will be voted by the Trustees of the Recognition Plans as directed by the plan administrators in their discretion. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

        Please note that the enclosed material relates only to those shares which have been granted to you under a Recognition Plan. You will receive other voting material for those shares owned by you individually and not under the Recognition Plans.

                      Sincerely,

                      Charles H. Meacham
                      Chairman of the Board
                          and Secretary

COMMONWEALTH BANCORP, INC.
SPECIAL MEETING OF STOCKHOLDERS

        The undersigned hereby instructs the Trustees of the trusts created pursuant to the 1993 Amended Management Recognition Plan for Officers, the 1993 Amended Management Recognition Plan for Directors or the 1996 Amended Recognition and Retention Plan (each a "Recognition Plan") of Commonwealth Bancorp, Inc. ("Commonwealth") to vote the shares of common stock of Commonwealth which were granted to me as of                , 2002 under a Recognition Plan upon the following proposal to be presented at the special meeting of stockholders to be held on December    , 2002.

1.    Proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 30, 2002, among Commonwealth Bancorp, Inc., Citizens Financial Group, Inc. and Citizens Bank of Pennsylvania, pursuant to which, among other things, (i) a newly-formed subsidiary of Citizens Bank of Pennsylvania will merge with and into Commonwealth and (ii) upon consummation of the merger, each outstanding share of Commonwealth common stock (other than certain shares held by Commonwealth or Citizens) will be converted into the right to receive $46.50 in cash, without interest.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.    In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.

        SUCH VOTES ARE HEREBY SOLICITED BY COMMONWEALTH'S BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

Dated: , 2002	Signature

If you return this card properly signed but do not otherwise specify, shares will be voted FOR the proposal specified above. If you do not return this card, shares will be voted by the Trustees of the Recognition Plans as directed by the plan administrators in their discretion.